EXHIBIT 10.1

CREDIT AND GUARANTY AGREEMENT
dated as of
March 13, 2026
among
VAREX IMAGING CORPORATION,
as the Parent Borrower,
CERTAIN SUBSIDIARIES OF PARENT BORROWER IDENTIFIED HEREIN,
as the Borrowers and Guarantors, as applicable,
THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
THE ISSUING BANKS FROM TIME TO TIME PARTY HERETO,
ZIONS BANCORPORATION, N.A. DBA ZIONS FIRST NATIONAL BANK,
as the Administrative Agent and Collateral Agent,
and
CITIZENS BANK, NATIONAL ASSOCIATION and
BANK OF MONTREAL,
as Co-Documentation Agents
______________________________________
ZIONS BANCORPORATION, N.A.
DBA ZIONS FIRST NATIONAL BANK,
as Lead Arranger and Sole Bookrunner
and
U.S. BANK NATIONAL ASSOCIATION,
CAPITAL ONE, N.A.,
FIFTH THIRD BANK, NATIONAL ASSOCIATION, and
UMB BANK, N.A.
as Joint Lead Arrangers

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SCHEDULES

SCHEDULE 1.10	Agreed Security Principles
SCHEDULE 2.01	Commitments and Lenders
SCHEDULE 2.05(c)	L/C Issuing Bank Sublimits
SCHEDULE 2.05(g)	Existing Letters of Credit
SCHEDULE 3.08(a)	Real Property
SCHEDULE 3.08(c)	Deposit Accounts and Securities Accounts
SCHEDULE 3.08(d)	Subsidiaries
SCHEDULE 5.23	Post-Closing Matters
SCHEDULE 6.01	Indebtedness
SCHEDULE 6.05	Affiliate Transactions
SCHEDULE 6.07	Liens
SCHEDULE 9.01	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

EXHIBIT A	Assignment and Assumption
EXHIBIT B-1	Form of U.S. Tax Compliance Certificate
EXHIBIT B-2	Form of U.S. Tax Compliance Certificate
EXHIBIT B-3	Form of U.S. Tax Compliance Certificate
EXHIBIT B-4	Form of U.S. Tax Compliance Certificate

CREDIT AND GUARANTY AGREEMENT
This CREDIT AND GUARANTY AGREEMENT, dated as of March 13, 2026 (this “Agreement”), is entered into by and among VAREX IMAGING CORPORATION, a Delaware corporation (the “Parent Borrower”), VAREX IMAGING WEST, LLC, a Delaware limited liability company (together with the Parent Borrower, collectively, the “U.S. Borrowers” and each, individually, a “U.S. Borrower”), VAREX IMAGING DEUTSCHLAND AG, a German stock corporation with registered address at Otto-Brenner-Straße 10, 47877 Willich, commercial register (Handelsregister) of the local court (Amtsgericht) of Krefeld, registration number HRB 15977 (the “German Borrower” and, together with the U.S. Borrowers, collectively, the “Borrowers” and each, individually, a “Borrower”), the other Loan Parties from time to time party hereto, the Lenders from time to time party hereto, the Issuing Banks from time to time party hereto, and ZIONS BANCORPORATION, N.A. DBA ZIONS FIRST NATIONAL BANK (including its Affiliates, divisions and branches, “Zions Bancorporation”), as administrative agent and collateral agent (together with any permitted successor in such capacity, the “Administrative Agent”) for the Lenders and the Issuing Banks hereunder.
RECITALS
A.    Capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof.
B.    The Lenders and the Issuing Banks have agreed, subject to the terms and conditions set forth herein and in the other Loan Documents, to extend certain credit facilities to the Borrowers in $490,000,000 aggregate principal amount of Commitments, consisting of $100,000,000 aggregate principal amount of Revolving Credit Commitments, $350,000,000 aggregate principal amount of Initial Term Loans to be made on the Closing Date, and $40,000,000 aggregate principal amount of Delayed Draw Term Loan Commitments.
C.    The Borrowers and the Guarantors have agreed to secure their respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a Lien on substantially all of their respective assets, subject to the terms and conditions set forth herein and in the Collateral Documents.
D.    The Guarantors have agreed to guarantee the Obligations of the Loan Parties hereunder and under the other Loan Documents on the terms and conditions set forth herein and the other Loan Documents.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01 Defined Terms. As used in this Agreement, including in the preamble, Recitals, appendices, schedules, and exhibits hereto, the following terms have the meanings specified below:
“2020 Senior Notes” means the Parent Borrower’s 7.875% Senior Secured Notes due 2027 issued pursuant to the 2020 Senior Notes Indenture on September 30, 2020 in an original aggregate principal amount of $300.0 million.

“2020 Senior Notes Indenture” means that certain Indenture, dated as of September 30, 2020, among the Parent Borrower, each of the guarantors party thereto and the Notes Collateral Agent.
“2024 Senior Notes” means the Parent Borrower’s 7.875% Senior Secured Notes due 2027 issued pursuant to the 2020 Senior Notes Indenture on December 17, 2024 in an original aggregate principal amount of $125.0 million.
“Account” has the meaning specified in the UCC or, with respect to the German Borrower, all Forderungen (as this term is used in the German Civil Code) and, in each case, also (without limitation) means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of or (b) for services rendered or to be rendered.
“ACH” means automated clearing house transfers.
“Acquisition” means, with respect to any Person, (a) the acquisition by such Person of the Capital Stock of any other Person resulting in such other Person becoming a Subsidiary of such Person, (b) the acquisition by such Person of all or substantially all of the assets of any other Person or of a division or business line of such Person or (c) any merger, amalgamation or consolidation of such Person or a Subsidiary of such Person with any other Person so long as the surviving or continuing entity of such merger, amalgamation or consolidation is such Person or a Subsidiary of such Person.
“Additional Lender” means, at any time, any Person that is an Eligible Assignee that, in any case, is not an existing Lender and that agrees to provide any portion of any Incremental Commitment in accordance with Section 2.25.
“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.
“Administrative Agent” has the meaning specified in the preamble to this Agreement.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Parent Borrower, the Issuing Banks and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, neither the Administrative Agent, any Issuing Bank, nor any Lender shall be deemed an “Affiliate” of any Loan Party or of any Subsidiary of any Loan Party solely by reason of the provisions of the Loan Documents.
“Affiliate Transaction” has the meaning specified in Section 6.05.

“Agent Parties” has the meaning specified in Section 9.01(d)(ii).
“Agents” means, collectively, the Administrative Agent and the Arrangers.
“Aggregate Commitments” means the sum of the Commitments of all the Lenders as of any date of determination. As of the Closing Date, and before the making of the Term Loans on such date, the Aggregate Commitments are $490,000,000.
“Agreed Security Principles” has the meaning set forth on Schedule 1.10.
“Agreement” has the meaning specified in introductory paragraph hereof.
“Agreement Currency” has the meaning specified in Section 9.20.
“AktG” has the meaning specified in Section 10.14(b).
“Amortization Payment Date” has the meaning specified in Section 2.10(c)(i).
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Margin” means, for any day, as to the Unused Commitment Fees and L/C Fees payable hereunder or as to any SOFR Loan or Base Rate Loan under any Facility (other than an Incremental Term Facility, whose “Applicable Margin” shall be set forth in the applicable Incremental Amendment), as the case may be, the applicable percentages per annum determined by reference to the Consolidated Total Net Leverage Ratio applicable on such day as set forth below:

Tier	Consolidated Total Net Leverage Ratio	SOFR Loans	Base Rate Loans	L/C Fees	Unused Commitment Fees
1	Less than or equal to 2.00:1.00	2.00%	1.00%	2.00%	0.300%
2	Greater than 2.00:1.00, but less than 2.50:1.00	2.25%	1.25%	2.25%	0.325%
3	Greater than or equal to 2.50:1.00, but less than 3.00:1.00	2.50%	1.50%	2.50%	0.350%
4	Greater than or equal to 3.00:1.00, but less than 3.50:1.00	2.75%	1.75%	2.75%	0.375%
5	Greater than or equal to 3.50:1.00	3.00%	2.00%	3.00%	0.400%

Initially, commencing on the Closing Date and for each period on or prior to the delivery of the consolidated financial statements of the Parent Borrower in respect of the Fiscal Quarter ending on July 3, 2026, the Applicable Margin shall be determined based upon Tier 3. Notwithstanding anything herein to the contrary, the Applicable Margin shall be adjusted from time to time upon delivery to the Administrative Agent of the quarterly consolidated financial statements of the Parent Borrower required to be delivered pursuant to Section 5.01(b) accompanied by a written calculation of the Consolidated Total Net Leverage Ratio certified on behalf of the Parent Borrower by an officer of the Parent Borrower as of the end of the Fiscal Quarter for which such consolidated financial statements are delivered. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the calendar month immediately following the date of delivery of such consolidated financial statements and written calculation the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Parent Borrower shall fail to deliver any such consolidated financial statements for any such Fiscal Quarter by the date required pursuant to Section 5.01(b), then, at the Administrative Agent’s election, effective as of the first day of the calendar month immediately following the end of the Fiscal Quarter during which such consolidated financial statements were to have been delivered, and continuing through the first day of the calendar month immediately following the date (if ever) when such consolidated financial statements and such written calculation are finally delivered, the Applicable Margin shall be conclusively presumed to equal Tier 5 specified in the pricing table set forth above.
In the event that any consolidated financial statement of the Parent Borrower delivered pursuant to Section 5.01(b) is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Parent Borrower shall, promptly after becoming aware of such inaccuracy, deliver to the Administrative Agent a corrected consolidated financial statement with an accompanying corrected Compliance Certificate certified by the Parent Borrower for that period, (ii) the Applicable Margin shall be determined based on the corrected calculation for that period, and (iii) the Borrowers shall promptly pay to the Administrative Agent, for the ratable account of the Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall survive the termination of the Loan Documents and the payment in full of the Obligations.
“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the aggregate Revolving Credit Commitments represented by such Revolving Lender’s Revolving Credit Commitment at such time; provided, however, that if the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means (i) Zions Bancorporation, N.A. dba Zions First National Bank, in its capacity as lead arranger and sole bookrunner, (ii) U.S. Bank National Association, Capital One, N.A., Fifth Third Bank, National Association, and UMB Bank, N.A., each in its capacity as a joint lead arranger hereunder; and (iii) the Person(s) identified as an arranger or bookrunner (or similar titles) under any Incremental Amendment; and the term “Arranger” means each or any one of them individually.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Borrower and its Subsidiaries for the Fiscal Year ended October 3, 2025 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Parent Borrower and its Subsidiaries.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Levy” means any levy or Tax imposed by reference to the balance sheet or capital base or the assets or liabilities of a financial institution or other entity carrying out financial transactions, including the Dutch bank levy (bankenbelasting) as set out in the Dutch Bank Levy Act (Wet bankenbelasting) as amended from time to time.
“Bank Product Document” means any agreement or instrument providing for Bank Products.
“Bank Products” means any one or more of the following types of services or facilities extended to Parent Borrower or any of its Subsidiaries by a Cash Management Bank: (a) any treasury or other cash management services, including (i) deposit, securities, commodities or similar account, (ii) automated clearing house (ACH) origination and other funds transfer, (iii) depository (including cash vault and check deposit), (iv) zero balance accounts and sweep, and other ACH transactions, (v) return items processing, (vi) controlled disbursement, (vii) positive pay, (viii) lockbox, (ix) account reconciliation and information reporting, (x) payables outsourcing, (xi) payroll processing, and (xii) daylight overdraft facilities, (b) card services, including (i) credit card (including purchasing card and commercial card), (ii) merchant services processing and (iii) debit card services and (c) (i) letters of credit, guarantees or other credit support provided in respect of trade payables of Parent Borrower or any Subsidiary, in each case issued for the benefit of any bank, financial institution or other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers of Parent Borrower or any Subsidiaries (so long as (x) other than in the case of Bank Products Obligations, such arrangement is unsecured (except as otherwise permitted herein), (y) the terms of such trade payables shall not have been extended in connection with such financing and (z) such Indebtedness represents amounts not in excess of those which Parent Borrower or any of its Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables), (ii) customary leasing finance arrangements or (iii) any arrangement pursuant to which a Cash Management Bank acquires payables owed by Parent Borrower or any of its Subsidiaries to its vendor or supplier.
“Bank Products Obligations” means any debts, liabilities and obligations as existing from time to time of Parent Borrower or any of its Subsidiaries arising from or in connection with any Bank Products under any Bank Product Document.
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.
“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR; or
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. “Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the

Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficiary” means the Administrative Agent, each Issuing Bank, each Lender, each Hedge Bank, and each Cash Management Bank.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Blocking Law” means:
(a)    any provision of EU Regulation (EC) No. 2271/96 of 22 November 1996;
(b)    section 4 of the German Foreign Trade and Payments Act (Auβenwirtschaftsgesetz) in connection with section 7 of the German Foreign Trade and Payments Ordinance (Verordnung zur Durchführung des Auβenwirtschaftsgesetzes (Auβenwirtschaftsverordnung)); or

(c)    any similar blocking or anti-boycott law, regulation or statute (or any similar provision or section of any blocking or anti-boycott law, regulation or statute) in force from time to time.
“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the managers, board of managers or managing members of such Person, (iii) in the case of any partnership, the general partners of such partnership (or the board of directors of the general partner of such Person, if any) and (iv) in any other case, the functional equivalent of the foregoing.
“Borrower” and “Borrowers” have the meanings specified in the preamble to this Agreement.
“Borrower Materials” has the meaning specified in Section 9.01(e).
“Borrowing” means a Term Loan Borrowing, Delayed Draw Term Loan Borrowing, Revolving Borrowing or a Swingline Borrowing, as the context may require.
“Borrowing Request” means (a) a request for a Revolving Borrowing, (b) a request for a Swingline Borrowing, (c) a request for a Term Loan Borrowing, or (d) a request for a Delayed Draw Term Loan Borrowing, which, in each case, shall be in such form as the Administrative Agent may approve.
“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the States of Utah or New York, or, when used with reference to (i) a German Loan Party, North Rhine-Westphalia, Germany, (ii) a Loan Party that is incorporated or otherwise organized under the laws of the Netherlands, Amsterdam, the Netherlands, or (iii) a UK Loan Party, London, United Kingdom, or is a day on which banking institutions in such state are authorized or required by Law to close.
“Capital Expenditures” means, for any period, the additions to property, plant and equipment, capitalized investment and development costs, and other capital expenditures (including capitalized software) of Parent Borrower and its consolidated Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Parent Borrower for such period prepared in accordance with GAAP.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that, notwithstanding anything to the contrary in any Loan Document, no obligations under any operating lease (or lease that would have been characterized as an operating lease prior to giving effect to ASC 842 (Leases), regardless of whether such lease was entered into prior to or after such time) (whether or not required to be capitalized and reflected as a liability on a balance sheet) shall be Capital Lease Obligations.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association, limited liability company or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of such entity;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an Issuing Bank or the Swingline Lender (as applicable) and the Revolving Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Revolving Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent and each Issuing Bank or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) such Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means:
(1)    U.S. dollars or, in the case of any Restricted Subsidiary that is a Foreign Subsidiary, any other currencies held from time to time in the ordinary course of business;
(2)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;
(3)    [reserved];
(4)    certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to this Agreement or with any domestic commercial bank that has capital and surplus of not less than $500.0 million;
(5)    repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;
(6)    commercial paper having one of the two highest ratings obtainable from Moody’s, S&P or Fitch and, in each case, maturing within 270 days after the date of acquisition;
(7)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated BBB- (or the equivalent thereof) or better by S&P or Baa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(8)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition; and

(9)    solely with respect to any Restricted Subsidiary, which is not a Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia, investments of comparable tenor and credit quality to those described in the foregoing clauses (2) through (8) customarily utilized in countries in which such Subsidiary operates for short term cash management purposes.
“Cash Management Bank” means any Person counterparty to a Bank Product Document who is (x) Zions Bancorporation or any Affiliate or branch of Zions Bancorporation or (y) any other Lender or any Affiliate or branch of such Lender so long as, in the case of this clause (y), Parent Borrower and the applicable Lender (or its Affiliate or branch) shall have delivered notice thereof to the Administrative Agent.
“Cash Management Bank Account” means any deposit account maintained by Parent Borrower or any of its Restricted Subsidiaries with a Cash Management Bank.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued or implemented.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Equity Interests of the Parent Borrower entitled to vote for members of the board of directors or equivalent governing body of the Parent Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).
(b)    the Parent Borrower shall cease to own and control, of record and beneficially, directly or indirectly, on a fully diluted basis, 100% of the economic and voting interests in the Equity Interests of the other Loan Parties except as a result of one or more transactions permitted by the Loan Documents, free and clear of all Liens and other encumbrances (other than Permitted Liens); or
(c)    a “change of control” or any comparable event shall have occurred under, and as defined in any agreement evidencing any Incremental Equivalent Debt.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans (whether Initial Term Loans or Incremental Term Loans), Delayed Draw Term Loans, Revolving Loans or Swingline Loans and (b) any Lender, refers to whether such Lender has any Term Commitment or Term Credit Exposure (whether pursuant to the Initial Term Facility or an Incremental Term Facility), Delayed Draw Term Loan Commitment or Delayed Draw Term Loan Credit Exposure or Revolving Credit Exposure or Revolving Credit Commitment.
“Closing Date” means, subject to Section 4.01, the date hereof.
“Closing Date Refinancing” means (x) the repayment in full, the termination of all commitments under and the termination and release of all guarantees and liens related to the Existing Credit Agreement, including, without limitation, pursuant to the Existing Agent Payoff Letter and the German Security Release Agreement, and (y) the repayment and redemption in full and the termination and release of all guarantees and liens related to the 2020 Senior Notes and the 2024 Senior Notes, including, without limitation, pursuant to the Notes Collateral Agent Payoff Letter and the German Security Release Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agents” means Citizens Bank, National Association and Bank of Montreal, in their capacity as co-documentation agents.
“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, in each case, that is at the time of determination subject to a security interest or Lien granted or purported to be granted to the Administrative Agent, on behalf of itself and the Secured Parties, pursuant to any Collateral Documents, to secure the Obligations.
“Collateral Account” has the meaning specified in Section 2.05(k).
“Collateral Documents” means the U.S. Security Agreement, the Pledge Agreement, the German Security Agreements, the Dutch Security Agreements, the Intellectual Property Security Agreements, any Mortgages, the UK Security Agreement and all similar agreements entered into guarantying payment of, or granting a Lien upon or granting control of property as security for payment of, the Obligations, as any of the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.
“Commitment” means any Initial Term Commitment, Revolving Credit Commitment, Delayed Draw Term Loan Commitment, or Incremental Commitment, as the context may require.
“Communications” has the meaning specified in Section 9.01(d)(ii).
“Compliance Certificate” means a compliance certificate in a form reasonably satisfactory to the Administrative Agent.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.
“Consolidated Adjusted EBITDA” means, with respect to any specified Person for any period (the “Measurement Period”), the Consolidated Net Income of such Person for such period plus, without duplication and to the extent deducted (and not added back or excluded) in determining such Consolidated Net Income, the amounts for such period of:
(1)    the Fixed Charges of such Person and its Restricted Subsidiaries for the Measurement Period; plus
(2)    the consolidated income tax expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus
(3)    the consolidated depreciation expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus
(4)    the consolidated amortization expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus
(5)    other non-cash expenses, charges, impairments or losses for the Measurement Period (but excluding (A) any non-cash charge, expense or loss in respect of amortization of a prepaid cash item that was included in Consolidated Net Income in a prior period and (B) any non-cash charge, expense or loss that relates to the write down or write off of inventory or accounts receivable); provided that if any non-cash charges, expenses or losses referred to in this clause (5) represents an accrual or reserve for potential cash items in any future period, (x) the Parent Borrower may elect not to add back such non-cash charge, expense or loss in the current period and (y) to the extent the Parent Borrower elects to add back such non-cash charge, expense or loss, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in such future period to such extent paid; plus
(6)    any non-recurring out-of-pocket fees, expenses or charges for the Measurement Period (including, without limitation, any premiums, make-whole or penalty payments) relating to any offering or issuance of Equity Interests by the Parent Borrower or merger, recapitalization or acquisition transactions made by the Parent Borrower or any of its Restricted Subsidiaries, or any Indebtedness

incurred or repaid by the Parent Borrower or any of its Restricted Subsidiaries (in each case, whether or not successful); plus
(7)    all fees paid by the Parent Borrower pursuant to clauses (e) and (i) of Section 6.05 of this Agreement; plus
(8)    Consolidated Net Income attributable to non-controlling interests of a Restricted Subsidiary (less the amount of any mandatory cash distribution with respect to any non-controlling interest other than in connection with a proportionate discretionary cash distribution with respect to the interest held by the Parent Borrower or any Restricted Subsidiary); plus
(9)    any losses realized upon the disposition of assets outside the ordinary course of business (including any loss realized upon the disposition of any Equity Interests of any Person) and any losses on disposed, abandoned, and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities; plus
(10)    other cash expenses incurred during such period in connection with Permitted Investments made pursuant to clause (3) of the definition thereof to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such transaction; plus
(11)    any non-cash costs or expenses, incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; plus
(12)    changes in earn-out, deferred and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, including step-up for fair value of assets, in each case in connection with any acquisitions; plus
(13)    costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives and operating expense reductions, restructuring and similar charges, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) in an aggregate amount not to exceed 20% (when taken together with amounts added under clause (14) below) of Consolidated Adjusted EBITDA in such Measurement Period; plus
(14)    pro forma “run rate” cost savings, operating expense reductions and synergies (including post-acquisition price or administration fee increases) related to acquisitions, dispositions and other specified transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), restructurings, cost savings initiatives and other initiatives that are reasonably identifiable, factually supportable and projected by the Parent Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent Borrower) within 12 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative in an aggregate amount not to exceed 20% (when taken together with amounts under clause (13) above) of Consolidated Adjusted EBITDA in such Measurement Period; plus

(15)    attorneys’ fees and expenses associated with litigation based on enforcement and defense of the Parent Borrower’s intellectual property, settlement of disputes related to intellectual property, litigation, customs, duties and tax authorities, and expenses incurred with respect to remediating any matter associated with non-compliance alleged or determined by any tax, accounting or legal authority; plus
(16)    any loss (after any offset) resulting from currency transaction or translation losses and any losses related to currency remeasurements of Indebtedness (including intercompany Indebtedness and foreign currency hedges for currency exchange risk) or associated with the settlement of any swap implemented for hedging purposes; plus
(17)    charges, losses or expenses, to the extent indemnified or insured or reimbursed by a third party to the extent such indemnification, insurance or reimbursement is received in cash or reasonably be expected to be paid within 365 days after the incurrence of such charge, loss or expense to the extent not accrued; minus
(18)    any gains realized upon the disposition of assets outside the ordinary course of business (including any gain realized upon the disposition of any Equity Interests of any Person) and any gains on disposed, abandoned, and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities; minus
(19)    any gain (after any offset) resulting from currency transaction or translation gains and any gains related to currency remeasurements of Indebtedness (including intercompany Indebtedness and foreign currency hedges for currency exchange risk) or associated with the settlement of any swap implemented for hedging purposes; minus
(20)    without duplication, the consolidated income tax benefit of such Person and its Restricted Subsidiaries for the Measurement Period; minus
(21)    without duplication, other non-cash items (other than the accrual of revenue in accordance with GAAP consistently applied in the ordinary course of business) increasing Consolidated Net Income for the Measurement Period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); plus
(22)    without duplication, unrealized losses and minus unrealized gains in each case in respect of agreements governing Hedging Obligations, as determined in accordance with GAAP; plus
(23)    without duplication, unusual, extraordinary or non-recurring costs, fees, charges or expenses.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, without duplication, the ratio of (a) Consolidated Adjusted EBITDA, less Unfinanced Capital Expenditures, less federal, state, local and foreign income taxes paid in cash, less Restricted Payments made in cash under Section 6.02, each for the period of four consecutive fiscal quarters ending on or immediately prior to such date to (b) the sum of Fixed Charges, scheduled principal payments with respect to Consolidated Total Indebtedness (other than the amounts due at the maturity thereof), and payments on Indebtedness Incurred pursuant to Section 6.01(e), each determined on a Consolidated basis for the period of four consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income attributable to such specified Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(1)    the Net Income (but not loss, except to the extent that such loss has been funded with cash by the Parent Borrower or a Restricted Subsidiary) of any other Person that is not a Restricted Subsidiary of such specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in Cash Equivalents (or to the extent subsequently converted into Cash Equivalents) to the specified Person or a Restricted Subsidiary of the specified Person in respect of such period;
(2)    solely for purposes of calculating 50% of the Consolidated Net Income of the Parent Borrower and its Subsidiaries in clause (c) of the definition of Payment Conditions, the Net Income of any Restricted Subsidiary of such specified Person will be excluded to the extent that the declaration or payment of dividends or other distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to (or to the extent converted into cash by) such Person or a Restricted Subsidiary thereof (subject to provisions of this clause (2)) during such period, to the extent not previously included therein;
(3)    the cumulative effect of a change in accounting principles will be excluded;
(4)    any gains or losses (less all fees, expenses and charges relating thereto) attributable to any sale of assets outside the ordinary course of business, the disposition of any Equity Interests of any Person or any of its Restricted Subsidiaries, or the extinguishment of any Indebtedness, Hedging Obligations or other derivative instruments of such Person or any of its Restricted Subsidiaries, in each case, other than in the ordinary course of business, will be excluded;
(5)    any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, will be excluded;
(6)    any extraordinary, unusual or non-recurring gain or loss, together with any related provision for taxes on such extraordinary, unusual or non-recurring gain or loss, and any non-cash charges, expenses or reserves in respect of any restructuring, redundancy or severance expense will be excluded;
(7)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts, will be excluded;
(8)    income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued) and impairments will be excluded;

(9)    any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of Accounting Standards Codification (“ASC”) Topic 350 or ASC Topic 360, and (iii) relating to the amortization of intangibles resulting from the application of ASC Topic 805, will be excluded;
(10)    any expenses, charges or losses for such period that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Parent Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), will be excluded; and
(11)    to the extent covered by insurance and actually reimbursed, or, so long as the Parent Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses for such period with respect to liability or casualty events or business interruption shall be excluded.
“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of Parent Borrower and the Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of bankers’ acceptances and Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Stock of Parent Borrower and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Net Indebtedness” means, as of any date of determination, (a) Consolidated Total Indebtedness, minus (b) the lesser of (i) the aggregate amount of Unrestricted cash and Cash Equivalents held by the Parent Borrower and the Loan Parties in one or more deposit, investment, commodities or similar accounts; provided that 90 days after the Closing Date any such account shall only be counted under this clause (i) if such account is maintained with, or subject to the control (as defined in the UCC or as contemplated in the non-U.S. equivalent thereof (including, with respect to any such account in the name of any non-U.S. Loan Party, any acknowledgement letter, notice of pledge, or similar document)) of, the Administrative Agent for the benefit of the Secured Parties, or maintained with a Cash Management Bank, and (ii) $100,000,000.
“Consolidated Total Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Net Indebtedness on such date to (b) Consolidated Adjusted EBITDA for the period of four consecutive Fiscal Quarters ending on or immediately prior to such date.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation; or
(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Obligations” means, with respect to any Person, any security issued by such Person or any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.
“Controlled Accounts” has the meaning specified in Section 5.22(d).
“Controlled Account Agreement” means with respect to a Deposit Account or Securities Account established by a Loan Party, an agreement (which may be by way of notice to and acknowledgment from the relevant account bank or securities intermediary, as applicable), in form and substance reasonably satisfactory to the Administrative Agent, establishing control (as defined in the UCC) of such account by the Administrative Agent and whereby the bank or securities intermediary, as applicable maintaining such account agrees, upon the occurrence and during the continuance of an Event of Default, to comply only with the instructions originated by the Administrative Agent without the further consent of any Loan Party.
“Controlled Account Bank” has the meaning specified in Section 5.22(a).
“Convertible Indebtedness” means unsecured Indebtedness of the Parent Borrower (which may be Guaranteed by the Guarantors) permitted to be incurred as Incremental Equivalent Debt under the terms hereof that is either (a) convertible into common stock of the Parent Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Parent Borrower and/or cash (in an amount determined by reference to the price of such common stock).
“Copyrights” has the meaning specified in the applicable Security Agreements.
“Corresponding Obligations” means Obligations other than the Parallel Debt.
“Credit Extension” means (a) a Borrowing or (b) an L/C Credit Extension.

“Credit Rating Agency” means a nationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.
“Daily Simple SOFR” has the meaning specified in the definition of “Benchmark Replacement.”
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Germany, the Netherlands or other applicable jurisdictions from time to time as now and hereafter in effect and affecting the rights of creditors generally including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to overdue principal, the applicable interest rate plus 2.00% per annum (provided that, with respect to a SOFR Loan, the determination of the applicable interest rate is subject to Section 2.07(e) to the extent that Loans may not be converted to, or continued as, SOFR Loans, pursuant thereto) and (b) with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans in the case of overdue interest or fee plus 2.00% per annum.
“Defaulting Lender” means, subject to Section 2.23(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, the Parent Borrower or, to the extent an Issuing Bank has outstanding L/C Obligations at such time, such Issuing Bank, to confirm in writing to the Administrative Agent, such Issuing Bank and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, such Issuing Bank, and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon delivery of written notice of such determination to the Parent Borrower, each Issuing Bank, each Swingline Lender and each other Lender.
“Delayed Draw Closing Date” means the funding date of any Delayed Draw Term Loan Borrowing.
“Delayed Draw Commitment Period” means the period commencing on the Closing Date to and including the Delayed Draw Commitment Termination Date.
“Delayed Draw Commitment Termination Date” means the earliest to occur of (i) the second anniversary of the Closing Date (on which date all unfunded Delayed Draw Term Loan Commitments shall automatically be reduced to $0 and terminated) and (ii) the date on which all Delayed Draw Term Loan Commitments then outstanding have been funded pursuant to Section 2.01(c).
“Delayed Draw Term Loan Borrowing” means a borrowing consisting of simultaneous Delayed Draw Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by the Delayed Draw Term Loan Lenders.
“Delayed Draw Term Loan Commitments” means, as to each Delayed Draw Term Loan Lender, its obligation to make Delayed Draw Term Loans hereunder during the Delayed Draw Commitment Period, expressed as an amount representing the maximum principal amount of the Delayed Draw Term Loans required to be made by such Lender under this Agreement, as such commitment may be (a) automatically reduced to $0 and terminated on the Delayed Draw Commitment Termination Date and (b) reduced or increased from time to time pursuant to Section 2.25 and/or Section 9.04. The initial amount of such Lender’s Delayed Draw Term Loan Commitment is set forth on Schedule 2.01 as such Lender’s “Delayed Draw Term Loan Commitment” or in the Assignment and Assumption or Incremental Amendment (as applicable) pursuant to which such Lender shall have assumed its Delayed Draw Term Loan Commitment, as applicable. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $40,000,000.
“Delayed Draw Term Loan Credit Exposure” means, as to any Delayed Draw Term Loan Lender at any time, the aggregate principal amount at such time of its outstanding Delayed Draw Term Loans.
“Delayed Draw Term Loan Facility” means the Delayed Draw Term Loan Commitments and all Borrowings thereunder.
“Delayed Draw Term Loan Lender” means, at any time, any Lender that has a Delayed Draw Term Loan Commitment or Delayed Draw Term Loans at such time.
“Delayed Draw Term Loans” has the meaning specified in Section 2.01(c).
“Delayed Draw Unused Commitment Fee” has the meaning specified in Section 2.12(e).

“Deposit Account” means each deposit account maintained by any of the Loan Parties, including, without limitation, each Cash Management Bank Account. All funds in each Deposit Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any Deposit Account.
“Designated Preferred Stock” means Preferred Stock of Parent Borrower (other than Disqualified Stock), that is issued for cash (other than to Parent Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by Parent Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 90 days after the Maturity Date. Notwithstanding the preceding sentence, (x) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Parent Borrower or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent Borrower may not repurchase such Capital Stock unless the Parent Borrower would be permitted to do so in compliance with Section 6.02 of this Agreement, (y) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with Section 6.02 of this Agreement shall not constitute Disqualified Stock and (z) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Borrower or the Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Parent Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Dollars,” “dollars” and the sign “$” each means lawful money of the United States.
“Domestic Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Parent Borrower that is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.
“Dutch Accounts” has the meaning specified in Section 5.22(c).
“Dutch Controlled Accounts” has the meaning specified in Section 5.22(c).
“Dutch Guarantor” means each Guarantor that is incorporated or otherwise organized under the laws of the Netherlands.

“Dutch Omnibus Security Agreement” means the security agreement governed by Dutch law dated on or around the Closing Date, by and between the Administrative Agent as collateral agent and each relevant Loan Party, as amended, restated, supplemented, or otherwise modified from time to time.
“Dutch Security Agreements” means the Dutch Omnibus Security Agreement, any Dutch Share Pledge Agreement and any other security document governed by Dutch law entered into from time to time under or in connection with this Agreement.
“Dutch Share Pledge Agreement” means any share pledge agreement governed by Dutch law dated on or around the Closing Date, in favor of the Administrative Agent as collateral agent in relation to the shares in any Dutch Guarantor, as amended, restated, supplemented, or otherwise modified from time to time.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).
“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.
“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equipment” means all “equipment,” as such term is defined in the UCC now owned or hereafter acquired by any Loan Party, wherever located.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Convertible Indebtedness).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Parent Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Parent Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Parent Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent Borrower or any ERISA Affiliate; (j) the engagement by the Parent Borrower or any ERISA Affiliate in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Parent Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the effecting of an amendment to a Pension Plan that could reasonably be expected to result in the posting of bond or security under Section 436(f)(1) of the Code.
“Erroneous Payment” has the meaning specified in Section 8.11(a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Article VII.
“Evergreen Letter of Credit” has the meaning specified in Section 2.05(b).
“Excluded Account” means a Deposit Account (i) which is used for the sole purpose of making payroll and withholding Tax payments related thereto and other employee wage and benefit payments, severance, and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k), and other retirement plans and employee benefits), (ii) which is used solely as an escrow account or as a fiduciary or trust account held exclusively for the benefit of an unaffiliated third party, (iii) which is a zero balance account which sweeps into a Controlled Account on each Business Day, (iv) which is used for disbursements by Parent Borrower or any Loan Party and into which no proceeds of Collateral or any other collections or any Loans or Notes are received, or (v) which is not otherwise subject to the provisions of this definition and has an average weekly balance at no time of greater than $1,000,000, or taken together with any other Deposit Accounts that are excluded pursuant to this clause (v), have a balance at any time of no more than $5,000,000 in the aggregate.
“Excluded Contributions” means net cash proceeds, marketable securities or Qualified Proceeds received by the Parent Borrower from (i) contributions to its equity capital (other than Disqualified Stock) or (ii) the sale (other than to a Subsidiary of the Parent Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Parent Borrower) of Equity Interests (other than Disqualified Stock) of the Parent Borrower, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold (but excluding any amounts distributed pursuant to Section 6.02).
“Excluded Jurisdiction” means any jurisdiction that is not a Whitelist Jurisdiction.
“Excluded Property” has the meaning specified in the U.S. Security Agreement.
“Excluded Subsidiary” means:
(a)    each Immaterial Subsidiary;
(b)    each Subsidiary that is prohibited by applicable Law, rule or regulation or by any Contractual Obligation existing on the Closing Date or on the date such Subsidiary becomes a Subsidiary (to the extent not incurred in connection with becoming a Subsidiary), in each case, from guaranteeing the Obligations hereunder, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee of the applicable Obligations hereunder unless such consent, approval, license or authorization has been received;
(c)    any Subsidiary that is a special purpose entity, captive insurance company, or not-for-profit Subsidiary;
(d)    any Subsidiary acquired pursuant to a Permitted Acquisition or similar Investment which (at the time of such Permitted Acquisition or Investment) been financed with secured Indebtedness permitted to be incurred under this Agreement as assumed Indebtedness (and not incurred in contemplation of such Permitted Acquisition or Investment) and any Subsidiary thereof that guarantees such secured Indebtedness, in each case to the extent, and so long as, such secured Indebtedness prohibits such Subsidiary from becoming a Loan Party;
(e)    Irradiation Systems, LLC;
(f)    any Subsidiary formed, organized or incorporated in an Excluded Jurisdiction;
(g)    any Unrestricted Subsidiary;
(h)     any Subsidiary with respect to which, in the reasonable good faith determination of Parent Borrower in consultation with the Administrative Agent, the cost or other consequences of providing a guarantee is likely to be excessive in relation to the value to be afforded to the Lenders thereby;
(i)    [reserved]; and

(j)     any other Subsidiary if, in the reasonable good faith determination of Parent Borrower in consultation with its tax advisors and the Administrative Agent, a guarantee by such Subsidiary would result in materially adverse Tax consequences to Parent Borrower or any of its Subsidiaries; provided that this clause (j) shall not apply to any Subsidiary incorporated or otherwise organized in Germany, the Netherlands or England and Wales unless the material adverse Tax consequences of such Subsidiary providing a guarantee result from a Change in Law after the date of this Agreement; provided further that, notwithstanding the foregoing, no Borrower or direct parent entity of a Borrower or any other Loan Party as of the Closing Date shall be an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Hedging Obligation if, and to the extent that, all or a portion of the Obligations of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Hedging Obligation (or any Obligations thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 2.21(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18(g), (d) Taxes, including withholding Taxes, referenced in Section 2.18(i) (German Tax Matters) with respect to which no increase pursuant to Section 2.18 of a payment referenced therein must be made by the applicable Loan Party, (e) Taxes, including withholding Taxes, in relation to a payment to a Lender if on the date on which the payment falls due, the relevant Lender is a German Non-Cooperative Jurisdiction Lender, (f) any U.S. federal withholding Taxes imposed under FATCA, (g) suffered or incurred with respect to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy), and (h) Taxes imposed by the Netherlands (i) in connection with or pursuant to the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) or (ii) as a result of a Lender having a substantial interest (aanmerkelijk belang) as laid down in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) in a Loan Party.
“Existing Agent” has the meaning specified in the definition of “Existing Credit Agreement.”
“Existing Agent Payoff Letter” means a letter agreement executed by the Existing Agent with respect to the Closing Date Refinancing of the Existing Credit Agreement.
“Existing Credit Agreement” means the Revolving Credit and Guaranty Agreement, dated as of March 26, 2024, as amended prior to the Closing Date, by and among the Parent Borrower, the other

Loan Parties party thereto, the lenders from time to time party thereto, and Zions Bancorporation, N.A. dba Zions First National Bank, as administrative agent and collateral agent for such lenders (in such capacity, the “Existing Agent”).
“Existing Letter of Credit” means each letter of credit issued prior to the Closing Date by a Person that shall be an Issuing Bank that is listed on Schedule 2.05(g).
“Facility” means the Initial Term Facility, Revolving Credit Facility, Delayed Draw Term Loan Facility, and any Incremental Term Facility, as the context may require.
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Parent Borrower (unless otherwise provided in this Agreement).
“Fair Share” has the meaning specified in Section 10.02.
“Fair Share Contribution Amount” has the meaning specified in Section 10.02.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” has the meaning specified in Section 3.16(b).
“FDPA” means the Flood Disaster Protection Act of 1973, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letters” means one or more fee letters between the Borrowers and the Agents dated on or about the Closing Date and any other fee letter between or among any of the Loan Parties and any of the Agents.
“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Fiscal Quarter” means any quarter in any Fiscal Year, the duration of such quarter being defined in accordance with GAAP applied consistently with that applied in the preparation of the Audited

Financial Statements referred to in Section 3.05(a), as set forth on a schedule delivered to the Administrative Agent.
“Fiscal Year” means a fiscal year of Parent Borrower and its Subsidiaries, as set forth on a schedule delivered to the Administrative Agent.
“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:
(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all cash payments made or received pursuant to Hedging Obligations in respect of interest rates, and excluding amortization of deferred financing costs; plus
(2)    any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent that such guarantee or Lien is called upon; plus
(3)    the product of (A) all cash dividends paid on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than to the Parent Borrower or a Restricted Subsidiary of the Parent Borrower), in each case, determined on a consolidated basis in accordance with GAAP multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Parent Borrower and its Restricted Subsidiaries expressed as a decimal; plus
(4)    any receivables fees; plus
(5)    the amount of dividends paid by the Parent Borrower and its Restricted Subsidiaries pursuant to Section 6.02(h) of this Agreement.
“Flood Insurance Laws” shall mean, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Parent Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).
“Foreign Subsidiary” means, at any time, any direct or indirect Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“Funding Guarantor” has the meaning specified in Section 10.02.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, applied on a basis consistent (except for changes concurred in by the Parent Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Parent Borrower and its Subsidiaries delivered pursuant to Section 5.01.
“German Bank Account Pledge Agreement” means the account pledge agreement governed by German law dated on or around the Closing Date, by and between the Administrative Agent and the German Borrower, as amended, restated, supplemented, or otherwise modified from time to time.
“German Borrower” has the meaning specified in the preamble to this Agreement.
“German Civil Code” means Bürgerliches Gesetzbuch (BGB).
“German Collateral” means the Collateral owned by (or, in the event such Collateral has been foreclosed upon, immediately prior to such foreclosure that was owned by) a German Loan Party.
“German Controlled Accounts” has the meaning specified in Section 5.22(b).
“German Global Assignment Agreement” means the global assignment agreement governed by German law dated on or around the Closing Date, by and between the Administrative Agent and the German Borrower, as amended, restated, supplemented, or otherwise modified from time to time.
“German Guarantor” means each Guarantor that is incorporated or otherwise organized under the laws of Germany.
“German Guaranty” means the guarantee of the Obligations of each Loan Party hereunder by the German Loan Parties in Article X hereunder or in a supplemental guarantee in accordance with Section 5.16 of this Agreement.
“German IP Pledge Agreement” means the IP pledge agreement governed by German law in the form approved by the Administrative Agent as of the Closing Date, by and between the Administrative

Agent and the German Borrower, as amended, restated, supplemented, or otherwise modified from time to time.
“German Loan Party” means the German Borrower and each German Guarantor.
“German Non-Cooperative Jurisdiction” means a “non-cooperative tax jurisdiction” (nicht kooperatives Steuerhoheitsgebiet) within the meaning of the German Act to Avert Tax Evasion and Unfair Tax Competition (Gestez zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb) and the respective legislative decree (Rechtsverordnung) (the “German Act”), each as amended from time to time.
“German Non-Cooperative Jurisdiction Lender” means a Lender which is (i) incorporated, domiciled, established, resident, located or having its principal place of management or its Lending Office or office, as the case may be, in a German Non-Cooperative Jurisdiction, or (ii) transparent for tax purposes and has direct or indirect (in case they are invested via tax transparent entities only) partners or shareholders who are incorporated, domiciled, established, resident, located or having its principal place of management or its Lending Office or office, as the case may be, in a German Non-Cooperative Jurisdiction, other than a Whitelist Jurisdiction, Finland, Sweden and Switzerland.
“German Qualifying Lender” shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of any amounts hereunder and is:
(a)    resident for Tax purposes in Germany;
(b)    lending through a Lending Office (through which the Lender will perform its obligations under this Agreement) in Germany to which the relevant interest payment is effectively attributable for Tax purposes; or
(c)    a German Treaty Lender.
“German Security Agreements” means the German Global Assignment Agreement, the German IP Pledge Agreement (upon execution thereof), the German Security Transfer Agreement, the German Share Pledge Agreement, and the German Bank Account Pledge Agreement.
“German Security Release Agreement” means a security release agreement governed by German law executed by Zions Bancorporation, N.A. dba Zions First National Bank as foreign collateral agent with respect to the release of (i) the Liens created under a German global assignment agreement dated  26 March 2024 and a German security transfer agreement dated 26 March 2024 in favor of Zions Bancorporation, N.A. dba Zions First National Bank as foreign collateral agent and (ii) any other agreement or document governed by German law by which a Lien has been constituted under and/or in connection with the Existing Credit Agreement and which is not released and terminated under the Existing Agent Payoff Letter.
“German Security Transfer Agreement” means the security transfer agreement governed by German law dated on or around the Closing Date, by and between the Administrative Agent and the German Borrower, as amended, restated, supplemented, or otherwise modified from time to time.
“German Share Pledge Agreement” means the share pledge agreement governed by German law dated on or around the Closing Date, by and between the Administrative Agent and VI Investments NL in relation to the shares in the German Borrower, as amended, restated, supplemented, or otherwise modified from time to time.
“German Treaty” has the meaning specified in the definition of “German Treaty State”.
“German Treaty Lender” shall mean a Lender which (a) is treated as a resident of a German Treaty State for the purposes of the German Treaty and (b) does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in the Loans is effectively connected and (c) is entitled to receive payments of interest and fees without a deduction or withholding for or on account of Tax from a payment under a Loan Document imposed by Germany under the German Treaty (including the completion of any necessary procedural formalities).
“German Treaty State” shall mean a jurisdiction having a double taxation agreement with Germany (a “German Treaty”) which makes provision for full exemption from Tax imposed by Germany on interest and fees.
“Governmental Authority” means any nation or government, any state, local government, province, territory, city, municipal entity, or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.
“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority, in each case having the force of law.
“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guaranties” means the U.S. Guaranty, the German Guaranty and any other guaranty executed by any Guarantor in favor of Administrative Agent, for the benefit of the Secured Parties, in respect of the Obligations, and “Guaranty” means any of them.
“Guarantors” means (v) each Borrower (as to the other Loan Parties’ Obligations), (w) each U.S. Guarantor and each German Guarantor, (x) VI Investments NL and each other Dutch Guarantor to the extent they have acceded to this Agreement as a Guarantor in accordance with Section 5.23 or Section 10.13, (y) each UK Loan Party to the extent they have acceded to this Agreement as a Guarantor in accordance with Section 5.23 or Section 10.13, and (z) each other Restricted Subsidiary that is a party hereto or executes a supplement hereto in accordance with Section 5.16, for itself and the ratable benefit of the Secured Parties, in connection with the transactions contemplated by this Agreement and the other Loan Documents; provided that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, in no event shall an Excluded Subsidiary be a Guarantor or otherwise obligated in respect of any Obligation of a U.S. Borrower; provided further that, upon the release or discharge of such Person from its Guaranty in accordance with this Agreement, such Person shall cease to be a Guarantor.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.
“Hedge Bank” means any Person counterparty to a Swap Contract who is (x) Zions Bancorporation or any Affiliate or branch of Zions Bancorporation or (y) any other Lender or any Affiliate or branch of such Lender so long as, in the case of this clause (y), Parent Borrower and the applicable Lender (or its Affiliate or branch) shall have delivered notice thereof to the Administrative Agent; provided that any such notice may designate any Person as a Hedge Bank with respect to all Hedging Obligations arising under a single master agreement.
“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:
(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)    other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
“Illegality Notice” has the meaning specified in Section 2.20.
“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of last day of the Fiscal Quarter of Parent Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(a) or (b), have assets with a value in excess of 2.5% of the Total Assets or revenues representing in excess of 2.5% of total revenues of Parent Borrower and its Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date that are not Loan Parties as a result of being Immaterial Subsidiaries, did not have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of total revenues of Parent

Borrower and its Subsidiaries on a consolidated basis as of such date. Notwithstanding the foregoing, in no event shall a Borrower or any Loan Party as of the Closing Date, or which becomes a Loan Party pursuant to Section 5.23 or Section 10.13, be designated an Immaterial Subsidiary under this Agreement.
“Incremental Amendment” has the meaning specified in Section 2.25(e).
“Incremental Commitment” has the meaning specified in Section 2.25(a).
“Incremental Commitment Effective Date” has the meaning specified in Section 2.25(e).
“Incremental Equivalent Debt” means secured or unsecured Indebtedness of any Borrower or any other Loan Party in the form of term loans or notes that are incurred or issued in lieu of, but not in addition to, term loans under an Incremental Term Facility, which may be in the form of Convertible Indebtedness; provided that, without limiting any of the conditions to the availability of any Incremental Term Facility set forth in Section 2.25:
(a)    subject to the limitations on the aggregate amount of Incremental Commitments described in Section 2.25(c), the aggregate principal amount of all Incremental Equivalent Debt on any date such Indebtedness is Incurred shall not exceed the greater of (x) $200,000,000 and (y) 175% of Consolidated Adjusted EBITDA measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b);
(b)    no Default or Event of Default exists immediately prior to or after giving effect to such Incremental Equivalent Debt;
(c)    after giving effect to any Incremental Equivalent Debt, the Consolidated Total Net Leverage Ratio on a Pro Forma Basis shall not exceed 0.25:1.00 less than the then current Consolidated Total Net Leverage Ratio required under the financial covenants set forth in Section 6.12 for the most recently ended Fiscal Quarter;
(d)    any Incremental Equivalent Debt shall not mature prior to the latest maturity date applicable to any Term Loans then outstanding or have a shorter Weighted Average Life to Maturity than any Term Loans then outstanding;
(e)    any mandatory prepayments of any Incremental Equivalent Debt shall be made on a pro rata basis or less than pro rata basis with any corresponding mandatory prepayment of the Term Loans;
(f)    any Incremental Equivalent Debt shall not be guaranteed by any Person other than a Guarantor;
(g)    any Incremental Equivalent Debt that is secured shall not be secured by any property or assets other than the Collateral; and
(h)    if such Incremental Equivalent Debt is secured, a representative acting on behalf of the holders of such Incremental Equivalent Debt has become party to or is otherwise subject to the provisions of an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.
“Incremental Revolving Lender” has the meaning specified in Section 2.25(i).
“Incremental Term Commitment” has the meaning specified in Section 2.25(a).

“Incremental Term Facility” means any facility consisting of Incremental Term Commitments and all Borrowings thereunder.
“Incremental Term Lender” mean each Person that has an Incremental Term Commitment to make Incremental Term Loans pursuant to any Incremental Amendment.
“Incremental Term Loans” has the meaning specified in Section 2.25(a).
“Incur” means issue, assume, guarantee, incur or otherwise become liable for, including, for the avoidance of doubt, the establishment of any commitments for Indebtedness; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.
“Indebtedness” or “Debt” means, with respect to any Person:
(1)    the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capital Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and
(3)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);
provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by Parent Borrower) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) [reserved]; (5) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business; (6) obligations in respect of cash management services; (7) in the case of Parent Borrower and the Restricted Subsidiaries intercompany liabilities in connection with cash management, Tax and accounting operations of Parent Borrower and the Restricted Subsidiaries; and (8) any obligations under Hedging Obligations; provided that such agreements are entered into for bona fide hedging purposes of Parent Borrower or the Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of

Parent Borrower, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of Parent Borrower or the Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of Parent Borrower or the Restricted Subsidiaries Incurred without violation of this Agreement.
Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.
“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 9.03(b).
“Information” has the meaning specified in Section 9.12.
“Initial Term Commitment” means with respect to each Initial Term Lender, the commitment of such Lender on such date to make an Initial Term Loan on the Closing Date in accordance with the terms of this Agreement, expressed as an amount representing the maximum principal and/or face amount of such Initial Term Loan, as such commitment shall be terminated pursuant to Section 2.09. The amount of such Lender’s Commitment is set forth on Schedule 2.01 as such Lender’s “Initial Term Commitment”. The aggregate amount of the Initial Term Commitments as of the Closing Date was $350,000,000.
“Initial Term Facility” means the Initial Term Commitments and all Borrowings thereunder.
“Initial Term Lender” means, at any time, any Person that has an Initial Term Commitment or Term Loans under the Initial Term Facility at such time, and any other Person that shall have become party hereto holding Term Loans under the Initial Term Facility pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto holding Term Loans under the Initial Term Facility pursuant to an Assignment and Assumption.
“Initial Term Loan” means Term Loan made by an Initial Term Lender to the Borrowers pursuant to Section 2.01(b).
“Insolvency Event of Default” means under Event of Default under clauses (i)(B), (i)(C), (ii)(C), (ii)(D) or (iii) of Section 7.01(e).
“Intellectual Property” means any and all Patents, Copyrights and Trademarks.

“Intellectual Property Security Agreements” means, collectively, any and all Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, made in favor of the Administrative Agent, on behalf of itself and the Secured Parties, by each Loan Party signatory thereto, as amended from time to time.
“Interest Election Request” means a request by the Parent Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be in such form as the Administrative Agent may approve.
“Interest Payment Date” means (a) as to any Base Rate Loan, the first day of each January, April, July and October and the Maturity Date, (b) as to any SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, and the Maturity Date and (c) as to any Swingline Loan, the first day of each January, April, July and October and the Maturity Date.
“Interest Period” means, as to any SOFR Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.24(d) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Investment Grade Securities” means:
(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),
(2)    securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among Parent Borrower and its Subsidiaries,
(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) of this definition which fund may also hold material amounts of cash pending investment and/or distribution, and
(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Parent Borrower or any Restricted Subsidiary of the Parent Borrower sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Parent Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent Borrower, the Parent Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Parent Borrower’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the last proviso of Section 6.02 of this Agreement. The acquisition by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent Borrower or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the last proviso of Section 6.02 of this Agreement.
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Bank” means each of Zions Bancorporation (through itself (including any of its divisions) or through one of its designated Affiliates or branch offices), in its capacity as issuer of Letters of Credit hereunder, and each other Lender (if any) as the Parent Borrower may from time to time select as an Issuing Bank hereunder pursuant to Section 2.05; provided that such Lender has agreed in writing to be an Issuing Bank. Any Issuing Bank may, with the consent of the Parent Borrower (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by branches or Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.
“Joinder Agreement” means a joinder agreement substantially in the form set forth in or attached to the U.S. Security Agreement.
“Joint Venture” means any Person a portion (but not all) of the Capital Stock of which is owned directly or indirectly by a Borrower or a Subsidiary thereof but which is not a Wholly Owned Subsidiary and which is engaged in a business that is similar to or complementary with the business of Borrowers and their Subsidiaries as permitted under this Agreement.
“Judgment Currency” has the meaning specified in Section 9.20.
“Junior Indebtedness” means any Indebtedness which is by its terms subordinated in right of payment or lien priority to the Obligations (other than intercompany Indebtedness owing to Parent Borrower or to a Subsidiary if an Investment in such Subsidiary by the obligor of such Indebtedness in such amount would be permitted at such time; provided that any repayment of such Indebtedness will be deemed an Investment in such Subsidiary in such amount), including, without limitation, any Incremental

Equivalent Debt to the extent it is secured by Liens ranking junior to those in favor of the Administrative Agent.
“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all Governmental Authorizations, in each case having the force of law.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof, the extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.
“L/C Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“L/C Documents” means, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by the Parent Borrower or a Subsidiary with or in favor of the applicable Issuing Bank and relating to such Letter of Credit.
“L/C Fee” has the meaning specified in Section 2.12(b).
“L/C Issuing Bank Sublimit” means, with respect to any Issuing Bank, on any date, the amount agreed to between such Issuing Bank and the Parent Borrower and notified to and approved by the Administrative Agent. The initial amount of such Issuing Bank’s L/C Issuing Bank Sublimit is set forth on Schedule 2.05(c) or in the agreement pursuant to which it became an Issuing Bank, as applicable. The L/C Issuing Bank Sublimit of an Issuing Bank may be modified from time to time in accordance with Section 2.05(c), and notified to and approved by the Administrative Agent, which may amend Schedule 2.05(c) from time to time to reflect any such L/C Issuing Bank Sublimit modifications notified to it.
“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The L/C Obligations of any Revolving Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Revolving Lender shall remain in full force and effect until the Issuing Bank and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“L/C Sublimit” means an amount equal to the lesser of (a) $35,000,000 and (b) the total amount of the Revolving Credit Commitments. The L/C Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“LCT Election” has the meaning specified in Section 1.08.
“LCT Test Date” has the meaning specified in Section 1.08.

“Lease” means any written agreement, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.
“Lenders” means the Persons listed from time to time on Schedule 2.01 holding a Commitment or Loans and any other Person that shall have become party hereto holding a Commitment or Loans pursuant to an Assignment and Assumption or Incremental Amendment, other than any such Person that ceases to be a party hereto holding a Commitment or Loans pursuant to an Assignment and Assumption. Unless the context requires otherwise, the term “Lenders” includes the Revolving Lenders, Incremental Revolving Lenders, Term Lenders, Delayed Draw Term Loan Lenders and Swingline Lenders but does not include the Administrative Agent or the Issuing Banks in their respective capacities as the Administrative Agent or as an Issuing Bank.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify to the Parent Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder and shall include each Existing Letter of Credit. Letters of Credit shall be available by sight payment and not by deferred payment, acceptance or negotiation. For the avoidance of doubt, the term Letter of Credit shall not include any letter of credit, demand guarantee or other undertaking issued by any Person (including any branch or Affiliate of an Issuing Bank) that is supported by a Letter of Credit issued by any Issuing Bank hereunder pursuant to a back-stop or counter-standby structure.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease, a license or an agreement to sell be deemed to constitute a Lien.
“Limited Condition Transaction” means (a) any acquisition, including by means of a merger, amalgamation or consolidation, or other investment permitted hereunder by the Parent Borrower or one or more of its Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing or in connection with which any fee or expense would be payable by the Parent Borrower or its Subsidiaries to the seller or target in the event the financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement, (b) any disposition that the Parent Borrower or a Subsidiary is obligated to consummate pursuant to a binding contractual obligation, (c) any repayment, repurchase or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is delivered, or (d) any declaration of a Restricted Payment in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of Parent Borrower that is not subject to obtaining financing.
“Loan” means a loan by a Lender to the Borrowers under Article II in the form of a Term Loan, Delayed Draw Term Loan, Revolving Loan, Incremental Loan or a Swingline Loan.
“Loan Documents” means, collectively, this Agreement, any Note delivered pursuant to Section 2.13(b), the L/C Documents, the Collateral Documents, the Guaranties, the Fee Letters, any Incremental

Amendment, any agreement creating or perfecting rights in the Cash Collateral pursuant to the provisions of Section 2.22, any intercreditor or subordination agreement, the Perfection Certificate, and any other agreements, documents, certificates, and instruments executed and delivered by any Loan Party in connection herewith, except that the term “Loan Documents” shall not include any Letters of Credit issued pursuant to this Agreement. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Parties” means, collectively, each of the Borrowers and Guarantors from time to time party hereto.
“Management Assessment” has the meaning specified in Section 10.14(b).
“Margin Stock” means margin stock within the meaning of Regulations T, U and X.
“Material Adverse Change” means any event or condition which has or would reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” means, a material adverse effect on (a) the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrowers and their respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrowers or any other Loan Party to perform its obligations under any Loan Document to which it is a party or (c) the legality, validity, binding effect or enforceability against the Borrowers or any other Loan Party of any Loan Document to which it is a party.
“Maturity Date” means the earlier of (a) March 13, 2031 and (b) the date that any (except that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day).
“Maximum Rate” has the meaning specified in Section 9.14.
“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Banks with respect to all Letters of Credit issued and outstanding at such time.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” shall mean a mortgage, debenture, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent for the benefit of the Secured Parties.
“Mortgaged Property” shall mean real property (including any fixtures thereon) owned by a U.S. Borrower that is subject to a Mortgage.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions or has any liability.

“Multiple Employer Plan” means a Plan with respect to which the Parent Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Net Proceeds” means (a) with respect to any Disposition by any Loan Party, or any extraordinary receipt received or paid to the account of any Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Administrative Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket costs and expenses incurred by such Loan Party in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer Tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)) and (C) any funded escrow account established by the Loan Parties to pay federal, state, provincial and local income or other Taxes estimated to be payable by any Loan Party as a result thereof (provided that, to the extent and at the time any such amounts are released from such reserve and not applied to pay such Taxes, such amounts shall constitute Net Proceeds); and (b) with respect to the sale or issuance of any Equity Interest by any Loan Party, or the incurrence or issuance of any Indebtedness by any Loan Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket costs and expenses, Incurred by such Loan Party in connection therewith.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders, Required Revolving Lenders, Required Delayed Draw Term Loan Lenders or, in the case of amendments that require the approval of all or all affected Lenders of a particular Class, the Required Lenders with respect to such Class.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” means any promissory note issued pursuant to Section 2.13(b).
“Notes Collateral Agent” means Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee, registrar, paying agent and notes collateral agent under the 2020 Senior Notes Indenture.
“Notes Collateral Agent Payoff Letter” means a letter agreement executed by the Notes Collateral Agent with respect to the Closing Date Refinancing of the 2020 Senior Indenture, the 2020 Senior Notes and the 2024 Senior Notes.
“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party (or its Subsidiary)

to any Secured Party under any Loan Document, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under this Agreement, any of the other Loan Documents, any Bank Product Documents or any Secured Hedge Agreement (other than with respect to any Loan Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Loan Party). This term includes all principal, L/C Obligations, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding), fees, Secured Hedging Obligations (other than with respect to any Loan Party’s Secured Hedging Obligations that constitute Excluded Swap Obligations solely with respect to such Loan Party), expenses, attorneys’ fees and any other sum chargeable to any Loan Party under this Agreement, any of the other Loan Documents, any Bank Product Documents or any Secured Hedge Agreements (including all monetary obligations that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding).
“Obligee Guarantor” has the meaning specified in Section 10.07.
“OFAC” has the meaning specified in Section 3.16(a).
“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Secretary or comparable person under foreign laws of such Person.
“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by an Officer which meets the requirements set forth in this Agreement.
“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation or association and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation, association or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Letter of Credit Account Party” has the meaning specified in Section 2.05(b).
“Original Letter of Credit Agreements” has the meaning specified in Section 2.05(b).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of (i) a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest other than collateral or a security interest referenced in clause (ii) below under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) or (ii) collateral or security interest for any Loan or under any Loan Document comprising domestic real estate, domestic rights that are subject to the provisions of civil law on real estate, or by ships that are entered in a domestic shipping register, each of and from the perspective of the jurisdiction imposing such Tax.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).
“Parallel Debt” has the meaning specified in Section 8.13(a).
“Parent Borrower” has the meaning specified in the preamble to this Agreement.
“Participant” has the meaning specified in Section 9.04(d).
“Participant Register” has the meaning specified in Section 9.04(d).
“Patents” has the meaning specified in the applicable Security Agreements.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that, subject to Section 1.08:
(a)    no Event of Default then exists or would arise as a result of entering into such transaction or the making such payment;
(b)    with respect to any proposed Acquisition, immediately after giving effect to such Acquisition, the Consolidated Total Net Leverage Ratio on a Pro Forma Basis shall not exceed 0.50:1.00 less than the then current Consolidated Total Net Leverage Ratio required under the financial covenants set forth in Section 6.12 for the most recently ended Fiscal Quarter;
(c)    with respect to any proposed Restricted Payment, the aggregate amount of Restricted Payments made solely at any time that the Consolidated Total Net Leverage Ratio exceeds 2.50:1.00 (immediately after giving effect to such Restricted Payment as of the last day of the most recently-ended Fiscal Quarter on a Pro Forma Basis) shall not exceed an amount equal to 50% of Consolidated Net Income for the period of four consecutive fiscal quarters ending on the last day of the most recently-ended Fiscal Quarter; and
(d)    for each accretive Acquisition involving consideration of at least $100,000,000 and for each other Acquisition, Restricted Payment or other transaction or payment, the Administrative Agent shall have received an Officer’s Certificate from a financial officer of Parent Borrower certifying as to compliance with the preceding clauses and demonstrating (in reasonable detail) the calculations required thereby.
“Payment Recipient” has the meaning specified in Section 8.11(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension

Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Parent Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Perfection Certificate” means the perfection certificate, dated as of the Closing Date, delivered by the Loan Parties to the Administrative Agent.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”
“Permitted Acquisition” means any Acquisition in which, subject to Section 1.08, the following conditions are satisfied:
(a)    the Loan Parties shall be in Pro Forma Compliance with the Payment Conditions;
(b)    such Acquisition shall have been approved by the governing body of the target and comply with all applicable laws;
(c)    after giving effect to such Acquisition, the Loan Parties, on a Consolidated basis, shall be Solvent;
(d)    the target of such Acquisition shall be in the same line of business as, or a business related to the business of (including any Permitted Business), the Loan Parties;
(e)    the total consideration paid or payable (including all transaction costs, Indebtedness incurred, assumed and/or reflected on a consolidated balance sheet of the Parent Borrower and its Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments, including contingent obligations, but excluding all non-cash consideration, including Equity Interests, so long as the value of such Equity Interests do not represent more than 20% of the Parent Borrower’s one hundred eighty (180) day average market capitalization) shall not exceed (i) solely if the Consolidated Total Net Leverage Ratio is greater than 3.00:1.00 after giving effect to such Acquisition on a Pro Forma Basis as of the last day of the most recently-ended Fiscal Quarter, $100,000,000 for such Permitted Acquisition and (ii) $300,000,000 in the aggregate for all Permitted Acquisitions; and
(f)    if the total consideration paid or payable in connection with any single Acquisition is equal to or greater than $125,000,000, the Parent Borrower shall provide to the Administrative Agent, (A) not less than twenty (20) days prior to the consummation of such Acquisition (or such later date as the Administrative Agent may agree in its reasonable discretion) (i) a description of the material terms of such Acquisition, (ii) audited financial statements (or, if unavailable, management-prepared financial statements) of the target of such Acquisition for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, (iii) Consolidated projected income statements of the Parent Borrower and its Subsidiaries (giving effect to such Acquisition), and (iv) a quality of earnings report with respect to the target of such Acquisition and (B) not less than five (5) Business Days prior to the consummation of such Acquisition (or such later date as the Administrative Agent may agree in its reasonable discretion), a certificate of a Responsible Officer of the Parent Borrower certifying that such Acquisition complies with the requirements of this Agreement.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Parent Borrower’s common stock purchased by the Parent Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Parent Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Parent Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Business” means (i) any business engaged in by the Parent Borrower or any of its Restricted Subsidiaries on the Closing Date, and (ii) any medical or industrial technology business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Parent Borrower and its Restricted Subsidiaries were engaged on the Closing Date.
“Permitted Investments” means:
(1)    any Investment in Parent Borrower or in any Loan Party;
(2)    any Investment in Cash Equivalents or Investment Grade Securities;
(3)    any Permitted Acquisition, (i) subject to clause (ii), to the extent the target (if a separate legal entity) becomes a Loan Party or (ii) solely in the case of an Investment by a Restricted Subsidiary that is not a Guarantor, to the extent the target (if a separate legal entity) becomes a Restricted Subsidiary of the Parent Borrower (in each case including by means of a division);
(4)    any Investment in securities or other assets not constituting Cash Equivalents and received in connection with any disposition of assets permitted by Section 6.04;
(5)    any Investment existing on the Closing Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date;
(6)    loans or advances to and guarantees provided for the benefit of employees and other individual service providers in each case made in the ordinary course of business (including travel, entertainment and relocation expenses) of the Parent Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding;
(7)    any Investment acquired by Parent Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by Parent Borrower or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Parent Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, or as a result of a Bail-In Action with respect to any contractual counterparty of Parent Borrower or any Restricted Subsidiary;
(8)    Hedging Obligations permitted under Section 6.01(i);
(9)    any payments in connection with a Permitted Bond Hedge Transaction;
(10)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, additional Investments by Parent Borrower or any Restricted Subsidiary in any

Restricted Subsidiary that is not a Loan Party having an aggregate Fair Market Value (as determined in good faith by Parent Borrower), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (after giving effect to any cash returns or other payments in respect of any such Investment), not to exceed the lesser of (A) $40,000,000 or (B) 40% of Consolidated Adjusted EBITDA measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b);
(11)    Investments in an aggregate principal amount at any time outstanding (after giving effect to any cash returns or other payments in respect of any such Investment) not exceeding the greater of (i) $40,000,000 or (ii) 40% of Consolidated Adjusted EBITDA measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b);
(12)    Investments the payment for which consists of Equity Interests of Parent Borrower (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 6.02(h);
(13)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.05 (except transactions described in clauses (b), (d), (f), (h)(ii) and (o) of Section 6.05);
(14)    guarantees issued in accordance with Section 6.01 and Section 5.16 including, without limitation, any guarantee or other obligation issued or incurred under this Agreement in connection with any letter of credit issued for the account of Parent Borrower or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);
(15)    Investments in Unrestricted Subsidiaries and Joint Ventures in an aggregate principal amount at any time outstanding (after giving effect to any cash returns or other payments in respect of any such Investment) not exceeding the greater of (i) $25,000,000 or (ii) 25% of Consolidated Adjusted EBITDA measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b);
(16)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.01, 6.03, 6.04, 6.05 or 6.07, but without increasing the amounts specified in such Sections, if any;
(17)    non-cash consideration received in connection with any Disposition not prohibited by the terms of this Agreement or any other Loan Document;
(18)    Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into, amalgamated with, or consolidated with Parent Borrower or a Restricted Subsidiary in a transaction that is not prohibited by Section 6.08 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(19)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(20)    advances in the form of a prepayment of expenses or guarantees for the payment of expenses, so long as such expenses are being paid in accordance with customary trade terms of Parent Borrower or the Restricted Subsidiaries;
(21)    [reserved];
(22)    [reserved]; and
(23)    Guarantees of any Loan Party or any Restricted Subsidiary of leases or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any Investment made in any Person that becomes a Loan Party pursuant to and in accordance with the provisions of Section 5.16 (including, without limitation, within the applicable time period set forth in Section 5.16 after the acquisition thereof), shall be deemed to be an Investment made pursuant to clause (1) of this definition for all purposes under the Loan Documents on and from the date of such Investment and shall not, for the avoidance of doubt, be deemed to be an Investment made pursuant to any other clause of this definition; provided that such classification shall neither permit nor require the recalculation of any covenants, ratios or other amounts or the redelivery of any certificates, notices or other documents calculated or delivered (as applicable) prior to the date that such Person becomes a Loan Party.
“Permitted Liens” means, with respect to any Person:
(a)    Liens created pursuant to the Collateral Documents or otherwise securing (x) the Obligations or (y) obligations in respect of Incremental Equivalent Debt;
(b)    Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(d); provided that such Liens secure only the property or equipment being financed by such Indebtedness;
(c)    Liens for Taxes not yet due or being contested in good faith and by proper proceedings if such Person has maintained adequate reserves with respect thereto in accordance with GAAP;
(d)    statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the ordinary course of business, but only if (i) payment of the obligations secured thereby is not yet due or is being contested in good faith and by proper proceedings if such Person has maintained adequate reserves with respect thereto in accordance with GAAP and (ii) such Liens do not materially impair the value or use of the property or assets or materially impair operation of the business of any Borrower or Subsidiary;
(e)    Liens incurred or deposits made in the ordinary course of business to secure the performance of government tenders, bids, contracts, statutory obligations and other similar obligations, as long as such Liens are at all times junior to the Administrative Agent’s Liens and are required or provided by law;
(f)    Liens arising by virtue of a judgment or judicial order against any Borrower or Subsidiary, or any property or assets of a Borrower or Subsidiary, as long as such Liens are either in existence for less than 30 consecutive days or being contested in good faith and by proper proceedings if such Person has maintained adequate reserves with respect thereto in accordance with GAAP;

(g)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on real property, that do not secure any monetary obligation and do not interfere with the ordinary course of business;
(h)    any Liens over real property or Real Estate the granting/creation of which cannot be prohibited under section 1136 of the German Civil Code;
(i)    any landlord’s pledge (Vermieterpfandrecht) arising by operation of law under a lease in favor of the relevant third party landlord;
(j)    normal and customary rights of setoff upon deposits in favor of depository institutions and Liens of a collecting bank on payment items in the course of collection;
(k)    any netting or set-off arrangement entered into by the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(l)    any Lien arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Parent Borrower or any of its Restricted Subsidiaries;
(m)    Liens arising in the ordinary course of business in connection, or required to be created or subsisting in order to comply, with the German Partial Retirement Act (Altersteilzeitgesetz) or the German Social Code (Sozialgesetzbuch IV) or any other applicable social security laws;
(n)    existing Liens shown on Schedule 6.07;
(o)    other Liens with respect to obligations in an aggregate principal amount at any time outstanding that do not exceed the greater of (i) $35,000,000 or (ii) 35% of Consolidated Adjusted EBITDA measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b);
(p)    Liens on property of any Person which becomes a Subsidiary after the date of this Agreement; provided that such Liens (y) are in existence at the time such Person becomes a Subsidiary, were not created in anticipation thereof, do not apply to any property of the Parent Borrower or any other Subsidiary and secure only those obligations that they secure on the date such Person becomes a Subsidiary and (z) secure Indebtedness that is otherwise permitted to be Incurred by Section 6.01(s);
(q)    Liens securing Indebtedness permitted to be Incurred pursuant to Section 6.01(j);
(r)    any lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom the Parent Borrower or any of its Restricted Subsidiaries maintains a banking relationship in the ordinary course of business;
(s)    Liens as a result of or in connection with any fiscal unity (fiscale eenheid) for Dutch corporate income tax and/or VAT purposes with the Parent Borrower, any Restricted Subsidiary,

and/or any Loan Party, for the avoidance of doubt including Varex Imaging International Holdings B.V., VI Investments NL, Varex Imaging Group Nederland B.V. and/or Varex Imaging Nederland B.V.;
(t)     Liens arising in connection with any Disposition permitted by Section 6.04(l); and
(u)    any extension, renewal or replacement, or the combination of, the foregoing clauses (a) through (t); provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property); provided, further, that neither the Parent Borrower nor any Restricted Subsidiary shall permit any mortgage, deed of trust or similar security instrument to encumber any of such Parent Borrower’s or Restricted Subsidiary’s interest in any owned real property other than (i) Mortgages granted to the Administrative Agent and required pursuant to the terms of this Agreement and (ii) mortgages, deeds of trust or similar security instruments arising pursuant to clauses (b), (c), (d), (f), (g), (h), (i), (m) or (p) of this definition.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Parent Borrower’s common stock sold by the Parent Borrower substantially concurrently with any purchase by the Parent Borrower of a related Permitted Bond Hedge Transaction.
“Person” means an individual, partnership, limited liability company, unlimited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means any employee benefit plan (other than a Multiemployer Plan) maintained by a Loan Party or any ERISA Affiliate for its employees and subject to Title IV of ERISA.
“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.
“Pledge Agreement” means that certain New York law Pledge Agreement made, subject to Section 5.23, by VI Investments NL in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, supplemented, or otherwise modified from time to time.
“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.
“Prepayment Notice” means a notice by the Parent Borrower to prepay Loans, which shall be in such form as the Administrative Agent may approve.
“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent); provided, however, that if the Prime Rate determined as provided above shall ever be less than the Floor, then the Prime Rate shall be deemed to be the Floor. Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective. This definition of Prime Rate is to be strictly interpreted and is not intended to serve any purpose other than providing an index to determine the variable interest rate used herein. It is not necessarily the lowest rate at which the Administrative Agent or any Lender may make loans to any of its customers, either now or in the future. The Administrative Agent and any Lender may make loans to any of its customers, now or in the future, based on other rates as well.
“Pro Forma Basis” or “pro forma effect” means, for purposes of calculating Consolidated Adjusted EBITDA for any period during which one or more Specified Transactions occur, that (a) such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and (b) subject in any event to the proviso in the definition of “Consolidated Adjusted EBITDA”, all income statement items (whether positive or negative as estimated by a Responsible Officer of the Parent Borrower in good faith and which may include, for the avoidance of doubt, in case of a Permitted Acquisition, the amount of “run rate” cost-savings and operating expense reductions (net of actual amounts realized) that are reasonably identifiable and factually supportable and are expected to be realized within 12 months of such Permitted Acquisition calculated on a basis consistent with GAAP) attributable to the assets or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuous impact).
“Pro Forma Compliance” means, with respect to any determination for any period and any transaction, that such determination shall be made by giving pro forma effect to each such transaction, and, if applicable, as if each such transaction had been consummated on the first day of such period, based on, in the case of determinations made in reliance on pro-forma financial statement calculations only, historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant compliance certificate, financial statement or other document provided to the Administrative Agent or any Lender in connection herewith (which shall be prepared by Parent Borrower in good faith (subject to the approval of the Administrative Agent, not to be unreasonably withheld)) and for such purposes historical financial statements shall be recalculated as if such transaction had been consummated at the beginning of the applicable period, and any Indebtedness or other liabilities to be incurred, assumed or repaid had been incurred, assumed or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness incurred during such period) and, to the extent pro forma financial statements are required to be prepared by Parent Borrower under Reg. S-X reflecting such transaction for any period, all pro forma calculations made hereunder with respect to such transaction and for such period shall be in conformity with Reg. S-X at all times after such pro-forma financial statements reflecting such transactions are required to be filed by Parent Borrower under Reg. S-X.
“Protected Person” has the meaning specified in Section 9.03(d).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 9.01(e).
“Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Hedging Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Proceeds” means any of the following or any combination of the following:
(1)    Cash Equivalents;
(2)    the Fair Market Value of assets that are used or useful in the Permitted Business; and
(3)    the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Parent Borrower or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Parent Borrower or any Restricted Subsidiary.
“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.
“Refinancing Indebtedness” has the meaning specified in Section 6.01(n).
“Reg. S-X” means Regulation S-X promulgated by the SEC (or any successor provisions).
“Register” has the meaning specified in Section 9.04(c).
“Regulation” means Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors and legal counsel of such Person and of such Person’s Affiliates.
“Related Real Estate Documents” shall mean (a) a Mortgage, an environmental indemnity agreement in respect thereof and, if applicable, fixture filings; (b) a mortgagee title insurance policy (or unconditional commitment to issue such policy), insuring the Administrative Agent’s interest under the Mortgage, in a form and by an insurer reasonably acceptable to the Administrative Agent in an amount not to exceed the fair market value of the Mortgaged Property under the Mortgage, which must be fully paid on such effective date; (c) an existing as-built survey of the Mortgaged Property (together with a no change affidavit) sufficient for the title company to remove the standard survey exceptions and issue the survey-related endorsements (to the extent such endorsements are available at commercially reasonable rates); (d) a life-of-loan flood hazard determination and, if the Mortgaged Property is located in a flood plain, an acknowledged notice to the applicable U.S. Loan Party and evidence of flood insurance that satisfies the requirements of Section 5.06(d); (e) a mortgage opinion addressed to the Administrative Agent and the Lenders as of the date of the delivery of such opinion covering the due authorization, execution, delivery, and enforceability of the applicable Mortgage and such other customary matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request (if not covered by title insurance), and shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent; (f) evidence reasonably satisfactory to the Administrative Agent that the applicable U.S. Loan Party has delivered to the title company such standard and customary affidavits, certificates, information, instruments of indemnification (including so-called “gap” indemnification) and other documents as may be reasonable necessary to cause the title company to issue the title insurance policies as contemplated by clause (b) above; and (g) evidence reasonably satisfactory to the Administrative Agent of payment by the Parent Borrower or other applicable U.S. Loan Party of all title policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and other real estate documents and the issuance of the title policies contemplated by clause (b) above.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” has the meaning specified in Section 8.06(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Required Delayed Draw Term Loan Lenders” means, with respect to any Delayed Draw Term Loan Facility, at any time, Delayed Draw Term Loan Lenders having Delayed Draw Term Loans under such Delayed Draw Term Loan Facility representing more than 50% of the aggregate outstanding principal amount of Delayed Draw Term Loans under such Delayed Draw Term Loan Facility at such time, or, if no such principal amount is then outstanding, Delayed Draw Term Loan Lenders having more than 50% of the aggregate Delayed Draw Term Loan Commitments under such Delayed Draw Term Loan Facility at such time; provided that if any Delayed Draw Term Loan Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Delayed Draw Term Loan Lenders at such time the Delayed Draw Term Loan Credit Exposure or Delayed Draw Term Loan Commitments of such Defaulting Lender at such time.
“Required Facility Lenders” means, with respect to any Facility (other than any Revolving Credit Facility), at any time, Lenders having Loans under such Facility representing more than 50% of the aggregate outstanding principal amount of the Loans under such Facility at such time, or if no such principal amount is then outstanding, Lenders having more than 50% of the aggregate Commitments under such Facility at such time; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Facility Lenders at such time the Loans owing to or Commitments of such Defaulting Lender under such Facility at such time.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided, however, that if at any time there are two or fewer unaffiliated Lenders, “Required Lenders” shall consist of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Revolving Lenders” means, at any time, Revolving Lenders having unused Revolving Credit Commitments and Revolving Credit Exposures representing more than 50% of the aggregate unused Revolving Credit Commitments and Revolving Credit Exposures of all Revolving Lenders; provided that if any Revolving Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Revolving Lenders at such time the Revolving Loans owing to or Revolving Credit Commitments of such Defaulting Lender at such time.
“Required Term Lenders” means, with respect to any Term Facility, at any time, Term Lenders having Term Loans under such Term Facility representing more than 50% of the aggregate outstanding principal amount of Term Loans under such Term Facility at such time, or, if no such principal amount is then outstanding, Term Lenders having more than 50% of the aggregate Term Commitments under such Term Facility at such time; provided that if any Term Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Term Lenders at such time the Term Credit Exposure or Term Commitments of such Defaulting Lender at such time.
“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations, and awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.
“Resignation Effective Date” has the meaning specified in Section 8.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any certificate, report or notice to be delivered or given hereunder, unless the context otherwise requires, the president, chief executive officer, chief financial officer, treasurer or vice president of finance, treasury and business development of the Parent Borrower or other executive officer of the Parent Borrower who in the normal performance of his or her operational duties would have knowledge of the subject matter relating to such certificate, report or notice and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of the Parent Borrower or other Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Parent Borrower or such other Loan Party, as the case may be, and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Parent Borrower or such other Loan Party, as applicable.
“Restricted Investment” means any Investment that is not a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 6.02.
“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless the context otherwise requires, the term “Restricted Subsidiary” shall mean a Restricted Subsidiary of the Parent Borrower. Each Loan Party (other than the Parent Borrower) shall constitute a Restricted Subsidiary.
“Revolving Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date.
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by the Revolving Lenders.
“Revolving Commitment Increase” has the meaning specified in Section 2.25(a).
“Revolving Credit Commitment” means with respect to each Revolving Lender on any date, the commitment of such Lender on such date to (a) make Revolving Loans and (b) purchase participations in (i) L/C Obligations and (ii) Swingline Loans, in each case in accordance with the terms of this Agreement, expressed as an amount representing the maximum principal and/or face amount of such Revolving Loan, Letter of Credit and/or Swingline Loan, or participation therein, as such commitment may be reduced or increased from time to time pursuant to Section 2.25 and/or Section 9.04. The initial amount of such Lender’s Commitment is set forth on Schedule 2.01 as such Lender’s “Revolving Credit Commitment” or in the Assignment and Assumption or Incremental Amendment (as applicable) pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Revolving Credit Commitments as of the Closing Date was $100,000,000.
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.
“Revolving Credit Facility” means the Revolving Credit Commitments and all Credit Extensions thereunder.
“Revolving Lender” means, at any time, any Lender that has a Revolving Credit Commitment or Revolving Loans at such time.
“Revolving Loan” means a loan made by a Lender to the Borrowers pursuant to Section 2.01(a).
“Revolving Unused Commitment Fee” has the meaning specified in Section 2.12(a).
“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Parent Borrower or a Restricted Subsidiary whereby Parent Borrower or such Restricted Subsidiary transfers such property to a Person and Parent Borrower or such Restricted Subsidiary leases it from such Person, other than leases between any of Parent Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.

“Sanctions” has the meaning specified in Section 3.16(a).
“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to, or exercising any, of its principal functions.
“Secured Hedge Agreement” means any Swap Contract by and between Parent Borrower or any of its Subsidiaries and any Hedge Bank, to the extent designated by the Parent Borrower or such Subsidiary and such Hedge Bank as a “Secured Hedge Agreement” in writing to the Administrative Agent. The designation of any Secured Hedge Agreement shall not create in favor of such Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Loan Party under the Loan Documents.
“Secured Hedging Obligations” means the obligations of Parent Borrower or any of its Subsidiaries arising under any Secured Hedge Agreement.
“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.
“Secured Parties” means, collectively, the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks, the Swingline Lender, any Cash Management Bank that is a party to a Bank Product Document, and any Hedge Bank that is a party to a Secured Hedge Agreement, and shall include, without limitation, all former Administrative Agents, Lenders, Issuing Banks, Swingline Lenders, Cash Management Banks, and Hedge Banks in such capacity to the extent that any Obligations owing to such Persons were incurred while such Persons were Administrative Agents, Arrangers, Lenders, Issuing Banks, Swingline Lenders, Cash Management Banks, or Hedge Banks and such Obligations (other than contingent indemnity obligations for which no claim has been made) have not been paid or satisfied in full in cash.
“Securities Account” means each securities account (as defined in the UCC) maintained by any of the Loan Parties.
“Securities Act” means the United States Securities Act of 1933, as amended, and any successor statute.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Security Agreements” means the U.S. Security Agreement, the Intellectual Property Security Agreements, the Dutch Security Agreements and the German Security Agreements.
“Similar Business” has the meaning specified in Section 6.06.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.”

“Solvent” means, with respect to any Person organized under the laws of the United States, or any state thereof, or Germany, on a particular date, that on such date (a) the fair value of the assets of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are conducted on such date and are proposed to be conducted after such date.
“Specified Transactions” means (a) any Permitted Acquisition, (b) the Transactions and (c) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.
“StaRUG” means the German Act on the Stabilisation and Restructuring Framework for Businesses (Gesetz über den Stabilisierungs- und Restrukturierungsrahmen für Unternehmen (Unternehmensstabilisierungs- und -restrukturierungsgesetz)).
“StaRUG Event” means a restructuring matter being pending against a Person incorporated or otherwise organized in the Federal Republic of Germany or such Person uses any instruments of the restructuring or stabilization framework pursuant to the StaRUG.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date (or, if later, the date such Indebtedness was originally incurred), and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Subsidiary” means, (i) with respect to any Person, any corporation, partnership, trust or other Person of which more than 50% of the outstanding capital stock (or similar property right in the case of partnerships and trusts and other Persons) having ordinary voting power to elect a majority of the board of directors of such corporation (or similar governing body or Person with respect to partnerships and trusts and other Persons) (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such and (ii) with respect to a Person incorporated under the laws of the Federal Republic of Germany, including a subsidiary within the meaning of sections 15 - 17 of the German Stock Corporation Act (Aktiengesetz) or an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and “control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise. Unless the context otherwise requires, the term “Subsidiary” shall mean a Subsidiary of Parent Borrower.
“Swap Contract” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, cross-currency hedges, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or any of their respective Subsidiaries shall be a “Swap Contract” and (b) any agreement with respect to any transactions (together with any related confirmations) which are subject to the terms and conditions of, or are governed by, any master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other similar master agreement.
“Swingline Borrowing” means a borrowing of a Swingline Loan.
“Swingline Lender” means Zions Bancorporation, N.A. dba Zions First National Bank, in its capacity as lender of Swingline Loans hereunder, or such other Revolving Lender as the Parent Borrower may from time to time select as the Swingline Lender hereunder pursuant to Section 2.04; provided that such Revolving Lender has agreed to be a Swingline Lender.
“Swingline Loan” means a loan made by a Swingline Lender to the Borrowers pursuant to Section 2.04.
“Swingline Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the total amount of the Revolving Credit Commitments. The Swingline Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority to the extent the foregoing are in the nature of a tax, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means an Initial Term Commitment or an Incremental Term Commitment, as the context may require.
“Term Credit Exposure” means, as to any Term Lender under any Term Facility at any time, the aggregate principal amount at such time of its outstanding Term Loans under such Term Facility.
“Term Facility” means the Initial Term Facility or an Incremental Term Facility, as the context requires.
“Term Lender” means each Initial Term Lender and each Incremental Term Lender and any other Person that shall have become party hereto holding Term Loans pursuant to an Assignment and Assumption or an Incremental Joinder Agreement, other than any such Person that ceases to be a party hereto holding Term Loans pursuant to an Assignment and Assumption.
“Term Loan” means a loan made by a Term Lender to the Borrowers pursuant to Section 2.01(b) or a loan under an Incremental Term Facility made pursuant to Section 2.25.
“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by the applicable Term Lenders.
“Term SOFR” means,

(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Assets” means, as of any date of determination, the consolidated assets of the Parent Borrower and its Subsidiaries at the end of the Fiscal Quarter immediately preceding such date, determined in accordance with GAAP.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Term Credit Exposure, Delayed Draw Term Loan Credit Exposure and Revolving Credit Exposure of such Lender at such time.
“Trademarks” has the meaning specified in the applicable Security Agreements.
“Transactions” means (A) the Closing Date Refinancing, (B) the entry into and incurrence of indebtedness pursuant to this Agreement, and (C) the payment of fees and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Base Rate.
“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided that, to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions or Chapters of the UCC, the definition of such term contained in Article or Division or Chapter 9 shall govern; provided further that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, the Administrative Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in another State other than the State of New York, the term “UCC” means the Uniform Commercial Code in such other State.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Controlled Accounts” has the meaning specified in Section 5.22(d).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Loan Party” means any Loan Party incorporated under the laws of England and Wales.
“UK Security Agreement” means any debenture governed by the laws of England and Wales and made by the Loan Parties party thereto in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfinanced Capital Expenditures” means for any period, Capital Expenditures of Parent Borrower and its Restricted Subsidiaries made in cash during such period, except to the extent financed with the proceeds of Capital Lease Obligations or other Indebtedness (other than Revolving Loans Incurred hereunder), common Capital Stock or Disqualified Stock, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated Adjusted EBITDA, less cash received from the sale of any fixed assets of Parent Borrower and its Restricted Subsidiaries (including, without limitation, assets of the type that may constitute Equipment hereunder) during such period; provided that the aggregate amount of Unfinanced Capital Expenditures during such period may not be less than zero.
“United States” and “U.S.” mean the United States of America.

“Unrestricted” means, when referring to cash or Cash Equivalents, that the foregoing: (a) do not appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Parent Borrower (unless such appearance is related to the Liens granted to secure the obligations due under this Agreement), (b) are not subject to, and are not on deposit in a deposit account or securities account that is subject to, any Lien held by, and, with respect to deposit accounts only, under the control (as defined in the UCC) of, any Person (other than the Administrative Agent for the ratable benefit of the Secured Parties, pursuant to the Loan Documents) that secures Indebtedness and (c) are not subject to any restriction on the use of such cash or Cash Equivalents to pay Indebtedness.
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of the Parent Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent Borrower in the manner provided below; and
(2)    any Subsidiary of an Unrestricted Subsidiary.
The Parent Borrower may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of Parent Borrower) to be an Unrestricted Subsidiary unless at the time of such designation such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Parent Borrower or any other Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, in each case at the time of such designation; provided, however, that (x) the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Parent Borrower or any of the Restricted Subsidiaries unless otherwise permitted under Section 6.02, (y) immediately after giving effect to such designation, the Parent Borrower shall be in Pro Forma Compliance with the Payment Conditions and (z) neither such Subsidiary nor any of its Subsidiaries may own or hold exclusive rights to, at the time of designation or at any time thereafter, any Intellectual Property material to the Parent Borrower, any of its Subsidiaries or the business of any of the foregoing; provided further, however, that such designation would be permitted under Section 6.02.
The Parent Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that, immediately after giving effect to such designation, the Parent Borrower shall be in Pro Forma Compliance with the Payment Conditions.
In no event may a Loan Party be designated an Unrestricted Subsidiary. As of the Closing Date, no entity is an Unrestricted Subsidiary.
“Unused Commitment Fees” means the Revolving Unused Commitment Fee and the Delayed Draw Unused Commitment Fee.
“U.S. Borrower” and “U.S. Borrowers” have the meanings specified in the preamble to this Agreement.
“U.S. Collateral” means the Collateral owned by (or, in the event such Collateral has been foreclosed upon, immediately prior to such foreclosure that was owned by) a U.S. Loan Party.
“U.S. Controlled Accounts” has the meaning specified in Section 5.22(a).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Guarantor” means each Guarantor that is a Domestic Subsidiary.
“U.S. Guaranty” means the guarantee of the Obligations of each Loan Party hereunder by the U.S. Loan Parties in Article X hereunder or in a supplemental guarantee in accordance with Section 5.16 of this Agreement.
“U.S. Loan Party” means each U.S. Borrower and each U.S. Guarantor.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Security Agreement” means that certain U.S. Security Agreement, dated as of the Closing Date, made by the Loan Parties party thereto in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, supplemented, or otherwise modified from time to time.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.18(g).
“VAT” shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
“VI Investments NL” means Varex Imaging Investments B.V., having its official seat (statutaire zetel) in Dinxperlo, the Netherlands, registered with the Dutch trade register under number 09198892.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“Whitelist Jurisdiction” means (I) (i) the United States, any state or territory thereof or the District of Columbia, (ii) England and Wales, Scotland or Northern Ireland, (iii) Germany and (iv) the Netherlands, (II) at the election of the Parent Borrower, (i) Canada or any province or territory thereof, (ii) the Commonwealth of Australia or any state or territory thereof, (iii) New Zealand, (iv) any member state of the European Economic Area, (v) the United Arab Emirates, (vi) Singapore, and (vii) Mexico and (III) any other state, territory or province (including any Excluded Jurisdiction) which the Parent Borrower and the Administrative Agent (each acting reasonably) from time to time mutually agree in writing to designate as a Whitelist Jurisdiction (provided that, in the case of any Excluded Jurisdiction so designated, such jurisdiction shall cease to be an Excluded Jurisdiction on and from the date of its designation as a Whitelist Jurisdiction pursuant to the terms hereof).
“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrowers and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Zions Bancorporation” has the meaning specified in the Recitals.
SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of 366 days, and (ii) otherwise, to a year of 365 days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) the words “renew,” “renewal” and variations thereof as used herein with respect to a Letter of Credit means to extend the term of such Letter of Credit or to reinstate an amount drawn under such Letter of Credit or both.
SECTION 1.03 Accounting Terms; Changes in GAAP.
(a)Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Parent Borrower to the Administrative Agent pursuant to Section 5.01(a) and Section 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)Changes in GAAP. If the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.04 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.05 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
SECTION 1.07 Borrower Representative. Each Loan Party hereby designates Parent Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial statements and reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, any Issuing Bank or any Lender, and Parent Borrower hereby accepts such appointment. The German Borrower exempts the Parent Borrower for all purposes under the Loan Documents from the restrictions of multiple representations pursuant to Section 181 of the German Civil Code for the purpose of acting on its behalf as its agent and attorney (Stellvertreter) in relation to the Loan Documents and from any similar restrictions applicable to it under any applicable laws in any other jurisdictions, in each case, to the extent legally permitted. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by Parent Borrower on behalf of any Loan Party. The Administrative Agent and the Lenders may give any notice or communication with a Loan Party hereunder to Parent Borrower on behalf of such Loan Party. Each of the Administrative Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with Parent Borrower for any or all purposes under the Loan Documents. Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Parent Borrower shall be binding upon and enforceable against it.
SECTION 1.08 Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable ratio, financial covenant or any component thereof in connection with Incurrence of Indebtedness, the creation of Liens, the making of any asset sale or other disposition, or the making of an investment, the making of a Restricted Payment, or the repayment, repurchase, redemption or otherwise of Indebtedness, or compliance with any other provision or basket in any Loan Document, (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein, or (d) the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any asset sale or other disposition, the making of an investment, the making of a Restricted Payment, or the repayment, repurchase, redemption or otherwise of Indebtedness, or compliance with any other provision or basket in any Loan Document, in each case under clauses (a) through (d) in connection with a Limited Condition Transaction, the date of determination of such ratio or other test or provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Parent Borrower (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election” (and to the extent the Parent Borrower makes a LCT Election it shall promptly notify the Administrative Agent of such LCT Election)), be deemed to be (i) in the case of an acquisition or other Investment, the date the definitive agreements for such acquisition or other Investment are entered into, (ii) in the case of any redemption, repurchase or repayment of Indebtedness, the date of such advance notice or offer and (iii) in the case of any declaration of a Restricted Payment, the date of such declaration, advance notice or offer, (the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) such ratios and other provisions are calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Measurement Period ending prior to the LCT Test Date for which financial statements are available, the applicable Loan Party could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios, test or other provisions, such ratios, test and other provisions shall be deemed to have been complied with. Notwithstanding anything to the contrary in any Loan Document, (i) if any of such ratios, tests or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in any components of such ratio), test or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, tests and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios, tests, other provisions, and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions. If the Parent Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or “basket” availability with respect to any other transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or the announcement by the Parent Borrower that such Limited Condition Transaction shall not be consummated), any such ratio, test, “basket” or other provision shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated at the beginning of the most recent Measurement Period ending prior to the LCT Test Date; provided that for purposes of any such calculation of the Consolidated Fixed Charge Coverage Ratio, any applicable interest will be calculated using an assumed interest rate for the Indebtedness to be Incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Parent Borrower in good faith. Notwithstanding anything in this Agreement or any Loan Document to the contrary, if the Parent Borrower or its Subsidiaries (x) Incurs Indebtedness, creates Liens, makes asset sales or other dispositions, makes investments, makes Restricted Payment or repays, redeems, repurchases or otherwise any Indebtedness in connection with any Limited Condition Transaction under a ratio-based test, “basket” or other provision and (y) Incurs Indebtedness, creates Liens, makes dispositions, investments, Restricted Payments, or repays, redeems, repurchases or otherwise any Indebtedness, in connection with such Limited Condition Transaction under a non-ratio-based “basket”, then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based “basket” without regard to any such action under such non-ratio-based “basket” made in connection with such Limited Condition Transaction.
SECTION 1.09 German Terms. In this Agreement, where it relates to a German Loan Party or asset, a reference to:
(a)a “Lien” includes any mortgage (Grundschuld, Hypothek), pledge (Pfandrecht), retention of title arrangement (Eigentumsvorbehalt), right of retention (Zurückbehaltungsrecht), right to reclaim goods (Herausgabeansprüche), and, in general, any right in rem created for the purpose of granting security; and
(b)a “director” or “managing director” of a Person includes a reference to a Geschäftsführer or Vorstand (as applicable) of such Person where such Person is incorporated in, or organized under the laws of, Germany.

SECTION 1.10 Dutch Terms. In this Agreement, where it relates to a Dutch Guarantor or asset, a reference to:
(a)an attachment includes a beslag;
(b)a liquidator includes a curator or a beoogd curator;
(c)a moratorium includes surséance van betaling and a moratorium declared includes surséance verleend;
(d)a necessary action to authorise where applicable, includes without limitation: (i) any action required to comply with the Act on the works councils (Wet op de ondernemingsraden); and (ii) obtaining an unconditional positive advice or neutral (advies) from the competent works council(s);
(e)a “receiver” includes a bewindvoerder, a beoogd bewindvoerder, a curator, a beoogd curator, a herstructureringsdeskundige and an observator;
(f)a “security interest” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);
(g)any step or procedure taken in connection with an insolvency proceeding includes a Dutch entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990); and
(h)a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden).
SECTION 1.11 Agreed Security Principles. Any reference herein to perfection in Collateral of Loan Parties incorporated, formed or organized in a jurisdiction other than (i) the Unites States, any state or territory thereof, or the District of Columbia, (ii) the Netherlands, (iii) Germany or (iv) England and Wales, or the Secured Parties’ Liens therein, shall be subject to the Agreed Security Principles.
ARTICLE II
COMMITMENTS AND CREDIT EXTENSIONS
SECTION 2.01 Commitments.
(a)Revolving Loans. Subject to the terms and conditions set forth herein and in the applicable Incremental Amendment with respect to any Revolving Commitment Increase, and in reliance upon the representations and warranties of the Loan Parties contained herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrowers from time to time on any Business Day during the Revolving Availability Period in an aggregate principal amount that will not result in (a) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Credit Commitment or (b) the aggregate Revolving Credit Exposures exceeding the aggregate Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Revolving Loans may be Base Rate

Loans or SOFR Loans, as further provided herein. All Revolving Loans hereunder shall be made in Dollars.
(b)Initial Term Loans. Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties of the Loan Parties contained herein, each Initial Term Lender severally agrees to make one Term Loan to the Borrowers in Dollars on the Closing Date in an aggregate principal amount not to exceed such Initial Term Lender’s Initial Term Commitment. Amounts borrowed under this Section 2.01(b) and prepaid or repaid may not be reborrowed.
(c)    Delayed Draw Term Loans. At any time during the Delayed Draw Commitment Period, subject to the terms and conditions set forth in Sections 1.08 and 4.02 hereof, each Delayed Draw Term Loan Lender with a Delayed Draw Term Loan Commitment severally agrees to make to the Borrowers, on the applicable Delayed Draw Closing Date, term loans denominated in Dollars in amounts requested by the Borrowers that, when taken together, do not exceed the aggregate Delayed Draw Term Loan Commitments as of such Delayed Draw Closing Date immediately prior to giving effect to such Borrowing (the “Delayed Draw Term Loans”); provided that the amount of Delayed Draw Term Loans to be funded by any such Delayed Draw Term Loan Lender on such Delayed Draw Closing Date shall not exceed such Delayed Draw Term Loan Lender’s unfunded Delayed Draw Term Loan Commitment as of such Delayed Draw Closing Date immediately prior to giving effect to such Borrowing. Delayed Draw Term Loans may be Base Rate Loans or SOFR Loans, as further provided herein. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.
SECTION 2.02 Loans and Borrowings.
(a)Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the applicable Lenders ratably in accordance with their respective applicable Commitments.
(b)Type of Loans. Subject to Section 2.19, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of Base Rate Loans or SOFR Loans as the Parent Borrower may request in accordance herewith. Each Swingline Loan shall be a Base Rate Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)Minimum Amounts. Each SOFR Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $100,000. Each Base Rate Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $100,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Each Swingline Loan shall be in an amount equal to $100,000 or a larger multiple of $50,000. Borrowings of more than one Type may be outstanding at the same time.
SECTION 2.03 Borrowing Requests.
(a)Notice by the Parent Borrower. Each Borrowing (other than a Swingline Borrowing) shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent; provided, that such notices may be conditioned on the occurrence of any transaction anticipated to occur in connection with such Loans. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Parent Borrower, or may be given by the Parent Borrower by telephone to the Administrative Agent (if promptly confirmed by such a written

Borrowing Request of the Parent Borrower consistent with such telephonic notice) and must be received by the Administrative Agent not later than 11:00 a.m. (Mountain Time) (i) in the case of a SOFR Borrowing, (x) three U.S. Government Securities Business Days prior to the date of the requested Borrowing if that Borrowing consists of Revolving Loans, (y) the date of such Borrowing in the case of the Borrowing of a Term Loan to occur on (A) the Closing Date or (B) the date of any Incremental Amendment relating to Incremental Term Loans or (z) three U.S. Government Securities Business Days prior to the date of the requested Borrowing if that Borrowing consists of Delayed Draw Term Loans or (ii) in the case of a Base Rate Borrowing, one Business Day prior to the date of the requested Borrowing. Each Swingline Borrowing shall be requested in accordance with Section 2.04.
(b)Content of Borrowing Requests. Each Borrowing Request for a Borrowing pursuant to this Section shall specify the following information in compliance with Section 2.02: (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether such Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing; (iv) whether such Borrowing is to be a Borrowing of Revolving Loans, Term Loans or Delayed Draw Term Loans; (v) in the case of a SOFR Borrowing, the Interest Period therefor; and (vi) the location and number of the Parent Borrower’s account to which funds are to be disbursed.
(c)Notice by Administrative Agent to Lenders. Promptly following receipt of a Borrowing Request, the Administrative Agent shall advise each applicable Lender of the details thereof and such Lender’s portion of each resulting Borrowing.
(d)Failure to Elect Type. If no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be a SOFR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, the Parent Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(e)Proceeds of Borrowings. Each Borrower acknowledges and agrees that the proceeds of each Borrowing shall be made solely to the Parent Borrower. Without limiting the generality of the foregoing, no Lender shall be obligated to make any Credit Extension to any Borrower that is not a U.S. Person if such Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make Credit Extensions to any non-U.S. Borrower.
SECTION 2.04 Swingline Loans.
(a)Swingline Loans. Subject to the terms and conditions set forth herein, each Swingline Lender, in reliance on the agreements of the Revolving Lenders set forth in this Section, may in its sole discretion make Swingline Loans to the Borrowers from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount that will not result in (i) the Revolving Credit Exposure of any Revolving Lender exceeding its Revolving Credit Commitment, (ii) the aggregate Revolving Credit Exposures exceeding the aggregate Revolving Credit Commitments, or (iii) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit; provided, further, that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.
(b)Borrowing Procedures for Swingline Loans. Each Swingline Borrowing shall be made upon the Parent Borrower’s notice to the applicable Swingline Lender and the Administrative

Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Parent Borrower, or may be given by the Parent Borrower by telephone (if promptly confirmed in writing by delivery of such a written Borrowing Request of the Parent Borrower consistent with such telephonic notice) and must be received by such applicable Swingline Lender and the Administrative Agent not later than 10:00 a.m. (Mountain Time) on the date of the requested Swingline Borrowing, and such notice shall specify (i) the amount to be borrowed, which shall be in a minimum of $100,000 or a larger multiple of $50,000, and (ii) the date of such Swingline Borrowing (which shall be a Business Day). Subject to the terms and conditions set forth herein, such Swingline Lender shall make each Swingline Loan available to the Parent Borrower by credit to the Parent Borrower’s account with such Swingline Lender or by wire transfer in accordance with instructions provided to (and reasonably acceptable to) such Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(f), by remittance to the respective Issuing Bank), not later than 3:00 p.m. (Mountain Time) on the requested date of such Swingline Loan.
(c)[Reserved].
(d)Participations by Revolving Lenders in Swingline Loans.
(i)Immediately upon the making of a Swingline Loan by a Swingline Lender, and without any further action on the part of such Swingline Lender or the Revolving Lenders, such Swingline Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Swingline Lender, a participation in such Swingline Loan equal to such Revolving Lender’s Applicable Percentage of the amount of such Swingline Loan. Each Swingline Lender may, by written notice given to the Administrative Agent not later than 11:00 a.m. (Mountain Time), on any Business Day, require the Revolving Lenders to fund participations on such Business Day in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will fund such participations. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of each such Swingline Loan. Each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Revolving Lender’s Applicable Percentage of each such Swingline Loan. Each Revolving Lender acknowledges and agrees that its obligation to acquire and fund participations in Swingline Loans pursuant to this paragraph is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Lenders.

(ii)The Administrative Agent shall notify the Parent Borrower of any participations in any Swingline Loan funded pursuant to the preceding paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by a Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan made by such Swingline Lender after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to the preceding paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
(e)Resignation of Swingline Lender. Any Swingline Lender may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Revolving Lenders and the Parent Borrower. After the resignation of a Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such resignation, but shall not be required to make any additional Swingline Loans.
SECTION 2.05 Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Parent Borrower may request any Issuing Bank, in reliance on (among other things) the agreements of the Revolving Lenders set forth in this Section, to issue, at any time and from time to time during the Revolving Availability Period, Letters of Credit denominated in Dollars for its own account or, subject to Section 2.05(l), the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and such Issuing Bank in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.
(b)Notice of Issuance, Extension, Reinstatement or Other Amendment. To request the issuance of a Letter of Credit (or the extension of its term, reinstatement of amounts paid, or other amendment of its terms and conditions), the Parent Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and to the Administrative Agent (reasonably in advance of the requested date of issuance, extension, reinstatement or other amendment) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be extended, reinstated or otherwise amended, and specifying the date of issuance, extension, reinstatement or other amendment (which shall be a Business Day), the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, extend, reinstate or otherwise amend such Letter of Credit. If requested by the respective Issuing Bank, the Parent Borrower also shall submit a letter of credit application and reimbursement agreement on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Parent Borrower to, or entered into by the Parent Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If the Parent Borrower so requests in any notice requesting the issuance of a Letter of Credit (or the amendment of an outstanding Letter of Credit), the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit shall permit such Issuing Bank to prevent any such extension at least once in each one-year period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such one-year period to be agreed upon by the Parent Borrower and the applicable Issuing Bank at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Parent Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Evergreen Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.05(d); provided, that such Issuing Bank shall not (i) permit any such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date), or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Lender or the Parent Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.
If (i) any letter of credit has been previously issued by an Issuing Bank, (ii) the reimbursement obligations of the account party (the “Original Letter of Credit Account Party”) relating to such letter of credit have been or are assumed in writing by the Parent Borrower pursuant to a Permitted Acquisition or other transaction permitted under this Agreement, (iii) after giving effect to the inclusion of such letter of credit as a Letter of Credit hereunder, the provisions of Section 2.05(c) shall not be contravened, (iv) such letter of credit satisfies all of the requirements of a Letter of Credit hereunder, and (v) subject to Section 1.08, the conditions of Section 4.01 and Section 4.02 are satisfied, then upon the written request (which request shall include a statement that the foregoing requirements (i) through (v), inclusive, have been satisfied) of the Parent Borrower to such Issuing Bank (consented to in writing by such Issuing Bank) and the submission by the Parent Borrower to the Administrative Agent of a copy of such request bearing such consent, such letter of credit shall be (from the date of such consent of such Issuing Bank) deemed a Letter of Credit for all purposes of this Agreement and the other Loan Documents and considered issued hereunder pursuant to the terms hereof (the terms hereof and of the other Loan Documents shall govern and prevail in the case of any conflict with the provisions of the agreement(s) pursuant to which such letter of credit had been issued (such agreement(s), the “Original Letter of Credit Agreements”), and such Issuing Bank shall be deemed to have released the Original Letter of Credit Account Party and the Parent Borrower, as applicable, from the Original Letter of Credit Agreements to the extent of such conflict). Notwithstanding that any such assumed letter of credit is in support of any obligations of, or is for the account of, a Subsidiary, the Parent Borrower agrees that it shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such letter of credit.
(c)Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, extended, reinstated or otherwise amended only if (and upon issuance, extension, reinstatement or other amendment of each Letter of Credit the Parent Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, extension, reinstatement or other amendment (i) the sum of (x) the aggregate amount of the outstanding Letters of Credit issued by any Issuing Bank plus (y) the aggregate amount of all L/C Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Parent Borrower shall not exceed its L/C Issuing Bank Sublimit, (ii) the aggregate L/C Obligations shall not exceed the L/C Sublimit, (iii) the Revolving Credit Exposure of any Revolving Lender shall not exceed its Revolving Credit Commitment, and (iv) the aggregate Revolving Credit Exposures shall not exceed the aggregate Revolving Credit Commitments. The Parent Borrower may, at any time and from time to time, increase or reduce the L/C Issuing Bank Sublimit of any Issuing Bank with the consent of such Issuing Bank and the Administrative Agent; provided that the Parent Borrower shall not reduce the L/C Issuing Bank Sublimit of any Issuing Bank if, after giving effect to such reduction, any of the conditions set forth in clauses (i) through (iv) above shall not be satisfied.
An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from issuing such Letter of Credit, or any Law applicable to such Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or Law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it;
(ii)the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or
(iii)[reserved].
An Issuing Bank shall be under no obligation to issue any amendment to any Letter of Credit if such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof.
(d)Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one year after the then-current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, upon the consent of the Administrative Agent and the applicable Issuing Bank to permit a Letter of Credit to have a stated expiration date that is later than the Maturity Date, the Parent Borrower hereby agrees at the time of issuance of such Letter of Credit that, at least 30 days prior to the Maturity Date, the Borrowers will Cash Collateralize such Letter of Credit in the amount of 103% of the stated amount thereof and otherwise comply with the provisions of Section 2.05(k).
(e)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof), and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each

Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any extension, reinstatement or other amendment of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments.
In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Revolving Lender’s Applicable Percentage of each L/C Disbursement made by such Issuing Bank promptly upon the request of such Issuing Bank at any time from the time of such L/C Disbursement until such L/C Disbursement is reimbursed by the Borrowers or at any time after any reimbursement payment is required to be refunded to the Borrowers for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to Section 2.05(f), the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such L/C Disbursement.
Each Revolving Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Revolving Lender’s Revolving Credit Commitment is amended hereunder, as a result of an assignment in accordance with Section 9.04 or otherwise pursuant to this Agreement.
(f)Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such Issuing Bank in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon (Mountain Time) on (i) the Business Day that the Parent Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. (Mountain Time), or (ii) the Business Day immediately following the day that the Parent Borrower receives such notice, if such notice is not received prior to such time; provided that, if such L/C Disbursement is not less than $1,000,000, the Parent Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with a Base Rate Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing or Swingline Loan, as applicable. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof and such Revolving Lender’s Applicable Percentage thereof.

(g)Obligations Absolute. The Borrowers’ obligation to reimburse L/C Disbursements as provided in Section 2.05(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of this Agreement or any Letter of Credit, or any term or provision herein or therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.
None of the Administrative Agent, the Revolving Lenders, any Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers or any of their Subsidiaries to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers or any of their Subsidiaries that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), an Issuing Bank shall be deemed to have exercised care in each such determination, and that:
(i)an Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation;
(ii)an Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms and conditions of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms and conditions of such Letter of Credit (even if not in strict compliance with the terms and conditions of such Letter of Credit) and without regard to any non-documentary condition in such Letter of Credit;
(iii)an Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in substantially strict compliance with the terms and conditions of such Letter of Credit; and
(iv)this Section 2.05(g) shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a

Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care stricter than the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Revolving Lenders, any Issuing Bank, or any of their respective Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an Issuing Bank declining to take up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) an Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank.
Unless otherwise expressly agreed by an Issuing Bank and the Parent Borrower when a Letter of Credit is issued by such Issuing Bank (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall be stated therein to apply to each standby Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrowers for, and such Issuing Bank’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.
An Issuing Bank shall have all of the benefits and immunities (but not the obligations) (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the such Issuing Bank.
(h)Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Parent Borrower in writing of such demand for payment if such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such L/C Disbursement.
(i)Interim Interest. If the Issuing Bank for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrowers shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrowers reimburse such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrowers fail to reimburse such L/C Disbursement when due pursuant to Section 2.05(f), then Section 2.11(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.05(f) to reimburse such Issuing Bank for such L/C Disbursement shall be for the account of such Revolving Lender to the extent of such payment.
(j)Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement between the Parent Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then-existing Letter of Credit.
Any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Revolving Lenders and the Parent Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then-existing Letter of Credit.
(k)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Parent Borrower receives written notice from the Administrative Agent or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with L/C Obligations representing more than 50% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall promptly deposit into an account or accounts established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Insolvency Event of Default. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. In addition, and without limiting the foregoing or Section 2.05(d), if any L/C Obligations remain outstanding after the expiration date specified in said Section 2.05(d), the Borrowers shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.
The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which it has not been reimbursed, together with related reasonable and documented out-of-pocket fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with L/C Obligations representing more than 50% of the total L/C Obligations), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.
(l)Letters of Credit Issued for account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Parent Borrower shall be obligated as a primary obligor to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of obligations of such Subsidiary. The Parent Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Parent Borrower, and that the Parent Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of the Parent Borrower which is not a Loan Party, the Parent Borrower agrees that (i) such Subsidiary shall have no rights against the Issuing Bank, the Administrative Agent or any Revolving Lender, (ii) the Parent Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) the Parent Borrower shall have sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) the Parent Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Parent Borrower shall, at the request of the Issuing Bank, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.
SECTION 2.06 Funding of Borrowings.
(a)Funding by Lenders. Each Lender shall make the amount of each Borrowing to be made by it hereunder available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (Mountain Time) on the proposed date thereof; provided that Swingline Borrowings shall be made as provided in Section 2.04. The Administrative Agent will make all such funds so received available to the Parent Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable Borrowing Request; provided that Base Rate Borrowings made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the respective Issuing Bank.
(b)Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.07 Interest Elections.
(a)Elections by Parent Borrower for Borrowings. Subject to Section 2.02, the Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Parent Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a SOFR Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Parent Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the applicable Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)Notice of Elections. Each such election pursuant to this Section shall be made upon the Parent Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Parent Borrower, or may be given by telephone to the Administrative Agent (if promptly confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Parent Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.
(c)Content of Interest Election Requests. Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be a Base Rate Borrowing or SOFR Borrowing; and
(iv)if the resulting Borrowing is a SOFR Borrowing, the Interest Period therefor after giving effect to such election.

(d)Notice by Administrative Agent to Lenders. The Administrative Agent shall advise each applicable Lender of the details of an Interest Election Request and such Lender’s portion of such resulting Borrowing no less than one Business Day before the effective date of the election made pursuant to such Interest Election Request.
(e)Failure to Make an Interest Election Request; Events of Default. If the Parent Borrower fails to deliver a timely and complete Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, the Parent Borrower shall be deemed to have selected that such SOFR Borrowing shall automatically be continued as a SOFR Borrowing with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Parent Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid as provided herein, each SOFR Borrowing shall automatically be converted to a Base Rate Borrowing at the end of the Interest Period therefor.
SECTION 2.08 Prepayments.
(a)Optional Prepayments. The Borrowers may, upon notice to the Administrative Agent, at any time and from time to time prepay any Borrowing in whole or in part without premium or penalty, subject to the requirements of this Section.
(b)Mandatory Prepayments. The Borrowers shall be required to prepay the Loans as follows:
(i)Certain Dispositions. No later than ten (10) days (or such later date as the Administrative Agent may agree in its reasonable discretion) following the date of receipt by the Parent Borrower or any of its Restricted Subsidiaries of any Net Proceeds with respect to any Dispositions of owned real property, the Parent Borrower shall prepay the Loans as set forth in Section 2.08(e) in an aggregate amount equal to 75% of such Net Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, the Parent Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to invest such Net Proceeds within 365 days of receipt thereof in assets of the general type used or useful in the business of the Parent Borrower and its Restricted Subsidiaries and, to the extent an amount equal to all or a portion of such Net Proceeds have been committed to be reinvested within 365 days after receipt of such Net Proceeds, such 365-day reinvestment period shall be extended by an additional 180 days with respect to such amount that has been so committed; provided further that, Parent Borrower shall not be required to make any prepayment of Loans pursuant to this Section 2.08(b)(i) unless the Net Proceeds from all such Dispositions of owned real property exceed $10,000,000 in the aggregate in any Fiscal Year (and any amounts required to be prepaid pursuant to this Section 2.08(b)(i) shall only be the amounts in excess of such $10,000,000 threshold).
(ii)[Reserved].
(iii)Revolving Credit Limit. If at any time the aggregate Revolving Credit Exposures exceed the aggregate Revolving Credit Commitments then in effect, the

Borrowers shall promptly prepay the Revolving Loans, unreimbursed L/C Disbursements and/or Swingline Loans to the extent necessary to eliminate such excess.
(iv)[Reserved].
(c)Notices. Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Parent Borrower, or may be given by telephone to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) (if promptly confirmed by such a written Prepayment Notice consistent with such telephonic notice) and must be received by the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) (i) in the case of prepayment of a SOFR Borrowing, not later than 11:00 a.m. (Mountain Time) three U.S. Government Securities Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m. (Mountain Time) one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon (Mountain Time) on the date of prepayment. Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of each Borrowing or portion thereof to be prepaid; provided further that any such notice of prepayment pursuant to this Section 2.08(c) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities, the consummation of a sale, or any other event), in which case such notice may be revoked by the Parent Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each Prepayment Notice shall be irrevocable unless the receipt of the applicable Net Proceeds is conditioned on an event or a circumstance that does not occur or exist.
(d)[Reserved].
(e)Amounts; Application. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing. All prepayments of the Term Loans or Delayed Draw Term Loans shall be applied to principal installments on such Term Loans or Delayed Draw Term Loans as specified by the Parent Borrower in the applicable notice of prepayment. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11, together with any additional amounts required pursuant to Section 2.16. Prepayments of the Loans hereunder shall not result in a permanent reduction or termination of any Commitment or the Aggregate Commitments outstanding hereunder as of the date of any such prepayment.
SECTION 2.09 Termination of Term Loan and Delayed Draw Term Loan Commitments. The Initial Term Commitments shall automatically and permanently terminate on the Closing Date upon the funding of the Term Loans under the Initial Term Facility. The Incremental Term Commitments under an Incremental Term Facility shall automatically and permanently terminate on the date of the applicable Incremental Amendment upon the funding of the Incremental Term Loans under such Incremental Term Facility. The Delayed Draw Term Loan Commitments shall automatically and permanently be reduced on the date of any applicable Delayed Draw Term Loan Borrowing upon the funding of the Delayed Draw Term Loans made on such date under the Delayed Draw Term Loan Facility. The Delayed Draw Term Loan Commitments outstanding on the Delayed Draw Commitment Termination Date shall automatically terminate on such date.

SECTION 2.10 Repayment of Loans.
(a)Revolving Loans. The Borrowers shall repay to the Administrative Agent, for the ratable account of the Revolving Lenders, on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.
(b)Swingline Loans. The Borrowers shall repay to the applicable Swingline Lender (or, to the extent required by Section 2.04(c), to the Administrative Agent, for the account of the Lenders) each Swingline Loan made by such Swingline Lender on the earlier to occur of (i) the date five Business Days after such Swingline Loan is made and (ii) the Maturity Date; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. At any time that there shall exist a Defaulting Lender under the Revolving Credit Facility, immediately upon the request of the applicable Swingline Lender, the Borrowers shall repay the outstanding Swingline Loans made by such Swingline Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swingline Loans.
(c)    Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the applicable Term Lenders or Delayed Draw Term Loan Lenders, as applicable:
(i) with respect to the Term Loans made on the Closing Date under the Initial Term Facility, on the last Business Day of the month of each March, June, September and December (commencing with the month of March 2026) (each an “Amortization Payment Date”), an aggregate principal amount equal to (A) 1.2500% of the aggregate original principal amount of such Term Loans for each Amortization Payment Date occurring on or prior to the second anniversary of the Closing Date, (B) 1.875% of the aggregate original principal amount of such Term Loans for each Amortization Payment Date occurring after the second anniversary of the Closing Date and on or prior to the fourth anniversary of the Closing Date, and (C) 2.500% of the aggregate original principal amount of such Term Loans for each Amortization Payment Date occurring after the fourth anniversary of the Closing Date and prior to the Maturity Date (in each case, which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.08);
(ii) to the extent any Delayed Draw Term Loans are funded, on the last Business Day of the month of each March, June, September and December (commencing with the month of (y) March 2027 (in the case of any Delayed Draw Term Loans outstanding as of the first anniversary of the Closing Date) and (z) March 2028 (in the case of any Delayed Draw Term Loans funded after the first anniversary of the Closing Date and outstanding as of the second anniversary of the Closing Date), an aggregate principal amount equal to (A) 1.2500% of the aggregate original principal amount of the applicable Delayed Draw Term Loan for each Amortization Payment Date occurring on or prior to the second anniversary of the Closing Date, (B) 1.875% of the aggregate original principal amount of the applicable Delayed Draw Term Loan for each Amortization Payment Date occurring after the second anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, and (C) 2.500% of the aggregate original principal amount of the applicable Delayed Draw Term Loan for each Amortization Payment Date occurring after the fourth anniversary of the Closing Date but on or prior the Maturity Date (in each case, which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.08);

(iii) the aggregate principal amount of all Term Loans under any Incremental Term Facility on the dates specified in the applicable Incremental Amendment with respect to such Incremental Term Facility (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.08); provided, however, that the final principal repayment installment of such Term Loans shall be repaid on the maturity date for such Incremental Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Incremental Term Loans outstanding under such Incremental Term Facility on such date; and
(iv)on the Maturity Date, the aggregate principal amount of all (x) Initial Term Loans and (y) Delayed Draw Term Loans outstanding on such date.
SECTION 2.11 Interest.
(a)Interest Rates. Subject to Section 2.11(b), (i) each Base Rate Loan (including each Swingline Loan) shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin; and (ii) each SOFR Loan shall bear interest at a rate per annum equal to Term SOFR for the Interest Period therefor plus the Applicable Margin.
(b)Default Interest. While any Event of Default has occurred and is continuing, upon the request of the Required Lenders (or, upon the occurrence and during the continuance of any Insolvency Event of Default or an Event of Default pursuant to Section 7.01(a)(i), automatically): (i) the Borrowers shall pay interest on any overdue principal amount of Loans outstanding hereunder and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, in the case of each of (i) and (ii), at a rate per annum equal at all times to the Default Rate.
(c)Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to Section 2.11(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.
(d)Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(e)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Parent Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
SECTION 2.12 Fees.
(a)Revolving Unused Commitment Fees. The Borrowers agree to pay to the Administrative Agent, for the account of each Revolving Lender, an unused commitment fee (the “Revolving Unused Commitment Fee”) on the average daily unused amount of the Revolving Credit Commitment of such Revolving Lender, which shall accrue at a rate per annum equal to the Applicable Margin during the period from and including the Closing Date to but excluding the Maturity Date. Accrued Revolving Unused Commitment Fees shall be payable in arrears on the first day of each January, April, July and October, commencing on the first such date to occur after the date hereof, and on the Maturity Date. For purposes of computing Revolving Unused Commitment Fees, the Revolving Credit Commitment of any Revolving Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in L/C Obligations (but not to the extent of such Revolving Lender’s participations in outstanding Swingline Loans).
(b)L/C Fees. The Borrowers agree to pay to the Administrative Agent, for the account of each Revolving Lender, a Letter of Credit fee with respect to its participations in each outstanding Letter of Credit (the “L/C Fee”) on the daily maximum amount then available to be drawn under such Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin during the period from and including the Closing Date to and including the later of the Maturity Date and the date on which such Revolving Lender ceases to have any L/C Obligations. Accrued L/C Fees shall be payable in arrears on the first day of each January, April, July and October, commencing on the first such date to occur after the Closing Date, and on the Maturity Date; provided that any such fees accruing after the Maturity Date shall be payable on demand.
(c)L/C Fronting Fees. The Borrowers agree to pay to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank at a rate per annum equal to the percentage separately agreed upon between the Parent Borrower and such Issuing Bank on the daily maximum amount then available to be drawn under such Letter of Credit, during the period from and including the Closing Date to and including the later of the Maturity Date and the date on which such Issuing Bank ceases to have any obligations (contingent or otherwise) to make any L/C Disbursement in respect of any Letter of Credit. Accrued fronting fees shall be payable in arrears on the first day of each January, April, July and October, commencing on the first such date to occur after the Closing Date, and on the Maturity Date; provided that any such fees accruing after the Maturity Date shall be payable on demand. In addition, the Borrowers agree to pay to each Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect, which fees, costs and charges shall be payable to such Issuing Bank within three Business Days after its demand therefor and are nonrefundable.
(d)Agent Fees. The Borrowers agree to pay to each of the Agents, for its own account, the fees payable in the amounts and at the times agreed pursuant to the Fee Letters or otherwise in writing between the Borrowers and the Agents.

(e)Delayed Draw Unused Commitment Fees. The Borrowers agree to pay to the Administrative Agent, for the account of each Delayed Draw Term Loan Lender, an unused commitment fee (the “Delayed Draw Unused Commitment Fee”) on the average daily unused amount of the Delayed Draw Term Loan Commitment of such Delayed Draw Term Loan Lender, which shall accrue at a rate per annum equal to the Applicable Margin during the period from and including the Closing Date through and including the Delayed Draw Commitment Termination Date. Accrued Delayed Draw Unused Commitment Fees shall be payable in arrears on the first day of each January, April, July and October, commencing on the first such date to occur after the date hereof, and on the Maturity Date, and on the Delayed Draw Commitment Termination Date.
(f)Fee Computation. All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day in the case of the fees under Section 2.12(a) and Section 2.12(d) and including the last day in the case of the fees under Section 2.12(b) and Section 2.12(c)). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.
(g)Fees Nonrefundable. Fees paid under this Section 2.12 shall not be refundable under any circumstances.
SECTION 2.13 Evidence of Debt.
(a)Maintenance of Records. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrowers to such Lender resulting from each Credit Extension made by such Lender. The Administrative Agent shall maintain the Register in accordance with Section 9.04(c). The entries made in the records maintained pursuant to this clause (a) shall be conclusive absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect any Lender’s Commitments or any Borrower’s Obligations. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.
(b)Promissory Notes. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall prepare, execute and deliver to such Lender a promissory note of the Borrowers payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and a form approved by the Administrative Agent, which shall evidence such Lender’s Commitments or Loans of a particular Class in addition to such records.
SECTION 2.14 Payments Generally; Several Obligations of Lenders.
(a)Payments by Borrowers. All payments to be made by the Borrowers hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 12:00 noon (Mountain Time) on the date specified herein. All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Administrative Agent will promptly distribute to each Issuing Bank or Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Issuing Bank or such Lender’s applicable Lending Office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). If any payment to be made by the Borrowers shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.
(b)[Reserved].
(c)Application of Insufficient Payments. Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal or unreimbursed L/C Disbursements, as applicable, then due to such parties.
(d)Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Parent Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), Section 2.05(e), Section 2.06(b), Section 2.15, or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the applicable Swingline Lender or the applicable Issuing Bank, as applicable, to satisfy such Lender’s obligations to the Administrative Agent, such Swingline Lender and such Issuing Bank, as applicable, until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
(f)Several Obligations of Lenders. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans, as applicable, and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan or, as applicable, to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no

Lender shall be responsible for the failure of any other Lender to so make its applicable Loan, to purchase its participations, as applicable, or to make its payment under Section 9.03(c).
SECTION 2.15 Sharing of Payments. If any Lender or Issuing Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements or Swingline Loans or other obligations hereunder resulting in such Lender or Issuing Bank receiving payment of a proportion of the aggregate amount of its Loans or participations in L/C Disbursements or Swingline Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender or Issuing Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and participations in L/C Disbursements or Swingline Loans and such other obligations of the other Lenders or Issuing Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders and Issuing Banks, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements or Swingline Loans and other amounts owing them; provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 2.15 shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.22, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to a Loan Party or any Subsidiary thereof (as to which the provisions of this Section 2.15 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender or Issuing Bank acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender or Issuing Bank were a direct creditor of each Loan Party in the amount of such participation.
SECTION 2.16 Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (except as otherwise permitted by this Agreement), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent Borrower pursuant to Section 2.21(b), then, in any such event, the Borrowers shall compensate each Lender for any loss and reasonable and documented out-of-pocket cost and expense attributable to such event, including any loss or reasonable and documented out-of-pocket cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Parent Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17 Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank; or
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit; and the result of any of the foregoing shall be to increase the cost to such Lender, such Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount)
then, upon request of such Lender, Issuing Bank or other Recipient, the Borrowers will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 2.17(a) or (b) and delivered to the Parent Borrower, shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof); provided further that such amounts shall only be payable by the Borrowers to the applicable Lender or Issuing Bank under this Section 2.17 so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements (it being agreed that such Lender shall only be required to certify to such fact in a certificate and not provide any other evidence of such policy or practice or disclose any confidential information).
SECTION 2.18 Taxes.
(a)Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate (or other notification as provided for by applicable law) in reasonable detail as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to this Section, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority (or any other certificate provided for by applicable law plus proof of payment) evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 2.18(g)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,
(A)any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign

Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, or if reasonably requested by the Parent Borrower or the Administrative Agent, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)German Tax Matters.
(i)A payment under a Loan Document shall not be increased pursuant to this Section 2.18 by reason of a withholding or deduction for, or on account of, Taxes imposed by Germany if on the date on which the payment falls due (A) the payment could have been made to the Lender without a withholding or deduction if the Lender had been a German Qualifying Lender, but on that date that Lender is not or has ceased to be a German Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any Law or German Treaty, or any published practice or published concession of any relevant taxing authority or (B) the relevant Lender is a German Treaty Lender and a Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the withholding or deduction had that Lender complied with its obligations under this Section 2.18, or (C) the withholding or deduction has been ordered (angeordnet) on the basis of sec. 50(a) para. 7 of the German income tax act (Einkommensteuergesetz) as amended or restated from time to time.
(ii)Each Lender shall indicate, and any additional Lender shall indicate in the Assignment and Assumption which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any German Loan Party, which of the following categories it falls within:
(A)not a German Qualifying Lender;
(B)a German Qualifying Lender (other than a German Treaty Lender); or
(C)a German Treaty Lender.
If any additional Lender fails to indicate its status in accordance with this Section 2.18(i)(ii), then such Lender shall be treated for the purposes of this Agreement (including by each German Loan Party) as if it is not a German Qualifying Lender until such time as it notifies the Administrative Agent which category of German Qualifying Lender applies (and the Administrative Agent, upon receipt of such notification, shall inform the German Loan Party). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of an additional Lender to comply with this Section 2.18(i)(ii).
(j)VAT.
(i)All amounts expressed to be payable under this Agreement or any other Loan Documents by any Loan Party to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if

VAT is or becomes chargeable on any supply made by any Lender to any Loan Party under this Agreement or any other Loan Documents and such Lender is required to account to the relevant tax authority for the VAT, such Loan Party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to such Loan Party), provided however that (i) a Loan Party shall not be obliged to make such payment if VAT is or becomes chargeable only because the Lender waived the right for a VAT exemption and (ii) each Lender undertakes not to waive any right for a VAT exemption if in case of such waiver VAT would have accrued at the level of a Loan Party as recipient of a supply of services under the so called reserve charge mechanism.
(ii)Where this Agreement or any other Loan Document requires any Loan Party to reimburse or indemnify a Lender for any cost or expense, such Loan Party will reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iii)Any reference in this clause (j) to a Lender or Loan Party shall, at any time when such is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the Person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)) so that a reference to a Person shall be construed as a reference to that Lender or Loan Party or the relevant group or unity (or fiscal unity) of which that Lender or Loan Party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
(iv)In relation to any supply made by a Lender to a Loan Party under this Agreement or any other Loan Document, if reasonably requested by such Lender, such Loan Party must promptly provide such Lender with details of such Loan Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.
(k)Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.19 Inability to Determine Rates. Subject to Section 2.24, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Parent Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Parent Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Parent Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.24, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
SECTION 2.20 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, or Term SOFR, then, upon notice thereof by such Lender to the Parent Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate,” in each case until each affected Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.
SECTION 2.21 Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending or Issuing Office. If any Lender or Issuing Bank requests compensation under Section 2.17, or if any amount payable by a Loan Party under a Loan Document is not (or, when the relevant corporate income tax were to be calculated, would not be) deductible from the Loan Party’s taxable income for Tax purposes by reason of that amount being paid, owed or accrued to a Lender that is a German Non-Cooperative Jurisdiction Lender, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.18, then such Lender or Issuing Bank shall (at the request of the Parent Borrower) use reasonable efforts to, as applicable, designate a different lending or issuing office for funding or booking its Loans hereunder or issuing Letters of Credit or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or Section 2.18 or would eliminate or reduce the non-deductibility of amounts payable by a Loan Party under a Loan Document, as the case may be, in the future, and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders or Issuing Banks. If any Lender or Issuing Bank requests compensation under Section 2.17, or if any amount payable by a Loan Party under a Loan Document is not (or, when the relevant corporate income tax were to be calculated, would not be) deductible from the Loan Party’s taxable income for Tax purposes by reason of that amount being paid, owed or accrued to a Lender that is a German Non-Cooperative Jurisdiction Lender, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.18 and, in each case, such Lender or Issuing Bank has declined or is unable to designate a different lending or issuing office in accordance with Section 2.21(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16, Section 2.17, or Section 2.18) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04;
(ii)such Lender or Issuing Bank shall have received, as applicable, payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements or Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section

2.18, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with Applicable Law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (x) an assignment required pursuant to this Section 2.21(b) may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent, the assignee, each Issuing Bank and the Swingline Lender and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as an Issuing Bank may not be replaced as an Issuing Bank hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Lender (including the furnishing of a back-stop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.06.
SECTION 2.22 Cash Collateral.
(a)Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(b)Grant of Security Interest. The Borrowers, and to the extent provided by any Defaulting Lender that is a Revolving Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations, to be applied pursuant to Section 2.22(c) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 2.23 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.23 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided, further, that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
SECTION 2.23 Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definition of Required Lenders, Required Facility Lenders, Required Revolving Lenders, Required Term Lenders or Required Delayed Draw Term Loan Lenders (as applicable) and Section 9.02(b).
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, if such Defaulting Lender is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, if such Defaulting Lender is a Revolving Lender, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent

Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) if such Defaulting Lender is a Revolving Lender, Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or, if applicable, related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all applicable Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the applicable Lenders pro rata in accordance with the applicable Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender and each Issuing Bank irrevocably consents hereto.
(iii)Unused Commitment and L/C Fees.
(A)No Revolving Lender shall be entitled to receive any Revolving Unused Commitment Fee for any period during which that Revolving Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Revolving Lender shall be entitled to receive L/C Fees for any period during which that Revolving Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22.
(C)With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Revolving Lender that is a Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(D)    No Delayed Draw Term Loan Lender shall be entitled to receive any Delayed Draw Unused Commitment Fee for any period during which that Delayed Draw Term Loan Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(iv)Reallocation of Participations to Reduce Fronting Exposure. If such Defaulting Lender is a Revolving Lender, all or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Revolving Lenders who are Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any such Revolving Lender that is a Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 9.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.22.
(b)Defaulting Lender Cure. If the Parent Borrower, the Administrative Agent and each Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of applicable outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) no Swingline Lender shall be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no

Issuing Bank shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
SECTION 2.24 Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Mountain Time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Parent Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Parent Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.24.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Parent Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Parent Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
SECTION 2.25 Incremental Commitments.
(a)Incremental Commitment Request. The Parent Borrower may at any time and from time to time, on one or more occasion, after the Closing Date, by written notice to the Administrative Agent, request (i) the establishment of one or more new Classes of term loan commitments under the Loan Documents (each an “Incremental Term Commitment” and the term loans made thereunder, the “Incremental Term Loans”) pursuant to an Incremental Term Facility or (ii) an increase in the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase” and, together with each Incremental Term Commitment, each, an “Incremental Commitment”), in each case subject to the terms of this Section 2.25.
(b)Ranking. Each Incremental Commitment will (i) rank pari passu in right of payment with the Loans outstanding as of the applicable Incremental Commitment Effective Date and (ii) be secured only by the Collateral on a pari passu basis with the Loans outstanding as of the applicable Incremental Commitment Effective Date (and will not, for the avoidance of doubt, be unsecured or secured on a junior basis to the Loans outstanding as of the applicable Incremental Commitment Effective Date).
(c)Size. The aggregate principal amount of Incremental Commitments on any date Indebtedness thereunder is Incurred will not exceed an amount equal to the greater of (x) $150,000,000 and (y) the maximum amount which, after giving effect to the establishment of such Incremental Commitment (assuming any Revolving Commitment Increase has been fully funded on such date) on a Pro Forma Basis, would not cause the Consolidated Total Net Leverage Ratio to exceed 3.00:1.00; provided that, for avoidance of any doubt, (i) the amounts listed in clauses (x) and (y) are not cumulative and (ii) the amounts listed clauses (x) and (y) and in clause (a) of the definition of “Incremental Equivalent Debt” are not cumulative.

(d)Incremental Lenders. Incremental Commitments may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to establish any Incremental Commitment or to make all or any portion of any Loans thereunder) or by any Additional Lender on terms permitted by this Section 2.25. Existing Lenders shall be granted an opportunity to participate in any Incremental Commitment on a pro rata basis subject to reasonable notice and response periods to be determined by the Parent Borrower, with any portions not elected by such Lenders to be provided on the proposed terms being able to be offered by the Parent Borrower to any other Lender or Additional Lender. Final allocations in respect of any Incremental Commitment will be made by the Parent Borrower together with the arrangers thereof, if any, in their discretion, on the terms permitted by this Section 2.25.
(e)Incremental Amendments; Use of Proceeds. Each Incremental Commitment will become effective on the date determined by the Persons providing such Incremental Commitments and the Parent Borrower (each, an “Incremental Commitment Effective Date”) pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Parent Borrower, each Person providing such Incremental Commitment and the Administrative Agent (but no other Lenders or Persons). The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Amendment. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents to the extent necessary to (i) reflect the existence and terms of such increase or addition in accordance with the provisions of this Section 2.25 and (ii) address technical issues relating to funding and payments, and the Required Lenders, Required Revolving Lenders, Required Delayed Draw Term Loan Lenders or the Required Term Lenders, as applicable, hereby expressly authorize the Administrative Agent to enter into any such Incremental Amendment. This Section 2.25 supersedes any provision in this Agreement to the contrary (including Section 9.02). Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Commitment and the Loans evidenced thereby. The Borrowers may use the proceeds of the Loans made under any Incremental Commitment for any purpose not prohibited by this Agreement.
(f)Conditions. In addition to the other conditions set forth in this Section 2.25, the availability of Incremental Commitments under this Agreement will be subject to the following conditions (subject to Section 1.08 to the extent any such Incremental Commitment is provided in connection with a Limited Condition Transaction):
(i)no Default or Event of Default shall exist before or after giving effect to such Incremental Commitment; provided that the condition set forth in this clause (i) may be waived (or not required or may be limited) by the Persons providing such Incremental Commitment if such Incremental Commitment is provided in connection with a Limited Condition Transaction; provided further that any Event of Default then existing under Section 7.01(a)(i) or any Insolvency Event of Default may not be waived (or not required) by the Persons providing such Incremental Commitment;
(ii)the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Commitment and the initial Loans thereunder; provided that, if such Incremental Commitment is provided in connection with a Limited

Condition Transaction, the condition set forth in this clause (ii) may be waived (or not required or may be limited) by the Persons providing such Incremental Commitment;
(iii)after giving effect to the establishment of such Incremental Commitment (assuming any Revolving Commitment Increase has been fully funded on such date), the Consolidated Total Net Leverage Ratio on a Pro Forma Basis shall not exceed 0.25:1.00 less than the then current Consolidated Total Net Leverage Ratio required under the financial covenants set forth in Section 6.12 for the most recently ended Fiscal Quarter; and
(iv)the Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower demonstrating that the Parent Borrower is in compliance with the requirements of Section 2.25(c).
(g)Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Commitment. The terms of each Incremental Commitment will be as agreed between the Parent Borrower and the Persons providing such Incremental Loans; provided that:
(i)the final maturity date of any Incremental Term Loans will be no earlier than the latest maturity date of the Initial Term Loans;
(ii)the Weighted Average Life to Maturity of any Incremental Term Loans will be no shorter than the longest remaining Weighted Average Life to Maturity of the Initial Term Loans;
(iii)any Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of the Term Loans (in each case, other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche) and may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis in any voluntary prepayments of the Term Loans;
(iv)shall not (x) have any guarantors other than any Guarantor or (y) be secured by any assets other than the Collateral;
(v)[reserved];
(vi)the terms and provisions of any Revolving Commitment Increase shall be identical to the Class of Revolving Credit Commitments and related Revolving Loans subject to increase by such Incremental Amendment (and be deemed added to, and made a part of, such Class) (it being understood that, if required to consummate any Revolving Commitment Increase, the Parent Borrower may increase the pricing, interest rate margins, rate floors and undrawn fees on the Revolving Credit Commitments being increased for all Lenders under such Revolving Credit Commitments, but additional upfront, arrangement, syndication or other fees may be payable to the agents, arrangers and lenders participating in such Revolving Commitment Increase without any requirement to pay such amounts to any existing Revolving Lenders); and
(vii)except as otherwise set forth herein, all other terms of any (A) Incremental Commitment will be on terms and pursuant to documentation applicable to the Class of Loans being increased or created by such Incremental Commitment and (B) Incremental Commitment shall be on terms and pursuant to documentation to be determined by the Parent Borrower, the Administrative Agent and the providers of such Incremental Commitment.
(h)Pricing. Except as otherwise set forth herein, the pricing, interest rate margins, rate floors, undrawn fees and original issue discount for any Incremental Commitments will be as determined by the Parent Borrower and the Persons providing such Incremental Commitments.
(i)Reallocation of Revolving Exposure. Upon each Revolving Commitment Increase pursuant to this Section 2.25,
(i)each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Lender”), and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and Swingline Loans held by each Revolving Lender will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Credit Commitments;
(ii)if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall, on or prior to the effectiveness of such Revolving Commitment Increase, be prepaid from the proceeds of Revolving Loans made hereunder pursuant to such Revolving Commitment Increase (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 9.03(a); and
(iii)the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding clauses (i) and (ii).

ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent, the Issuing Banks and the Lenders that:
SECTION 3.01 Existence, Qualification and Power. Each Loan Party (a) is duly incorporated, organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, with respect to clause (a) (other than with respect to the Borrowers), (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any Subsidiary thereof or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or any Subsidiary thereof or its property is subject or (c) violate any Law in any material respect.
SECTION 3.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.
SECTION 3.04 Execution and Delivery; Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.
SECTION 3.05 Financial Statements; No Material Adverse Effect.
(a)Financial Statements. The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on January 2, 2026 were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Parent Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby, subject to the absence of notes and to normal year-end audit adjustments.
(b)No Material Adverse Change. Since the date of the Audited Financial Statements, there has been no Material Adverse Change.

SECTION 3.06 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Parent Borrower, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against the Parent Borrower or any Subsidiary thereof or against any of their properties or revenues that either (a) individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.
SECTION 3.07 No Material Adverse Effect; No Default or Event of Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 3.08 Property.
(a)Ownership of Properties. Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. (i) Schedule 3.08(a) hereto is a complete and accurate list of all real property owned or leased by the Loan Parties and each location where Collateral is stored or located as of the Closing Date, (ii) complete and accurate copies of all leases of real property to which any Loan Party is a party that are in effect as of the Closing Date have been provided to the Administrative Agent, and (iii) to the Parent Borrower’s knowledge, (A) all such leases that are material to the business of the Loan Parties are in full force and effect except to the extent terminated or expired in accordance with their terms, are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity, and (B) no event of default or event which, with the passage of time or giving of notice, or both, would constitute an event of default, has occurred and is existing under such leases that are material to the business of the Loan Parties.
(b)Intellectual Property. Each of the Parent Borrower and its Restricted Subsidiaries (i) owns, licenses or possesses the right to use all of the trademarks, tradenames, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are material to the operation of their respective businesses, as currently conducted, and (ii) has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by such entity, and the use thereof by the Parent Borrower and its Restricted Subsidiaries does not conflict with the rights of any other Person, except to the extent that such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of the Parent Borrower or any Restricted Subsidiary thereof as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person, except to the extent that such infringements and violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Parent Borrower, threatened that could reasonably be expected to have a Material Adverse Effect.
(c)Deposit and Securities Accounts. Schedule 3.08(c) hereto is a list of all deposit, securities or other accounts, including, without limitation, all Deposit Accounts and Securities Accounts, maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each such account, (i) the name and address of each such bank or other financial institution; (ii) the name in which the account is held; (iii) the account number; (iv) a contact person at such bank or other financial institution; (v) whether such account is required to be a Controlled Account (and an explanation of any exclusions); and (vi) a description of the purpose of the account.
(d)Subsidiaries. On and as of the Closing Date, the Parent Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.08(d). Schedule 3.08(d) correctly sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Parent Borrower in each of its Subsidiaries and also identifies the direct owner of each of its Subsidiaries.
SECTION 3.09 Taxes. The Parent Borrower and each of its Subsidiaries have filed all material Tax returns and reports required to be filed, and have paid all material Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.10 Disclosure. Each Loan Party has disclosed to the Administrative Agent, the Issuing Banks and the Lenders all agreements, instruments and corporate or other restrictions to which to which such Loan Party or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of any Loan Party to any Agent, any Issuing Bank or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, other forward-looking information, any materials prepared by third parties, information of a general economic nature or forward-looking information of an industry nature, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information is not to be viewed as facts, is subject to significant uncertainties and contingencies many of which are beyond the Loan Parties’ control and are not a guarantee of financial performance, no assurance can be given that projected results included in such information will be realized and actual results may differ from any such projected results and such differences may be material).
SECTION 3.11 Compliance with Laws.
(a)Each of the Parent Borrower and each of its Subsidiaries is in compliance with all Requirements of Law (including Environmental Laws and laws and regulations of the U.S. Food and Drug Administration) applicable to it or to its properties, except in such instances in which (i) such Requirements of Law are being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)Neither the Parent Borrower nor any of its Subsidiaries shall be deemed to have made any of the representations and warranties set out in this Section 3.11 at any time when the making of such representation or warranty would result in a failure to comply with mandatory law applicable to such party in its jurisdiction of incorporation or organization (or other equivalent) under the applicable law thereof (including, without any limitation, any Blocking Law).
SECTION 3.12 ERISA Compliance.
(a)Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received or is entitled to rely upon a favorable determination letter or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)There are no pending or, to the knowledge of the Loan Parties, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(c)No ERISA Event has occurred, and neither the Loan Parties nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(d)The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount.
(e)To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Loan Parties nor any Subsidiary thereof has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended Fiscal Year of the Parent Borrower or such Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.
SECTION 3.13 Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Parent Borrower nor any Restricted Subsidiary thereof (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Parent Borrower, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of the Parent Borrower or any Restricted Subsidiary thereof.
SECTION 3.14 Margin Regulations. No Loan Party is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Credit Extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Parent Borrower only or of the Parent Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.
SECTION 3.15 Investment Company Act. Neither the Parent Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.16 Sanctions; Anti-Corruption.
(a)Neither the Parent Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Parent Borrower and its Subsidiaries, any director, officer, employee, or affiliate thereof is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury (“HMT”), the Hong Kong Monetary Authority, or other relevant sanctions authority (collectively, “Sanctions”), (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a country or territory that is the subject of Sanctions (including, currently, Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria) (any Person described in clauses (i), (ii) or (iii) being a “Sanctioned Person”). The Parent Borrower, its Subsidiaries and to the knowledge of the Borrowers, their respective officers, employees and directors, are in compliance with applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Parent Borrower or any of its Subsidiaries being designated as a Sanctioned Person. The representation in this Section 3.16(a) shall not be given to or by any Person if and to the extent that it is or would be unenforceable by or in respect of such Person if it would result in a breach and/or violation of any applicable Blocking Law.
(b)The Parent Borrower, its Subsidiaries and their respective directors, officers and employees of the Parent Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the UK Bribery Act of 2010 and any other applicable anti-corruption law, in all material respects. The Parent Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions, the FCPA, the UK Bribery Act of 2010 and any other applicable anti-corruption laws. The representation in this Section

3.16(b) shall not be given to or by any Person if and to the extent that it is or would be unenforceable by or in respect of such Person if it would result in a breach and/or violation of any applicable Blocking Law.
SECTION 3.17 Solvency. On the Closing Date, the Parent Borrower and its Subsidiaries are, and upon the making of any Loan or issuance of any Letter of Credit on the Closing Date, will be, taken as a whole, Solvent.
SECTION 3.18 Beneficial Ownership Certification. As of (a) the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01 is true and correct in all material respects and (b) as of the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 5.14 is true and correct in all material respects.
SECTION 3.19 Employee Matters and Independent Contractor Matters.
(a)Neither the Parent Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to result in a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Parent Borrower or any of its Restricted Subsidiaries or, to the knowledge of each Loan Party, threatened in writing against any of them before the National Labor Relations Board or any other similar federal, state, municipal, local or foreign Governmental Authority dealing with such matters, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Parent Borrower or any of its Restricted Subsidiaries or, to the knowledge of any Loan Party, threatened against any of them, (ii) no strike or work stoppage in existence or threatened in writing involving the Parent Borrower or any of its Restricted Subsidiaries, (iii) to the knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party or any of its Restricted Subsidiaries and (iv) to the knowledge of each Loan Party, no union organization activity that is taking place, except, with respect to any matter specified in clause (i), (ii), (iii) or (iv) above, either individually or in the aggregate, that could not reasonably be expected to result in a Material Adverse Effect.
(b)As of the Closing Date, there have been no, and there is no pending, under any Applicable Law: (i) non-frivolous claims or complaints asserting entitlement to unpaid overtime compensation, whether by an employee or an individual that has been classified by the Parent Borrower or any of its Restricted Subsidiaries as an independent contractor; (ii) non-frivolous claims or complaints asserting failure to pay the applicable statutory minimum wage, whether by an employee or an individual that has been classified by the Parent Borrower or any of its Restricted Subsidiaries as an independent contractor; (iii) non-frivolous pending applications for unemployment benefits by an individual that has been classified by the Parent Borrower or any of its Restricted Subsidiaries as an independent contractor; (iv) investigations by any federal, state, local or foreign governmental agency as to the classification of the Parent Borrower’s or any of its Restricted Subsidiary’s business relations, including, without limitation, employees and/or independent contractors and/or a failure to withhold monies and/or pay taxes; (v) non-frivolous claims or complaints by any individual classified by the Parent Borrower or any of its Restricted Subsidiaries as an independent contractor asserting a violation of any employment law, including laws governing payments and reporting of wages; or (vi) non-frivolous workers’ compensation claims by an individual classified by the Parent Borrower or any of its Restricted Subsidiaries as an independent contractor except, with respect to any matter specified in clause (i), (ii), (iii), (iv), (v) or (vi) above, either individually or in the aggregate, that could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.20 Centre of Main Interests

. For the purposes of the Regulation, the centre of main interests (as that term is used in Article 3(1) of the Regulation) of each Loan Party to which the Regulation applies is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
SECTION 3.21 Affected Financial Institution. Neither the Parent Borrower nor any other Loan Party is an Affected Financial Institution.
SECTION 3.22 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties (or, if applicable, directly to the Secured Parties) legal, valid, enforceable and, if applicable, first ranking security interests and Liens (except to the extent that the enforceability thereof may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Requirements of Law generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in and on all right, title and interest of the Loan Parties in the Collateral specified therein in which a security interest or Lien can be created under applicable Requirements of Law, and (i) in the case of the U.S. Security Agreement and the U.S. Collateral described therein, upon the timely and proper filing of UCC financing statements listing each applicable U.S. Loan Party, as a debtor, and the Administrative Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) in the location of such Loan Party, the Administrative Agent, for the benefit of the Secured Parties, has a fully perfected security interest in and Lien on all right, title and interest in all of the U.S. Collateral, subject to no other Liens other than Permitted Liens, to the extent perfection can be accomplished by filing of financing statements under applicable Requirements of Law in such location, (ii) in the case of the German Security Agreements and the German Collateral described therein, upon entering into the German Security Agreements and the receipt by the relevant account banks of respective notifications of the creation of German Collateral over certain assets (in the case of the German Account Pledge Agreement) and receipt by the entity whose shares have been pledged (in the case of the German Share Pledge Agreement), (iii) upon execution of each Controlled Account Agreement, the Administrative Agent for the benefit of the Secured Parties will have a first priority perfected security interest and Lien in each deposit account or securities account subject to any such Controlled Account Agreement, (iv) in the case of any Mortgages, each Mortgage will create, as security for the obligations purported to be secured thereby, upon recordation in the appropriate recording office, a perfected security interest in and mortgage Lien on the respective Mortgaged Property in favor of the Administrative Agent (or such other trustee as may be required or desired under local Requirement of Law) for the benefit of the Secured Parties, superior and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Liens related thereto), and (v) with respect to the UK Security Agreement and the Collateral described therein, upon entering into the UK Security Agreement and, in the case of a UK Loan Party, upon the timely and proper registration of that UK Security Agreement on the charges register of that UK Loan Party at Companies House together with payment of the relevant registration fee, and the receipt by any relevant account bank and contract counterparty of respective notifications of the creation of Collateral over certain assets, the Administrative Agent for the benefit of the Secured Parties will have a fully perfected security interest.
SECTION 3.23 Capital Company. The German Borrower is a capital company (Kapitalgesellschaft) and meets the requirements set forth in Section 267 (2) or (3) of the German Commercial Code (Handelsgesetzbuch, HGB).
ARTICLE IV

CONDITIONS
SECTION 4.01 Closing Date. This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied or waived (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance reasonably satisfactory to the Administrative Agent):
(a)Loan Documents. The Administrative Agent shall have received this Agreement, Notes in favor of each Lender having Commitments on the Closing Date (to the extent requested by such Lender pursuant to Section 2.13(b)), the U.S. Security Agreement, the German Security Agreements, the Dutch Security Agreements, the Intellectual Property Security Agreements, the Perfection Certificate, the Fee Letters, and any other Loan Document to be executed on the Closing Date which may be reasonably requested by the Administrative Agent or the Lenders in connection therewith, in each case, which may be by facsimile or other electronic image scan transmission, duly executed and delivered by each applicable party thereto, together with all exhibits and schedules thereto, as applicable.
(b)Certificates. The Administrative Agent shall have received such customary certificates of resolutions or other action, incumbency certificates or other certificates of the Secretary or Assistant Secretary (or equivalent officer or corporate body) of each Loan Party as the Administrative Agent may require evidencing the approval of such Loan Party’s Board of Directors or supervisory board of directors or shareholders or other owners of its Capital Stock of the Transactions, the execution and delivery and performance of each of the Loan Documents to which it is a party, and the identity, authority and capacity of each officer, manager, director or other authorized signer thereof authorized to executed the Loan Documents to which it is a party or to otherwise act as a Responsible Officer in connection with the Loan Documents.
(c)Corporate Documents. The Administrative Agent shall have received such other documents and certificates (including Organizational Documents and good standing certificates from the jurisdiction of formation of the applicable Loan Party to the extent such jurisdiction issues good standing certificates) as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party and any other legal matters relating to each Loan Party, the Loan Documents or the transactions contemplated thereby, in each case other than the German Loan Parties and VI Investments NL. The German Loan Parties shall deliver a certificate of an authorized signatory (i) certifying that a copy of the articles of association (Satzung), a copy of an online commercial registry excerpt (Handelsregisterauszug) not being older than the date falling fifteen (15) days prior to the Closing Date and a copy of any rules of procedure (Geschäftsordnung) are correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; (ii) including the relevant resolutions approving the terms of, and the transactions contemplated by, the Loan Documents to which the German Loan Party is a party and certifying that such resolution has not been amended or superseded prior to the date hereof; (iii) including a specimen of the signatures of each person authorized to execute any Loan Document and other documents and notices to be signed by the German Loan Party under or in connection with the Loan Documents to which it is a party; and (iv) certifying that each copy document referred to in this paragraph (i) to which it is party is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement. VI Investments NL shall deliver a certificate of an authorized signatory (w) certifying that the deed of incorporation, the articles of association and a copy of a recent extract from the Dutch trade register (Handelsregister) relating to it is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement, (x) including the relevant resolutions approving the terms of, and the transactions contemplated by, the Loan Documents to which VI Investments NL is a party and confirming either (i) that it has no works council with jurisdiction of the transactions contemplated by the Loan Documents to which VI Investments NL is a party and is not in the process of establishing such works council or (ii) that unconditional positive advice or neutral (advies) has been obtained from the competent works council(s), including delivery of a copy of the request for works council advice and a copy of unconditional positive advice or neutral (advies) from the competent works council(s), and certifying that such resolution has not been amended or superseded prior to the date hereof, (y) including a specimen of the signatures of each person authorized to execute any Loan Document and other documents and notices; and (z) certifying that each copy document to which it is party is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
(d)Opinions of Counsel. The Administrative Agent shall have received one or more opinions of each of Mayer Brown LLP and Loyens & Loeff N.V., special counsel to the Loan Parties, and Greenberg Traurig, LLP, special German and Dutch counsel to the Administrative Agent, in each case addressed to the Administrative Agent, the Issuing Banks and the Lenders, dated the Closing Date, and in a form and substance reasonably satisfactory to the Administrative Agent.
(e)Fees and Expenses. The Parent Borrower shall have paid all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses) agreed in writing to be paid by it to the Agents in connection herewith (including pursuant to the Fee Letters) to the extent due (and, in the case of reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal fees and expenses), to the extent that statements for such expenses shall have been delivered to the Parent Borrower at least three (3) Business Days prior to the Closing Date).
(f)Termination of Existing Credit Agreement; Closing Date Refinancing. The Parent Borrower shall have provided to the Administrative Agent evidence that (i) the Closing Date Refinancing shall have occurred, (ii) the Existing Credit Agreement and all Indebtedness and Liens thereunder shall have been terminated, released, paid off in full or redeemed, as applicable, including without limitation, pursuant to the Existing Agent Payoff Letter and the German Security Release Agreement, and (iii) the 2020 Senior Notes Indenture and all Indebtedness and Liens thereunder shall have been terminated, released, paid off in full or redeemed, as applicable, including without limitation, pursuant to the Notes Collateral Agent Payoff Letter.
(g)Liens and Filings. Except to the extent that the Administrative Agent reasonably agrees that such conditions may be satisfied within a post-closing period to be set forth on Schedule 5.23, or as otherwise set forth in Section 5.22, (i) all agreements, documents, filings, recordations, notifications and lien searches reasonably necessary or requested by the Administrative Agent in connection with the creation, perfection and priority of the Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, securing the Obligations shall have been duly executed and/or made; and (ii) all filing and recording fees and taxes shall have been duly paid.
(h)Evidence of Insurance. Except to the extent that the Administrative Agent reasonably agrees that such conditions may be satisfied within a post-closing period to be set forth on Schedule 5.23, the Administrative Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by Parent Borrower and its Subsidiaries, and the Administrative Agent shall have received evidence of such insurance, together with endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or lender’s loss payee, as the case may be, under all insurance policies.

(i)KYC Information. Upon the reasonable request of any Lender or Issuing Bank made at least five Business Days prior to the Closing Date, the Loan Parties shall have provided to such Lender or Issuing Bank (i) the documentation and other information so requested in connection with applicable “know your customer,” FDPA and anti-money-laundering rules and regulations, including the PATRIOT Act, and (ii) a Beneficial Ownership Certification in relation to the Parent Borrower and each Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.
(j)Consents. All governmental, shareholder and third party consents necessary (if any) in connection with the Transactions shall have been obtained.
(k)Officer’s Closing Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Parent Borrower, confirming (i) satisfaction of the conditions set forth in this Section that are within the control of the Loan Parties or otherwise are the responsibility of the Loan Parties to obtain, (ii) compliance with the conditions set forth in clauses (b) and (c) of the first sentence of Section 4.02 and (iii) such other matters reasonably required by the Administrative Agent.
(l)Solvency Certificate. A certificate of the chief financial officer of the Parent Borrower as to the solvency of the Parent Borrower and its Subsidiaries, taken as a whole (after giving effect to the Transactions and the incurrence of any Loans and Letters of Credit on the Closing Date).
(m)No Material Adverse Effect. Since the date of the Audited Financial Statements there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
(n)Forecasts. The Administrative Agent shall have received forecasts prepared by management of the Parent Borrower and its Subsidiaries, taken as a whole, of balance sheets, income statements and cash flow statements on an annual basis through the end of the Fiscal Year ending in September 2030, in form and substance reasonably satisfactory to the Administrative Agent.
Without limiting the generality of Section 8.03(c), for purposes of determining satisfaction of the conditions specified in this Section, each Lender or Issuing Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or Issuing Bank unless the Administrative Agent shall have received notice from such Lender or Issuing Bank prior to the proposed Closing Date specifying its objection thereto.
SECTION 4.02 Conditions to All Credit Extensions. Subject to the terms and conditions of Section 1.08, the obligation of each Lender (including each Swingline Lender) and each Issuing Bank to make a Credit Extension (including its initial Credit Extensions on the Closing Date) is additionally subject to the satisfaction of the following conditions:
(a)the Administrative Agent and, if applicable, the applicable Swingline Lender or the applicable Issuing Bank shall have received a written Borrowing Request or request for L/C Credit Extension, as applicable, from the Parent Borrower in accordance with the requirements hereof;
(b)the representations and warranties of the Loan Parties set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Credit Extension (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);
(c)no Default or Event of Default shall have occurred and be continuing or would result from such Credit Extension or from the application of proceeds thereof;
(d)after the making of the requested Credit Extensions, as applicable, (x) the aggregate Revolving Credit Exposures shall not exceed the aggregate Revolving Credit Commitments then in effect or (y) the aggregate Delayed Draw Term Loan Credit Exposures shall not exceed the original aggregate Delayed Draw Term Loan Commitments in effect as of the Closing Date; and
(e)with respect to any Delayed Draw Term Loans made on any date, the Loan Parties shall be in compliance with the financial covenants set forth in Section 6.12 on a Pro Forma Basis for the most recently ended Fiscal Quarter after giving effect to the incurrence of such Delayed Draw Term Loans and the use of proceeds thereof, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b).
Each Borrowing Request or request for L/C Credit Extension, as applicable, by the Parent Borrower hereunder and each Credit Extension shall be deemed to constitute a representation and warranty by the Borrowers on and as of the date of the applicable Credit Extension as to the matters specified in clauses (b) through (d) above in this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated, all Obligations (other than contingent indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or been canceled (without any pending drawings), each Loan Party covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that that it will, and will cause each of its Restricted Subsidiaries to:
SECTION 5.01 Financial Statements. Furnish to the Administrative Agent:
(a)Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year (or, if earlier, five days after the date required to be filed with the SEC) (commencing with the Fiscal Year ending October 2, 2026), a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing or other independent public accountants reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than a “going concern” qualification or like qualification or exception or explanatory statement attributable solely to upcoming maturity under any Indebtedness or any actual or potential inability to satisfy any financial covenants on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(b)Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters (or, if earlier, five days after the date required to be filed with the SEC) (commencing with the Fiscal Quarter ending July 3, 2026), a consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such Fiscal Quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, certified by a Financial Officer of the Parent Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes.
(c)Forecasts. As soon as available, but in any event within 90 days after the end of each Fiscal Year, forecasts prepared by management of the Parent Borrower and a summary of material assumptions used to prepare such forecasts, in form satisfactory to the Administrative Agent, including projected consolidated balance sheets and statements of income or operations and cash flows of the Parent Borrower and its Subsidiaries on a quarterly basis for such Fiscal Year.
Notwithstanding the foregoing or anything to the contrary herein, the applicable time periods for delivery of the financial statements required pursuant to Sections 5.01(a) and (b) shall be automatically extended by no more than fifteen (15) days if the Parent Borrower files a notification of late filing in accordance with Rule 12b-25 of the Securities Exchange Act.
SECTION 5.02 Certificates; Other Information. Deliver to the Administrative Agent:
(a)[reserved];
(b)concurrently with the delivery of the financial statements referred to in Section 5.01(a) and Section 5.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12;
(c)[reserved];
(d)promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Parent Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Parent Borrower or any Subsidiary thereof may file or be required to file with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, and not otherwise required to be delivered pursuant hereto;
(e)promptly after receipt thereof by the Parent Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Parent Borrower or any Subsidiary thereof;
(f)promptly after the furnishing thereof, copies of any material request or notice received by any Loan Party, or any statement or report furnished by any Loan Party to any holder of any Indebtedness of the Loan Parties in excess of $5,000,000, pursuant to the terms of any indenture, loan or credit or similar agreement for Indebtedness of the Loan Parties in excess of $5,000,000 and not otherwise required to be furnished pursuant hereto;
(g)promptly following request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent Borrower by independent accountants in connection with the accounts or books of the Parent Borrower or any Subsidiary thereof, or any audit of any of them as the Administrative Agent or any Issuing Bank or Lender (through the Administrative Agent) may from time to time reasonably request;
(h)promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Parent Borrower or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Issuing Bank or Lender (through the Administrative Agent) may from time to time reasonably request; or (ii) information and documentation reasonably requested by the Administrative Agent, any Issuing Bank or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws; and
(i)concurrently with the delivery of each set of consolidated financial statements referred to in Section 5.01(a) and Section 5.01(b), related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.
Documents required to be delivered pursuant to Section 5.01(a), Section 5.01(b), Section 5.02(d) or Section 5.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender, each Issuing Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent or any Issuing Bank or Lender, the Parent Borrower shall deliver paper copies of such documents to such Person until a written request to cease delivering paper copies is given by the Administrative Agent or such Issuing Bank or Lender and (B) the Parent Borrower shall notify the Administrative Agent and each Issuing Bank and Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request by an Issuing Bank or Lender for delivery, and each Issuing Bank or Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

SECTION 5.03 Notices. As soon as possible and in any event within five Business Days after a Responsible Officer becomes aware of any of the following, notify the Administrative Agent of:
(a)the occurrence of any Default or Event of Default;
(b)the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined and if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(c)the occurrence of any ERISA Event with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of Parent Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect;
(d)notice of any action arising under any Environmental Law or of any noncompliance by the Loan Parties or any Subsidiary thereof with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(e)any material change in accounting or financial reporting practices by the Parent Borrower or any Subsidiary thereof;
(f)[reserved];
(g)any matter or development that has had or could reasonably be expected to have a Material Adverse Effect;
(h)[reserved]; and
(i)notice (upon receipt of which the Administrative Agent shall promptly notify the Lenders) of the German Borrower no longer being a capital company (Kapitalgesellschaft) or no longer meeting the requirements set forth in Section 267 (2) or (3) of the German Commercial Code (Handelsgesetzbuch, HGB).
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth the details of the event or occurrence requiring such notice and stating any action taken or proposed to be taken by the Parent Borrower with respect thereto.
SECTION 5.04 Preservation of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04 or Section 6.08; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof, except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.06 Maintenance of Insurance.
(a)Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Parent Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such Persons.
(b)Subject to Section 5.23, cause commercial general liability policies to be endorsed to name the Administrative Agent as an additional insured.
(c)Subject to Section 5.23, cause all risk and business interruption policies to name the Administrative Agent as a lender loss payee and to be endorsed or amended to include a provision that, from and after the Closing Date, after the occurrence and during the continuance of an Event of Default, in the event of an insurable loss, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the All Risk and Business Interruption policies directly to the Administrative Agent.
(d)If the improvements on a Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws (including as a result of re-zoning), (i) maintain, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable Requirements of Law promulgated pursuant to the Flood Insurance Laws or as otherwise required by the Lenders and (ii) deliver to the Administrative Agent, upon its reasonable request therefor, evidence of such insurance, including, without limitation, evidence of annual renewals of such insurance.
(e)Subject to Section 5.23, use commercially reasonable efforts to cause each such policy referred to in this Section 5.06 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent.
(f)Upon request of the Administrative Agent, deliver to the Administrative Agent a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder or certificate of insurance) together with evidence reasonably satisfactory to the Administrative Agent of either payment of the premium therefor or that such premium is being financed reasonably promptly following each such renewal, replacement or modification.
SECTION 5.07 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent Borrower or any applicable Subsidiary, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.08 Compliance with Laws. Comply with all Requirements of Law applicable to it or to its business or property, except to the extent contested in good faith or that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.09 Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of such Loan Party or any of its Restricted Subsidiaries, (c) keep or cause to be kept all Real Estate leased or used by such Loan Party or any Restricted Subsidiary free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Estate resulting from the acts or omissions of the owner of such leased Real Estate or of other tenants of such leased Real Estate who are not within the control of the Parent Borrower), and (d) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of such Loan Party or any of its Restricted Subsidiaries. Neither the Parent Borrower nor any Restricted Subsidiary will generate, use, treat, store, release or permit the generation, use, treatment, storage, or release of any Hazardous Materials at, on or under any Real Estate by the Parent Borrower or any Restricted Subsidiary, or transport or permit the transportation of any Hazardous Materials to or from any such Real Estate, except in compliance with all Environmental Laws or where such non-compliance would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.10 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.
SECTION 5.11 Inspection Rights.
(a)Permit representatives and, subject to the provisions of Section 9.12 hereof, independent contractors of the Administrative Agent and each Issuing Bank and Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Parent Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Parent Borrower and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Insolvency Event of Default or an Event of Default pursuant to Section 7.01(a)(i), (a) only the Administrative Agent on behalf of the Issuing Banks and Lenders may exercise rights under this Section and (b) the Administrative Agent, each Issuing Bank and Lender collectively shall not exercise such rights more often than two times during any calendar year; provided, further, that when an Insolvency Event of Default or an Event of Default pursuant to Section 7.01(a)(i) has occurred and is continuing the Administrative Agent or any Issuing Bank or Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Parent Borrower and at any time during normal business hours and upon reasonable notice. The Administrative Agent, the Issuing Banks and the Lenders shall give the Loan Parties the opportunity to participate in any discussions with the Loan Parties’ accountants.

(b)If an Insolvency Event of Default or an Event of Default pursuant to Section 7.01(a)(i) has occurred and is continuing, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of inventory and real property constituting a material portion of the Collateral, including, without limitation, the Mortgaged Property, as frequently as reasonably determined by the Administrative Agent at the reasonable expense of the Parent Borrower.
SECTION 5.12 Use of Proceeds. Use the proceeds of (i) the Revolving Loans and the Letters of Credit issued hereunder solely for working capital and other general corporate purposes of the Parent Borrower and its Subsidiaries, (ii) the Initial Term Loans solely to consummate the Closing Date Refinancing and to pay fees and expenses in connection therewith, and (iii) the Delayed Draw Term Loans solely to finance Capital Expenditures and to pay fees and expenses in connection therewith, and, in each case, not in contravention of any Law and not prohibited by this Agreement or the other Loan Documents.
SECTION 5.13 Sanctions; Anti-Corruption Laws. Conduct its businesses in compliance with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws in any jurisdiction, and maintain in effect policies and procedures designed to promote and achieve compliance by the Parent Borrower, its Subsidiaries, and their respective directors, officers, and employees with applicable Sanctions and with such laws. The covenant in this Section 5.13 shall not be made by any Person if and to the extent that it is or would be unenforceable by or in respect of such Person if it would result in a breach and/or violation of any applicable Blocking Law.
SECTION 5.14 Additional Beneficial Ownership Certification. At least five days prior to any Person becoming a Loan Party, if requested by any Lender, the Parent Borrower shall cause any such Person that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and has not previously delivered a Beneficial Ownership Certification to deliver a Beneficial Ownership Certification to the Administrative Agent, the Issuing Banks and the Lenders.
SECTION 5.15 Further Assurances.
(a)Subject to the Agreed Security Principles, at any time or from time to time upon the reasonable request of the Administrative Agent, at its expense, promptly execute, acknowledge and deliver such further documents, financing statements, agreements and instruments, and do and take such other acts and things (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Administrative Agent may reasonably request in order to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties (including, without limitation, to the extent that the German Borrower at any time acquires or otherwise becomes the owner or holder of any Intellectual Property, the German IP Pledge Agreement). The Loan Parties also agree to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
(b)Upon request, cause each Subsidiary which is not a Loan Party hereunder to deliver agreements reasonably satisfactory to the Administrative Agent granting the Administrative Agent the right and license to use the assets and properties of such Subsidiary, including all Intellectual

Property, equipment and fixtures owned by such Subsidiary, in connection with any liquidation of the Collateral.
(c)Notwithstanding anything contained in this Agreement to the contrary, and subject to the Agreed Security Principles, after the Closing Date (except with respect to those Mortgages required pursuant to Section 5.23), no real property shall be taken as Collateral (and no Mortgages shall be entered into) unless and until (i) the Administrative Agent and all Lenders have received at least 45 days’ prior written notice thereof, together with a draft of such proposed Mortgage and any other Related Real Estate Documents (each of which may be provided via email or via posting on any datasite to which the Lenders have access), and (ii) each Lender has notified the Administrative Agent in writing (which notice may be provided via email) that such Lender has completed its flood insurance due diligence and compliance procedures with respect thereto.
SECTION 5.16 Subsidiaries.
(a)Within (y) 30 Business Days (or such longer period as Administrative Agent may agree in its reasonable discretion) of the formation of any Restricted Subsidiary, acquisition of a Restricted Subsidiary or at any time a Subsidiary becomes a Restricted Subsidiary or ceases to be an Excluded Subsidiary if such Subsidiary is incorporated, formed or organized in any state or territory of the United States or the District of Columbia, Germany, the Netherlands or England and Wales or (z) subject to the Agreed Security Principles, 60 Business Days (or such longer period as Administrative Agent may agree in its reasonable discretion) of such event if such Subsidiary is incorporated, formed or organized in any Whitelist Jurisdiction other than any state or territory of the United States or the District of Columbia, Germany, the Netherlands or England and Wales, the Parent Borrower shall notify Administrative Agent of such event and, promptly thereafter (and in any event within 30 Business Days or 60 Business Days (as applicable) or such longer period as Administrative Agent may agree in its reasonable discretion) (i) cause each such new Restricted Subsidiary that is not an Excluded Subsidiary to deliver to Administrative Agent (A) a Joinder Agreement or other security document in form and substance reasonably acceptable to the Administrative Agent and the Parent Borrower and (B) a supplemental Guaranty in form and substance reasonably acceptable to the Administrative Agent (which, in the case of a Guarantor not incorporated in a state or territory of the United States or in the District of Columbia, will include appropriate guarantee limitations) and to deliver to Administrative Agent such security documents, together with appropriate financing statements, reasonably requested by Administrative Agent, all in form and substance reasonably satisfactory to Administrative Agent, (ii) with respect to all new Restricted Subsidiaries that are directly owned in whole or in part by a Loan Party, cause such Loan Party to provide to Administrative Agent a supplement to the U.S. Security Agreement or the German Security Agreements or a new pledge or security document, as applicable, providing for the pledge of the Capital Stock in such new Restricted Subsidiary owned by it as well as any other collateral which the Administrative Agent deems necessary or desirable, including without limitation the assignment or pledge of intra-group debt, as shall be requested by Administrative Agent together with appropriate certificates and powers or financing statements under the UCC or other applicable personal property or moveable property registries or other documents necessary to perfect such pledge, in form and substance reasonably satisfactory to Administrative Agent, and (iii) provide or cause to be provided to Administrative Agent all other customary and reasonable documentation reasonably requested thereby, including, to the extent reasonably requested by Administrative Agent, one or more opinions of counsel reasonably satisfactory to Administrative Agent (which counsel shall be counsel to the Administrative Agent or such Restricted Subsidiary depending on market custom in the jurisdiction of incorporation, formation or organization of such Restricted Subsidiary), which in its opinion is appropriate and customary with respect to such execution and delivery of the applicable documentation referred to above.

Upon execution and delivery of the Joinder Agreement or other security agreement by each such new Restricted Subsidiary, such Restricted Subsidiary shall become a Loan Party hereunder with the same force and effect as if originally named as a Loan Party herein. The execution and delivery of the Joinder Agreement or other security agreement shall not require the consent of any Loan Party or Issuing Bank or Lender hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any Loan Party hereunder. For the avoidance of doubt, no Person may be joined as a U.S. Borrower, a German Borrower or a Borrower hereunder after the Closing Date unless (1) all of the foregoing requirements have been completed to the reasonable satisfaction of each Lender, (2) such Person is organized under the laws of the United States (or any state thereof) or Germany, (3) if such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Person shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Person, (4) each Lender shall have completed its diligence, with results satisfactory to such Lender, of such Person in connection with applicable “know your customer”, FDPA and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, (5) such joinder is pursuant to amendments to the Loan Documents in form and substance reasonably satisfactory to each Lender and (6) the Parent Borrower has provided at least 30 days’ prior written notice of such joinder to each Lender.
(b)Notwithstanding anything to the contrary contained herein, and subject to the Agreed Security Principles, neither any Borrower nor any Subsidiary of any Borrower shall be required to execute and deliver any joinder agreement, Guaranty, Collateral Document or any other document or grant a Lien in any Capital Stock or other property held by it if (i) the Parent Borrower has given the Administrative Agent at least 10 days’ prior written notice that such action for reasons of cost, legal limitations or other matters may be unreasonably burdensome in relation to the benefits to the Lenders of such Borrower’s or such Subsidiary’s guaranty or security and the Administrative Agent has agreed in its reasonable determination, (ii) such property is Excluded Property or otherwise would not be required with respect to the Collateral owned by a Loan Party pursuant to the terms of the Collateral Documents, or (iii) such Subsidiary is incorporated, formed or organized in any Excluded Jurisdiction. Notwithstanding anything to the contrary herein or in any other Loan Document, (x) neither the Borrower nor any Subsidiary will be obliged to take any steps to register or otherwise perfect any security interests in any jurisdiction other than a Whitelist Jurisdiction and (y) no Borrower or Subsidiary shall be obliged to execute any Collateral Document governed by the laws of any jurisdiction other than a Whitelist Jurisdiction.
SECTION 5.17 [Reserved].
SECTION 5.18 Information Regarding the Collateral. Furnish to the Administrative Agent written notice within 10 days following any change in any Loan Party’s name, organizational structure or jurisdiction of incorporation or formation or the location of its registered office or chief executive office.
SECTION 5.19 Designation of Subsidiaries. A Financial Officer of Parent Borrower may at any time designate any Restricted Subsidiary (other than any Loan Party) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”. As of the Closing Date, there are no Unrestricted Subsidiaries and all Subsidiaries are Restricted Subsidiaries.
SECTION 5.20 Centre of Main Interests. Each Loan Party incorporated in a jurisdiction to which the Regulation applies shall maintain its “centre of main interests” in its jurisdiction of incorporation for the purposes of the Regulation.

SECTION 5.21 Material Contracts. Except as any such noncompliance could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each Restricted Subsidiary to, comply in all respects with each term, condition and provision of all agreements or arrangements to which any Loan Party or any Restricted Subsidiary is party (other than the Loan Documents) that is deemed to be a material contract under any securities law applicable to such Person, including the Securities Act.
SECTION 5.22 Controlled Accounts.
(a)Creation and Maintenance of Controlled Accounts. With respect to each U.S. Loan Party’s Deposit Accounts (other than Excluded Accounts) and Securities Accounts (collectively, the “U.S. Controlled Accounts”), within 60 days (or such later date as the Administrative Agent may agree in its reasonable discretion) of the Closing Date or, for Deposit Accounts or Securities Accounts opened or acquired following the Closing Date, within 60 days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening or establishment or acquisition of such Deposit Account or Securities Account or the date any Person that owns such Deposit Account or Securities Account becomes a U.S. Loan Party hereunder, the relevant U.S. Loan Party shall cause (i) each bank or other depository institution (other than the Administrative Agent) at which any Deposit Account is maintained (each, a “Controlled Account Bank”) and (ii) each securities intermediary at which any Securities Account is maintained, in each case, to enter into a Controlled Account Agreement in form and substance reasonably satisfactory to the Administrative Agent.
(b)German Controlled Accounts. With respect to each German Loan Party’s Deposit Accounts (other than Excluded Accounts) (collectively, the “German Controlled Accounts”), within 90 days (or such later date as the Administrative Agent may agree in its reasonable discretion) of the Closing Date or, for Deposit Accounts opened or acquired following the Closing Date, within 90 days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening or establishment or acquisition of such Deposit Account or the date any Person that owns such Deposit Account becomes a German Loan Party hereunder, the relevant German Loan Party shall use commercially reasonable efforts to cause each Controlled Account Bank to enter into a Controlled Account Agreement in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed that a Controlled Account Agreement substantially in the form of the notice and acknowledgement set out in the German Bank Account Pledge Agreement shall be satisfactory).
(c)Dutch Accounts. The Loan Parties shall not be required to pledge any Deposit Account maintained with banks in the Netherlands (the “Dutch Accounts”), or to obtain a Controlled Account Agreement with respect thereto, so long as the average weekly balance for all Dutch Accounts at no time exceeds $3,000,000 in the aggregate, but excluding from such calculation the amount transferred to a U.S. Controlled Account of a U.S. Loan Party within 15 days after receipt in the Dutch Accounts. For any Dutch Account that exceeds such threshold, within 90 days (or such later date as Administrative Agent may agree in its reasonable discretion) of the Closing Date (or, if later, the date on which such threshold is exceeded) or, for Deposit Accounts opened or acquired following the Closing Date, within 90 days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening or establishment or acquisition of such Deposit Account (or, if later, the date on which such threshold is exceeded) or the date any Person that owns such Deposit Account becomes a Loan Party hereunder (or, if later, the date on which such threshold is exceeded), each such Loan Party shall use commercially reasonable efforts to cause each Controlled Account Bank to enter into a Controlled Account Agreement in form and substance reasonably satisfactory to the Administrative Agent (such

Dutch Accounts subject to Controlled Account Agreement, collectively, the “Dutch Controlled Accounts”).
(d)UK Loan Party Accounts. With respect to each UK Loan Party’s Deposit Accounts (other than Excluded Accounts) (collectively, the “UK Controlled Accounts” and, together with the U.S. Controlled Accounts, the German Controlled Accounts and the Dutch Controlled Accounts, the “Controlled Accounts”), within 60 days (or such later date as the Administrative Agent may agree in its reasonable discretion) of the Closing Date or, for Deposit Accounts opened or acquired following the Closing Date, within 60 days (or such later date as the Administrative Agent may agree in its reasonable discretion), of the opening or establishment or acquisition of such Deposit Account or the date any Person that owns such Deposit Account becomes a UK Loan Party hereunder, the relevant UK Loan Party shall deliver to each Controlled Account Bank a notice of assignment or charge pursuant to the relevant UK Security Agreement and shall use commercially reasonable efforts to cause each Controlled Account Bank to deliver to the Administrative Agent an acknowledgement of security promptly after receipt of such notice.
(e)Bank Products. No later than 60 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), except to the extent (i) approved by the Administrative Agent and (ii) the Deposit Accounts not maintained with the Cash Management Bank are subject to a Controlled Account Agreement, during the term of this Agreement, the Parent Borrower and its Subsidiaries shall maintain with the Cash Management Banks one or more accounts and/or Bank Products with not less than the lesser of (y) an aggregate average quarterly balance with respect to all such accounts and Bank Products of $80,000,000 and (z) 80% of the U.S. cash availability of the Parent Borrower and its Subsidiaries; provided, further, that such Cash Management Bank relationship with the Parent Borrower and its Subsidiaries is conditioned on reasonable investment yields and product offerings and compliance with the Parent Borrower’s approved investment policy. Depository amount allocations shall be agreed to by the Parent Borrower and the Administrative Agent in their reasonable discretion.
SECTION 5.23 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.23, in each case within the time limits specified on such schedule, as such time limits may be extended from time to time by Administrative Agent in its reasonable discretion.
SECTION 5.24 Hedging.
(a)Within 90 days following the Closing Date, the Borrowers shall use commercially reasonable efforts to enter into customary interest rate hedging or other derivative transactions pursuant to Secured Hedge Agreements (i) with respect to at least fifty percent (50%) of the aggregate principal amount of the Initial Term Loans that remains outstanding on the 90th day following the Closing Date and (ii) having a tenor that does not terminate on or prior to the fourth anniversary of the Closing Date.
(b)Within 90 days following the date of funding of any Incremental Term Loans, the Borrowers shall use commercially reasonable efforts to enter into customary interest rate hedging or other derivative transactions pursuant to Secured Hedge Agreements (i) with respect to at least fifty percent (50%) of the aggregate principal amount of such Incremental Term Loans that remains outstanding on the 90th day following that date of funding and (ii) having a tenor that does not terminate on or prior to the fourth anniversary of the Closing Date.
ARTICLE VI
NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, all Obligations (other than contingent indemnity obligations for which no claim has been made) shall have been paid in full and all Letters of Credit shall have expired or been canceled (without any pending drawings), each Loan Party covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that:
SECTION 6.01 Indebtedness. (i) Parent Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness or issue any shares of Disqualified Stock; and (ii) Parent Borrower shall not permit any of the Restricted Subsidiaries (other than any Loan Party) to issue any shares of Preferred Stock; provided that the foregoing limitations shall not apply to:
(a)the Incurrence by Parent Borrower or any Restricted Subsidiary of Indebtedness pursuant to any Loan Document;
(b)Indebtedness, Preferred Stock and Disqualified Stock of Parent Borrower and the Restricted Subsidiaries existing on the Closing Date (other than Indebtedness described in clause (a) of this Section 6.01) and listed on Schedule 6.01 and renewals, modifications, extensions and amendments thereof and thereto; provided that the amount of such Indebtedness is not increased at the time of such renewal, modification, extension or amendment except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder;
(c)(i) [reserved] and (ii) Indebtedness (including Capital Lease Obligations) Incurred by Parent Borrower or any Restricted Subsidiary, Disqualified Stock issued by Parent Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 365 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (c)(ii), does not exceed at any one time outstanding $25,000,000 (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);
(d)Indebtedness Incurred by Parent Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, Environmental Law, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;
(e)Indebtedness arising from agreements of Parent Borrower or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred and owing to the selling party of such acquisition or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that no payments shall be made on such Indebtedness unless the Borrowers are in Pro Forma Compliance with the Payment Conditions;
(f)Indebtedness of any Loan Party owed to another Loan Party;

(g)Bank Product Obligations;
(h)Indebtedness of a Loan Party to any Subsidiary that is not a Loan Party, (including, without limitation, any Guarantees by a Loan Party to any Subsidiary that is not a Loan Party); provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of Parent Borrower and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided further that the aggregate amount of Indebtedness Incurred pursuant to this clause (h) when aggregated with Indebtedness Incurred pursuant to clause (o) of this Section 6.01 shall not exceed the greater of (x) $50,000,000 and (y) 50% of Consolidated Adjusted EBITDA measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b);
(i)Hedging Obligations (x) that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof and (y) entered into in connection with a Permitted Bond Hedge Transaction or a Permitted Warrant Transaction;
(j)obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by Parent Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;
(k)Indebtedness or Disqualified Stock of Parent Borrower or Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (k) does not exceed at any one time outstanding $5,000,000 (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);
(l)[reserved];
(m)any guarantee by Parent Borrower or any Restricted Subsidiary of Indebtedness or other obligations of Parent Borrower or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations Incurred by Parent Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided, that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Obligations by such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Obligations, substantially to the same extent as such Indebtedness is subordinated to the Obligations and (B) if such guarantee is of Indebtedness of Parent Borrower, such guarantee is Incurred in accordance with, or not in contravention of, Section 5.16 solely to the extent Section 5.16 is applicable;
(n)the Incurrence by Parent Borrower or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock, or by any Restricted Subsidiary of Preferred Stock of a Restricted Subsidiary, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or

Preferred Stock issued as permitted under clauses (b), (k), and (x) of this Section 6.01 up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 6.01) of such Indebtedness or Disqualified Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Stock or Preferred Stock was issued pursuant to clauses (b), (k), and (x) of this Section 6.01, or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(i)has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the Maturity Date were instead due on such date;
(ii)to the extent such Refinancing Indebtedness refinances (A) Indebtedness junior in right of payment to the Obligations, such Refinancing Indebtedness is junior in right of payment to the Obligations, (B) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock and (C) Indebtedness secured by a Lien on the Collateral that is pari passu or junior to the Lien on the Collateral securing the Obligations, such Refinancing Indebtedness is secured by a Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Obligations to the same extent as such Indebtedness; and
(iii)shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of Parent Borrower or another Loan Party, or (y) Indebtedness of Parent Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary, unless, in the case of either (x) or (y), such Indebtedness is otherwise permitted pursuant to the terms of this Section 6.01;
(o)Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party; provided that the aggregate amount of Indebtedness incurred pursuant to this clause (o) shall not exceed the greater of (x) $25,000,000 and (y) 20% of Consolidated Adjusted EBITDA measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b); provided, further, that the aggregate amount of Indebtedness Incurred pursuant to this clause (o) when aggregated with Indebtedness Incurred pursuant to clause (h) of this Section 6.01 shall not exceed the greater of (x) $50,000,000 and (y) 50% of Consolidated Adjusted EBITDA measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b);
(p)Indebtedness of any Subsidiary that is not a Loan Party to any Subsidiary that is not a Loan Party; provided that the aggregate amount of Indebtedness incurred pursuant to this clause (p) shall not exceed the greater of (x) $25,000,000 and (y) 20% of Consolidated Adjusted EBITDA measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b);
(q)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;
(r)Indebtedness of Parent Borrower or any Restricted Subsidiary supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;
(s)Indebtedness acquired or assumed by any Loan Party or any Subsidiary in connection with any acquisition or other investment not prohibited by this Agreement; provided that such Indebtedness acquired or assumed (x) existed at the time of such acquisition or other investment, (y) was not created in connection therewith or in contemplation thereof and (z) after giving effect to the acquisition or assumption of such Indebtedness, the Consolidated Total Net Leverage Ratio on a Pro Forma Basis shall not exceed 0.50:1.00 less than the then current Consolidated Total Net Leverage Ratio required under the financial covenants set forth in Section 6.12 for the most recently ended Fiscal Quarter;
(t)Indebtedness of Parent Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(u)unsecured Indebtedness of Parent Borrower or a Restricted Subsidiary to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Parent Borrower to the extent described in Section 6.02(d); provided that no payments shall be made on such Indebtedness unless the Borrowers are in Pro Forma Compliance with the Payment Conditions;
(v)Indebtedness in respect of Obligations of Parent Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;
(w)Indebtedness in an aggregate principal amount at any time outstanding not exceeding the greater of (i) $35,000,000 or (ii) 35% of Consolidated Adjusted EBITDA measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b);
(x)[reserved];
(y)    Incremental Equivalent Debt and Refinancing Indebtedness in respect thereof (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount); and
(z)    [reserved];
(aa)    any liability arising as a result of or in connection with any fiscal unity (fiscale eenheid) for Dutch corporate income tax and/or VAT purposes with the Parent Borrower, any Restricted Subsidiary, and/or any Loan Party, for the avoidance of doubt including Varex Imaging International

Holdings B.V., VI Investments NL, Varex Imaging Group Nederland B.V. and/or Varex Imaging Nederland B.V.; and
(bb)    any liability in respect of any Parent Borrower or any Restricted Subsidiary arising under a declaration of joint and several liability (hoofdelike aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to Section 2:404(2) of the Dutch Civil Code.
For purposes of determining compliance with this Section 6.01 at the time of incurrence, the Parent Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described in any clauses of this Section 6.01 (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of this Section 6.01 (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof).
Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01. In addition, Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01.
For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.
Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that Parent Borrower and the Restricted Subsidiaries may Incur pursuant to this Section 6.01 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.
SECTION 6.02 Limitation on Restricted Payments. (i) Parent Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly: (A) declare or pay any dividend or make any distribution on account of any of Parent Borrower’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving Parent Borrower (other than (1) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of Parent Borrower; or (2) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, Parent Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (B) purchase or otherwise acquire or retire for value any Equity Interests of Parent Borrower; (C) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Junior Indebtedness of Parent Borrower or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (1) Junior Indebtedness in anticipation of satisfying a sinking fund obligation in respect of a principal installment or a principal installment and (2) Indebtedness permitted under clauses (f), (h), (o), (p) or (x) of Section 6.01 to the extent not required to be subordinated to the Obligations); or (D) make any Restricted Investment (all such payments and other actions set forth in subclauses (A) through (D) above being collectively referred to as “Restricted Payments”); provided that the foregoing provisions shall not prohibit:
(a)repurchases of Equity Interests deemed to occur upon the exercise of stock or share options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or other similar rights, and cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent Borrower or any Restricted Subsidiary;
(b)any Restricted Subsidiary may make Restricted Payments to any parent company of such Person to the extent necessary to pay general corporate and overhead expenses (including customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, employees or consultants) and insurance premiums that are related to the business or operations of such Person, incurred by such Person in the ordinary course of business;
(c)the redemption, repurchase, defeasance, or other acquisition or retirement of Junior Indebtedness of Parent Borrower or any Loan Party made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Parent Borrower or a Loan Party, which is Incurred in accordance with Section 6.01 so long as:
(i)the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Junior Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Junior Indebtedness being so redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith);
(ii)such Indebtedness is subordinated as to right of payment and lien priority to the Obligations or the related Guaranty of such Loan Party, as the case may be, at least to the same extent as such Junior Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value (it being understood that, if the Junior Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value is unsecured, such Indebtedness shall be unsecured);

(iii)such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Junior Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the Maturity Date; and
(iv)such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Junior Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Junior Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the Maturity Date;
(d)a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of Parent Borrower held by any future, present or former employee, director, officer or consultant of Parent Borrower or any Subsidiary of Parent Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement;
(e)the making of cash payments by Mevis Medical Solutions AG (“MeVis”) pursuant to that certain Domination and Profit and Loss Transfer Agreement dated 10 August 2015 between VMS Deutschland Holdings GmbH and MeVis in an annual amount not to exceed both (1) €0.95 per MeVis share and (2) in the aggregate, €1,300,000;
(f)the Parent Borrower and any Restricted Subsidiary may pay Taxes and other fees and expenses of the Parent Borrower or any Restricted Subsidiary required to maintain the legal existence of the Parent Borrower or such Restricted Subsidiary;
(g)the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the date of the indenture not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Parent Borrower or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction; provided that no such payments shall be made unless the Borrowers are in Pro Forma Compliance with the Payment Conditions;
(h)Restricted Payments that are made with Excluded Contributions;
(i)to the extent constituting a Restricted Payment, the Parent Borrower and any Restricted Subsidiary may consummate any transaction permitted by this Article VI;
(j)the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Parent Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries, so long as the primary assets of such Unrestricted Subsidiary are not cash or Cash Equivalents;
(k)(A) any payments in connection with a Permitted Bond Hedge Transaction and (B) the settlement of any related Permitted Warrant Transaction (1) by delivery of shares of the Parent Borrower’s common stock upon settlement thereof or (2) by (a) set-off against the related Permitted Bond Hedge Transaction or (b) payment of an early termination amount thereof in common stock upon any early termination thereof; and

(l)any Loan Party or their Restricted Subsidiaries may make Restricted Payments so long as Borrowers are in Pro Forma Compliance with the Payment Conditions;
provided , however, that, at the time of, and after giving effect to, any Restricted Payment permitted under clause (j) of this Section 6.02, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided further that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by Parent Borrower) of such property.
As of the Closing Date, all of the Subsidiaries of Parent Borrower will be Restricted Subsidiaries. For purposes of designating any Restricted Subsidiary (other than any Loan Party) as an Unrestricted Subsidiary, all outstanding Investments by Parent Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
Notwithstanding anything else set forth in this Section 6.02 or the definition of “Permitted Investments” to the contrary, no Restricted Payment or Investment (other than an Investment in Parent Borrower or another Loan Party) of material intellectual property owned by Parent Borrower or another Loan Party shall be permitted under this Agreement.
SECTION 6.03 Limitations on Restrictions Affecting Subsidiaries. No Loan Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or consensual restriction which prohibits or limits the ability of any Loan Party or Restricted Subsidiary to: (i) pay dividends or make any other distributions to Parent Borrower or any Restricted Subsidiary (A) on its Capital Stock; or (B) with respect to any other interest or participation in, or measured by, its profits; or (ii) make loans or advances to Parent Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary; except in each case for such encumbrances or restrictions existing under or by reason of:
(a)(i) contractual encumbrances or restrictions in effect on the Closing Date and (ii) contractual encumbrances or restrictions pursuant to this Agreement, the other Loan Documents, and, in the case of each of clauses (i) and (ii), similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;
(b)[reserved];
(c)applicable Law or any applicable rule, regulation or order;
(d)any agreement or other instrument of a Person acquired by Parent Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(e)contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;
(f)Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 6.01 and Section 6.07 that limits the right of the debtor to dispose of the assets securing such Indebtedness;
(g)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(h)customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(i)purchase money obligations for property acquired and Capital Lease Obligations in the ordinary course of business;
(j)customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;
(k)any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of intellectual property) or other contracts;
(l)other Indebtedness, Disqualified Stock or Preferred Stock (1) of Parent Borrower or any Restricted Subsidiary that is a Loan Party or a Foreign Subsidiary or (2) of any Restricted Subsidiary that is not a Loan Party or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect Parent Borrower’s or any Loan Party’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by Parent Borrower); provided that, in the case of each of clauses (1) and (2), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Closing Date pursuant to Section 6.01;
(m)any Restricted Investment not prohibited by Section 6.02 and any Permitted Investment; or
(n)any encumbrances or restrictions of the type referred to in Section 6.03(i) or (ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this Section 6.03, (y) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (z) the subordination of loans or advances made to Parent Borrower or a Restricted Subsidiary to other Indebtedness Incurred by Parent Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
SECTION 6.04 Sale of Capital Stock and Assets. Except as set forth herein, no Loan Party shall, or shall permit any of its Restricted Subsidiaries to, sell, transfer, convey, assign or otherwise Dispose of any of its properties or other assets, including the Capital Stock of any of its Restricted Subsidiaries (whether in a public or a private offering or otherwise), other than:
(a)the Disposition (including the abandonment of any immaterial Copyright, Patent, Trademark or other intellectual property or surrender or transfer for no consideration) of obsolete, no longer used or useful, surplus, uneconomic, negligible or worn out property in the ordinary course of business or otherwise as may be required pursuant to the terms of any lease, sublease, license or sublicense;
(b)the sale of inventory or other assets in the ordinary course of business;
(c)Dispositions permitted by Sections 6.02, 6.07 and 6.08;
(d)(i) the sale or issuance of any Subsidiary’s Capital Stock to Parent Borrower or any Restricted Subsidiary so long as the Administrative Agent retains a Lien on such Capital Stock to the same extent as prior to such sale or issuance and (ii) the sale or issuance of Capital Stock or other Equity Interests of Parent Borrower so long as such sale or issuance (individually or together any other such sales or issuances) does not result in a Change of Control;
(e)[reserved];
(f)Dispositions of cash, Cash Equivalents and Investment Grade Securities;
(g)Dispositions of Accounts in connection with compromise, write down or collection thereof in the ordinary course of business and consistent with past practice;
(h)leases, subleases, licenses or sublicenses of property which do not materially interfere with the business of Borrowers and their Restricted Subsidiaries;
(i)Dispositions of Capital Stock to directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Capital Stock of Foreign Subsidiaries;
(j)Dispositions of the Capital Stock of any Joint Venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such Joint Venture;
(k)transfer or disposition of property subject to or as a result of a casualty or condemnation (or agreement in lieu of condemnation) (i) upon receipt of net cash proceeds of such casualty or (ii) to a Governmental Authority as a result of condemnation (or agreement in lieu of condemnation);
(l)any transfer, sale or Disposition of accounts receivable and related assets in connection with any factoring, financing or similar arrangements with respect thereto entered into on arms’ length terms, the obligations under which are non-recourse to the Parent Borrower and its

Restricted Subsidiaries (except for customary representations, warranties, covenants, and indemnities that are standard for such non-recourse arrangements, including those relating to servicing of the transferred assets); provided that the aggregate amount of receivables of (i) the Loan Parties that are subject to any such arrangements shall not exceed the greater of $15,000,000 at any time (calculated on a Pro Forma Basis) and (ii) non-Loan Party Restricted Subsidiaries that are subject to any such arrangements shall not exceed the greater of $15,000,000 at any time (calculated on a Pro Forma Basis);
(m)(i) any Loan Party may Dispose of its property to another Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party may Dispose of its property to another Restricted Subsidiary that is not a Loan Party and (iii) except with respect to the Collateral, other asset Dispositions (not otherwise permitted under clause (i) or clause (ii)) among the Loan Parties and their Restricted Subsidiaries in the ordinary course of business;
(n)Dispositions of any property to the extent that (i) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) such Disposition represents an exchange of assets (including a combination of Cash Equivalents and assets) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of Parent Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by Parent Borrower or (z) such Disposition represents a swap of assets or lease, assignment or sublease of any real of personal property in exchange for services (including in connection with any outsourcing arrangements) or comparable or greater value or usefulness to the business of Parent Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by Parent Borrower, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(o)Dispositions of assets which constitute Investments permitted under Section 6.02;
(p)Dispositions of property in connection with (i) Sale/Leaseback Transactions for fair value (as determined at the time of the consummation thereof in good faith by the applicable Loan Party or Restricted Subsidiary) so long as (x) 75% of the consideration received by such Loan Party or Restricted Subsidiary from such Sale/Leaseback Transaction is in the form of cash and (ii) any Sale/Leaseback Transactions between Excluded Subsidiaries;
(q)any Disposition made in connection with a Permitted Acquisition, including Dispositions of assets acquired in a Permitted Acquisition or of Equity Interests in a Person making a Permitted Acquisition;
(r)so long as no Default or Event of Default then exists or would result therefrom, Dispositions of assets of Parent Borrower or any Restricted Subsidiary or sale of Capital Stock of any Restricted Subsidiary (not otherwise permitted by this Agreement), which assets or Capital Stock so Disposed or issued, in any single transaction or related series of transactions, have a fair market value (as determined in good faith by Parent Borrower) not exceeding the greater of (i) $20,000,000 or (ii) 20% of Consolidated Adjusted EBITDA measured as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(b);
(s)Dispositions by the Parent Borrower or any Restricted Subsidiary of assets in connection with the closing or sale of a facility in the ordinary course of business of the Parent Borrower and its Subsidiaries, which consist of fee or leasehold interests in the premises of such facility, the equipment and fixtures located at such premises, the books and records relating exclusively and directly to the operations of such facility and sales (including bulk sales) of the inventory of a Loan Party not in the ordinary course of business in connection with facility closings; provided that as to each and all such sales and closings, (i) no Event of Default shall result therefrom and (ii) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s-length transaction;
(t)any Disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(u)any Disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than Parent Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), in each case following the Closing Date, made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(v)Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;
(w)any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(x)Dispositions of real property for the purpose of (i) resolving minor title disputes or defects, including encroachments and lot line adjustments or, or (ii) granting easements, rights of way or access and egress agreements, or (iii) to any Governmental Authority in consideration of the grant, issuance, consent or approval of or to any development agreement, change of zoning or zoning variance, permit or authorization in connection with the conduct of any Loan Party’s business, in each case which does not materially interfere with the business conducted on such real property; and
(y)any Dispositions of real property or Real Estate which cannot be prohibited under section 1136 of the German Civil Code;
provided that any Disposition of Intellectual Property of the Loan Parties, pursuant to any of the foregoing clauses to any Person that is not a Loan Party shall be made expressly subject to a non-exclusive, irrevocable (until the Obligations have been paid in full) royalty-free license in favor of the Administrative Agent to use such Intellectual Property in connection with the exercise of any such rights or remedies.
SECTION 6.05 Affiliate Transactions. (i) Parent Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $1,500,000, unless such Affiliate Transaction is on terms that are not materially less favorable to Parent Borrower or the relevant Restricted Subsidiary (as determined by the Parent Borrower in its reasonable discretion) than those that could have been obtained in a comparable transaction by Parent Borrower or such Restricted Subsidiary with an unrelated Person; provided that the foregoing provisions shall not apply to the following:
(a)transactions between or among Parent Borrower and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) to the extent not otherwise prohibited by this Agreement;

(b)Restricted Payments permitted by Section 6.02 and Permitted Investments;
(c)the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Parent Borrower or any Restricted Subsidiary;
(d)[reserved];
(e)loans (or cancellation of loans) or advances to employees in the ordinary course of business;
(f)any agreement as in effect as of the Closing Date set forth on Schedule 6.05 or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders (in their capacities as such) in any material respect than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby as determined in good faith by Parent Borrower;
(g)the existence of, or the performance by Parent Borrower or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by Parent Borrower or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (g) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders (in their capacities as such) in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date;
(h)(i) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Parent Borrower and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of Parent Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (ii) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;
(i)any lease entered into between the Parent Borrower or any Restricted Subsidiary, as lessee, and any Affiliate of the Parent Borrower, as lessor, which is approved by a majority of the disinterested members of the Board of Directors of the Parent Borrower in good faith;
(j)the issuance of Equity Interests (other than Disqualified Stock) of Parent Borrower to any Person;
(k)the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, management equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Parent Borrower or the Board of Directors of a Restricted Subsidiary, as applicable, in good faith;

(l)Dispositions permitted by Section 6.04;
(m)any contribution to the capital of Parent Borrower;
(n)transactions permitted by, and complying with, Section 6.08;
(o)transactions between Parent Borrower or any Restricted Subsidiary and any Person, a director of which is also a director of Parent Borrower; provided, however, that such director abstains from voting as a director of Parent Borrower on any matter involving such other Person;
(p)pledges of Equity Interests of Unrestricted Subsidiaries to the extent permitted by this Agreement;
(q)the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;
(r)any employment agreements entered into by Parent Borrower or any Restricted Subsidiary and their respective officers and employees in the ordinary course of business;
(s)transactions not otherwise prohibited by this Agreement undertaken in good faith (as certified by a responsible financial or accounting officer of Parent Borrower in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of Parent Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement;
(t)non-exclusive licenses of Intellectual Property to or among Borrowers, their respective Restricted Subsidiaries and their Affiliates;
(u)    [reserved];
(v)    (i) the payment of customary fees, expenses and compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) to current or former officers, managers, employees, consultants, advisors and members of the board of directors or comparable governing body of the Parent Borrower or the Restricted Subsidiaries or any of their respective Subsidiaries and (ii) customary indemnities provided on behalf of current or former officers, directors, managers, employees, advisors or consultants of the Parent Borrower and the Restricted Subsidiaries or any of their respective Subsidiaries;
(w)    the entry into, performance under, and making of any payments in respect of any employment, compensation and severance arrangements and health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements between the Parent Borrower or the Restricted Subsidiaries and the Subsidiaries of the Parent Borrower or the Restricted Subsidiaries and their respective directors, officers, managers, employees, consultants or independent contractors (including management and/or employee benefit plans or agreements, stock/equity/option plans, management equity plans, subscription agreements or similar agreements pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former employees, officers, managers, directors, consultants or independent contractors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the governing body of such Person;

(x)    the payment of customary fees, compensation and reasonable out-of-pocket costs to, and benefits, indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, future, current or former, directors, managers, consultants, officers, employees and independent contractors of the Parent Borrower or the Restricted Subsidiaries or any of their respective Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Borrower or the Restricted Subsidiaries or any of their respective Subsidiaries; and
(y)    payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) made in the ordinary course of business to future, current or former employees, directors or consultants of the Parent Borrower, any Restricted Subsidiary or any of their respective Subsidiaries, and employment agreements, stock option plans and other compensatory arrangements with any such employees, directors or consultants.
SECTION 6.06 Modifications of Debt Documents; Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.; Line of Business; Fiscal Year.
(a)Each of the Parent Borrower and any Restricted Subsidiary shall not (i) amend or modify any provision of any document relating to any Junior Indebtedness, to the extent such amendment or modification, taken as a whole, would be materially adverse to the interests of the Administrative Agent or the Lenders in their capacities as such, or (ii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents in the relevant jurisdiction), as applicable, to the extent that any such amendment, modification or change, taken as a whole, would be materially adverse to the interests of the Administrative Agent or the Lenders in their capacities as such.
(b)No Loan Party shall engage in any business other than the businesses currently engaged in by it on the Closing Date or businesses that are similar, reasonably related, incidental or ancillary thereto or is a reasonable extension, development or expansion thereof (a “Similar Business”).
(c)The Parent Borrower shall not change its Fiscal Year; provided that the Parent Borrower may, upon written notice to, and consent by, the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Parent Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
SECTION 6.07 Liens. Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness of the Parent Borrower or any Restricted Subsidiary, other than Permitted Liens, on any asset or property of Borrower or such Restricted Subsidiary.
With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness not prohibited by the terms of this Agreement or any other Loan Document.

SECTION 6.08 Mergers, Amalgamations, Fundamental Changes, Etc. No Loan Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, by operation of law or otherwise, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)any Borrower may be merged, amalgamated or consolidated with or into another Borrower to the extent such Borrowers are organized in Whitelist Jurisdictions; provided that in all mergers, amalgamations or consolidations involving Parent Borrower, Parent Borrower shall be the continuing or surviving entity and shall in any event remain organized in the United States;
(b)any Restricted Subsidiary of a Borrower may be merged, amalgamated or consolidated with or into a Borrower (provided that such Borrower shall be the continuing or surviving entity) or with or into any Guarantor (provided that such Guarantor shall be the continuing or surviving entity);
(c)any Subsidiary of a Borrower that is not a Guarantor may be merged, amalgamated or consolidated with or into any other Subsidiary of a Borrower that is not a Guarantor; provided that, if one Subsidiary to such merger, amalgamation or consolidation is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving entity;
(d)any Borrower may Dispose of any or all of its assets to another Borrower to the extent such Borrowers are organized in Whitelist Jurisdictions and any Subsidiary of a Borrower may Dispose of any or all of its assets to, or enter into any merger, amalgamation or consolidation with, (i) a Borrower or any Guarantor (upon voluntary liquidation or otherwise), (ii) a Subsidiary that is not a Guarantor if the Subsidiary making the Disposition is not a Guarantor; provided that any such Disposition by a Wholly Owned Subsidiary must be to a Wholly Owned Subsidiary, or (iii) pursuant to a Disposition otherwise permitted by Section 6.04;
(e)any Investment expressly permitted by Section 6.02 may be structured as a merger, consolidation or amalgamation;
(f)any Subsidiary (that is not a Borrower) may be dissolved or liquidated so long as any Dispositions of assets of such Person in connection with such liquidation or dissolution would be to Persons entitled to receive such assets;
(g)any Subsidiary (that is not a Borrower) may enter into any merger, amalgamation or consolidation in connection with a Disposition otherwise permitted by Section 6.04;
(h)    any transaction expressly permitted by Section 6.05 may be structured as a merger, consolidation or amalgamation; and
(i)    any merger the purpose of which is to reincorporate or reorganize a Restricted Subsidiary in a Whitelist Jurisdiction shall be permitted so long as the Loan Parties comply with the provisions of Section 5.16.
SECTION 6.09 Sanctions. Parent Borrower shall not, directly or indirectly, or permit any Subsidiary to directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund, finance or facilitate any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that would result in a violation by any Person (including any Person participating in the Credit Extensions, whether as Lender, Arranger, Administrative Agent, Issuing Bank, Swingline Lender, or otherwise) of Sanctions. The covenant in this Section 6.09 shall not be made by any Person if and to the extent that it is or would be unenforceable by or in respect of such Person if it would result in a breach and/or violation of any applicable Blocking Law.
SECTION 6.10 Anti-Corruption Laws. Parent Borrower shall not, directly or indirectly, or permit any Subsidiary to directly or indirectly, use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and other similar and applicable anti-corruption legislation in other jurisdictions (including Germany) and the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.
SECTION 6.11 Restriction on Use of Proceeds. The Parent Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.
SECTION 6.12 Financial Covenants.
(a)Consolidated Total Net Leverage Ratio. The Parent Borrower shall not permit the Consolidated Total Net Leverage Ratio, on the last day of any Fiscal Quarter, to be greater than the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarters Ending	Maximum Consolidated Total Net Leverage Ratio
Closing Date to September, 2027	4.25:1.00
December, 2027 to September, 2028	4.00:1.00
December, 2028 and thereafter	3.75:1.00
; provided that, in any Fiscal Quarter in which a Permitted Acquisition for which the total consideration paid or payable is equal to or greater than $125,000,000 is consummated (meaning, at the option of the Parent Borrower, either (x) the signing of definitive transaction documentation relating to such Permitted Acquisition or (y) the completion of such Permitted Acquisition), the applicable Maximum Consolidated Total Net Leverage Ratio for that Fiscal Quarter and for the immediately succeeding three (3) Fiscal Quarters shall be 0.50:1.00 greater than the level otherwise applicable pursuant to this Section 6.12(a); provided further that in no event shall the applicable Maximum Consolidated Total Net Leverage Ratio exceed 4.50:1.00.
(b)Consolidated Fixed Charge Coverage Ratio. The Parent Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio, on the last day of any Fiscal Quarter, to be less than 1.20:1.00.
SECTION 6.13 Deposit Accounts. The Parent Borrower shall not, and shall not permit any Loan Party to, direct any Account Debtor to pay into any deposit account that is a collection account opened after the Closing Date unless the applicable Loan Party shall have satisfied its obligations pursuant to Section 5.22 with respect to any such deposit account.

ARTICLE VII
EVENTS OF DEFAULT
SECTION 7.01 Events of Default; Remedies. If any of the following events (each, an “Event of Default”) shall occur:
(a)Non-Payment. Any Loan Party shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; or (ii) any interest on any Loan or any L/C Obligation, or any fees or any other amounts (other than an amount referred to in clause (i) above) under this Agreement or under any other Loan Document within five (5) days after the same become due and payable; or
(b)Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made; or
(c)Specific Covenants and Other Defaults. (i) Any Loan Party shall fail to perform or observe any covenant, condition or agreement contained in Section 5.03, Section 5.04 (with respect to each Borrower’s existence), Section 5.12, Section 5.16, Section 5.22, Section 5.23, Section 5.24 or Article VI; (ii) any Loan Party shall fail to perform or observe any covenant, condition or agreement contained in Section 5.01 or Section 5.02 if the failure to perform or observe such covenant, condition or agreement shall continue unremedied for five Business Days; and (iii) any Loan Party shall fail to perform or observe such other term, convent or agreement contained in any Loan Document on its part to be performed or observed if the failure to perform or observe such other term, covenant, condition or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to such Loan Party by the Administrative Agent, any Lender or any Issuing Bank; or
(d)Cross-Default. An event of default shall occur under (i) [reserved] or (ii) any other agreement, document or instrument to which any Loan Party or any Restricted Subsidiary is a party that is not cured within any applicable grace period therefor, and, in each case, such default or breach (A) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Loan Party or any Restricted Subsidiary in an aggregate amount of not less than $25,000,000 or (B) causes or permits any holder of such Indebtedness or a trustee, with the giving of notice, if required, to cause Indebtedness or a portion thereof in excess of $25,000,000 in the aggregate outstanding principal amount to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof (in excess of $25,000,000) is demanded as a result of any such breach or default, in each case, regardless of whether such right is exercised, by such holder or trustee; provided that this clause (B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(e)Insolvency Proceeding, Etc.
(i)(A) Any (1) Loan Party or (2) other Restricted Subsidiaries that, as of last day of the Fiscal Quarter of Parent Borrower most recently ended for which financial statements have been delivered pursuant to Section 5.01, collectively have assets with a value in excess of $30,000,000 as of such date, shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or (B) any Loan Parties or such other Restricted Subsidiaries shall make a general assignment for the benefit of creditors; or (C) any proceeding shall be instituted by or against any Loan Party or such other Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking receivership, interim receivership, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, interim receiver, monitor, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (D) any Loan Party or such other Restricted Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 7.01(e); or
(ii)in the case of any Loan Party organized under the laws of the Federal Republic of Germany, and in addition to any events in clause (i) above, the following events (subject to Section 6.08(f)): (A) such Loan Party is unable or admits inability to pay its debts as they fall due (excluding solely as a result of balance sheet liabilities exceeding balance sheet assets); is deemed to, or is declared to, be unable to pay its debts under applicable law; suspends or threatens to suspend making payments on any of its debts; or by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than the Lenders) with a view to rescheduling any of its indebtedness and in particular is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Insolvency Code (Insolvenzordnung); (B) such Loan Party is overindebted (überschuldet) within the meaning of section 19 of the Insolvency Code (Insolvenzordnung); (C) a moratorium is declared in respect of any indebtedness of such Loan Party; (D) a winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) (as applicable) of any such Loan Party; (E) the appointment of a preliminary insolvency administrator (vorläufiger Insolvenzverwalter) or insolvency administrator (Insolvenzverwalter) in respect of any such Loan Party or any of the assets of such Loan Party; it or any of its creditors files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) based on sections 17-19 Insolvency Code (Insolvenzordnung); a competent court issues measures pursuant to section 21 Insolvency Code (Insolvenzordnung); or (F) a court rejects the application for the opening of insolvency proceedings based on lack of assets (Abweisung mangels Masse); provided that this paragraph (ii) shall not apply to any StaRUG Event or any insolvency petition which is frivolous or vexatious and is discharged, stayed or dismissed within sixty (60) days of notice thereof to any such Loan Party becoming aware of the same; or

(iii)in the case of any UK Loan Party, and in addition to any events in clause (i) above: (A) any insolvency proceeding or other legal proceeding is instituted by or against that UK Loan Party: (i) seeking a judgment of insolvency or bankruptcy or any other relief under bankruptcy or insolvency law applicable in the United Kingdom affecting creditors’ rights is filed against any UK Loan Party; (ii) the appointment of a liquidator, receiver, administrative receiver, or similar officer in respect of the UK Loan Party or any of its assets; provided that this clause (A) shall not apply to (x) any winding-up petition or a proceeding that is frivolous or vexatious and is discharged, stayed or dismissed within sixty (60) days after the date of its commencement or (y) any step or procedure contemplated in relation with any merger that is permitted under this Agreement; (B) that UK Loan Party is deemed to or is declared to be insolvent under Section 123(2) of the Insolvency Act 1986, as amended; or (C) that UK Loan Party is deemed to or is declared to be insolvent under Section 123(1)(e) of the Insolvency Act 1986, as amended.
(f)Judgments. One or more judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against any Loan Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 7.01(f) if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and the insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not refused the claim made for payment, of the amount of such judgment or order; or
(g)Change of Control. A Change of Control shall have occurred; or
(h)ERISA. An ERISA Event occurs with respect to a Pension Plan or a Multiemployer Plan that has resulted or could reasonably be expected to result in liabilities of the Parent Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or PBGC in an aggregate amount that would have a Material Adverse Effect; or
(i)Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason (other than (A) as expressly permitted hereunder or thereunder, (B) as a result of the gross negligence or willful misconduct of any Agent, any Lender or any other their respective Affiliates or (C) payment in full of the Obligations (other than contingent indemnity obligations for which no claim has been made)), ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in a signed writing that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Collateral Document; or (ii) any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on a material portion of the Collateral, with the priority required by the applicable Collateral Document (other than as a result of the gross negligence or willful misconduct of the Administrative Agent);

(j)Invalidity of Subordination Provisions. Any provision of any intercreditor or subordination agreement or arrangement entered into in connection with the other Loan Documents with respect to the subordination of Indebtedness in excess of $10,000,000, at any time after its execution and delivery and for any reason (other than as a result of the gross negligence or willful misconduct of the Administrative Agent or indefeasible payment in full of the Obligations), ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any intercreditor or subordination agreement or arrangement entered into in connection with the other Loan Documents with respect to the subordination of Indebtedness in excess of $10,000,000; or any Loan Party denies that it has any or further liability or obligation under any provision of any intercreditor or subordination agreement or arrangement entered into in connection with the other Loan Documents with respect to the subordination of Indebtedness in excess of $10,000,000, or purports to revoke, terminate or rescind any provision of any intercreditor or subordination agreement or arrangement entered into in connection with the other Loan Documents with respect to the subordination of Indebtedness in excess of $5,000,000; or
(k)Certain Dispositions and Liens.
(i)A Loan Party disposes of a real property or Real Estate (or part thereof) if that disposal is only permitted pursuant to Section 6.04(y); or
(ii)A Loan Party creates or permits to subsist any Lien which is only permitted pursuant to clause (h) of “Permitted Liens”;
then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request (or with the consent) of the Required Lenders shall, by notice to the Parent Borrower, take any or all of the following actions, at the same or different times:
(iii)terminate the Commitments, and thereupon the Commitments shall terminate immediately;
(iv)declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party;
(v)declare the obligation of the Issuing Banks to issue further Letters of Credit to be terminated, and thereupon the obligation of the Issuing Banks to issue further Letters of Credit shall terminate immediately;
(vi)require that the Parent Borrower Cash Collateralize the L/C Obligations as provided in Section 2.05(k); and
(vii)exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and Applicable Law;

provided that, in case of any Insolvency Event of Default, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, and the obligation of the Parent Borrower to Cash Collateralize the L/C Obligations as provided in clause (iv) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party, and the obligation of the Issuing Banks to issue Letters of Credit shall automatically be terminated.
SECTION 7.02 Application of Payments. Notwithstanding anything herein to the contrary, following the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 7.01), all payments received on account of the Obligations shall, subject to Section 2.22 and Section 2.23, be applied by the Administrative Agent as follows:
(i)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.03 and amounts payable under the Fee Letters) payable to each Agent in its capacity as such;
(ii)second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, reimbursement obligations in respect of L/C Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)third, to the extent that Swingline Loans have not been refinanced by a Revolving Loan, payment to the Swingline Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swingline Loans;
(iv)fourth, to the extent that Swingline Loans have not been refinanced by a Revolving Loan, to payment to the Swingline Lender of that portion of the Obligations constituting unpaid principal of the Swingline Loans;
(v)fifth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed L/C Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (v) payable to them;
(vi)sixth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans, unreimbursed L/C Disbursements, Secured Hedge Agreements and Bank Products Obligations, and (B) to Cash Collateralize that portion of L/C Obligations comprising the undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Section 2.05 or Section 2.23, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (vi) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to Cash Collateralize such L/C Obligations, (y)

subject to Section 2.05(c) or Section 2.23, amounts used to Cash Collateralize the aggregate amount of Letters of Credit pursuant to this clause (vi) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of Cash Collateral shall be distributed in accordance with this clause (vi), ratably among the Revolving Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (vi) payable to them;
(vii)seventh, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Issuing Banks and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(viii)finally, the balance, if any, after all Obligations have been paid in full (other than contingent indemnity obligations for which no claim has been made), to the Borrowers or as otherwise required by Law.
If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired or cancelled (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (b) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Administrative Agent from or on behalf of any Loan Party, and, as between each Loan Party on the one hand and the Administrative Agent and the other Secured Parties on the other, the Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Administrative Agent may deem advisable notwithstanding any previous application by the Administrative Agent.
ARTICLE VIII
AGENCY
SECTION 8.01 Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Zions Bancorporation, N.A. dba Zions First National Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 8.06(b), the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither the Parent Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it hereunder and the documents associated therewith until such time and except for so long as the Administrative Agent may elect to act for each Issuing Bank with respect thereto; provided, however, that such Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it hereunder and the applications and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent,” as used in this Article VIII, included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to such Issuing Bank.
SECTION 8.02 Rights as a Lender or Issuing Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 8.03 Exculpatory Provisions.
(a)The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its branches or Affiliates in any capacity.
(b)The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the

Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 7.01 and Section 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Parent Borrower, a Lender or an Issuing Bank.
(c)The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)[Reserved].
SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, amendment, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06 Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Parent Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, so long as no Insolvency Event of Default or an Event of Default pursuant to Section 7.01(a)(i) has occurred and is continuing, with the consent (not to be unreasonably withheld or delayed) of the Parent Borrower, to appoint a financial institution to act as successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Parent Borrower and such Person remove such Person as Administrative Agent and, subject to the consent (not to be unreasonably withheld or delayed) of the Parent Borrower, provided no Insolvency Event of Default or an Event of Default pursuant to Section 7.01(a)(i) has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent. To the extent the retiring or removed Administrative Agent is holding cash, deposit account balances or other credit support as collateral for Cash Collateralized Letters of Credit, the retiring or removed Administrative Agent shall at or reasonably promptly following the Resignation Effective Time cause such collateral to be transferred to the successor Administrative Agent or, if no successor Administrative Agent has been appointed and accepted such appointment, to the respective Issuing Banks ratably according to the outstanding amount of Cash Collateralized Letters of Credit issued by them, in each case to be held as collateral for such Cash Collateralized Letters of Credit in accordance with this Agreement.
(d)Any resignation by Zions Bancorporation as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and the Swingline Lender. If Zions Bancorporation resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed L/C Disbursements pursuant to Section 2.05(e). If Zions Bancorporation resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(d). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit issued by Zions Bancorporation, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
SECTION 8.07 Non-Reliance on Agents, Issuing Banks and Other Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Agents has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or any warranty by any Agent to any Lender or any Issuing Bank as to any matter, including whether any Agent has disclosed material information in its (or its Related Parties’) possession. Each Lender and each Issuing Bank represents to each Agent that it has, independently and without reliance upon any Agent, any other Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent, any other Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.
SECTION 8.08 No Other Duties. Anything herein to the contrary notwithstanding, none of the Arrangers or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.
SECTION 8.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 2.05, Section 2.12, and Section 9.03) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.03.
SECTION 8.10 Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the

Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k), as applicable, of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 8.11 Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender, Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.11 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Issuing Bank shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.11(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Loan Parties; provided that this Section 8.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Loan Parties relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Loan Parties for the purpose of a payment on the Obligations.
(e)To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
SECTION 8.12 Collateral Documents and Guaranty.
(a)The Secured Parties irrevocably agree that:
(i)any Lien on any property granted to or held by the Administrative Agent or Collateral Agent, as applicable, under any Loan Document shall automatically be released (x) upon termination of all Commitments and payment in full in cash of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Bank Product Documents and Hedging Obligations that are, in each case, not due and payable at such time) and the expiration or termination of all Letters of

Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Banks shall have been made), (y) in the case of Liens on assets that are sold or otherwise disposed of or to be sold or otherwise disposed of, other than to any Loan Party, as part of or in connection with any sale or other disposition permitted under the Loan Documents, upon such sale or disposition, and (z) subject to Section 9.02, if approved, authorized or ratified in writing by the Required Lenders;
(ii)the Administrative Agent and Collateral Agent, as applicable, are authorized to (and shall upon the request of the Parent Borrower) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as applicable, under any Loan Document to the holder of any Lien on such property that is permitted by clause (b) of the definition of “Permitted Liens;” and
(iii)any Guarantor shall automatically be released from its obligations under its Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or as otherwise set forth in Section 10.12.
(b)Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section and that the Administrative Agent may request a certificate of a Responsible Officer of the applicable Loan Party confirming such authority and the Administrative Agent, the Collateral Agent and Required Lenders may rely conclusively thereon. In connection with any such termination, release or subordination, the Administrative Agent and the Collateral Agent shall execute and deliver all documents that the Loan Parties shall reasonably request to evidence such termination, release or subordination.
(c)Solely for the purpose of German law:
(i)the Administrative Agent or Collateral Agent, as applicable, shall: (x) hold and administer any security granted under the German Security Agreements which is assigned or otherwise transferred for security purposes (Sicherungseigentum/Sicherungsabtretung) to it and creates or evidences a non-accessory security right (nicht-akzessorische Sicherheit) as trustee (treuhänderisch) for the benefit of the Secured Parties; and (y) administer any security granted under the German Security Agreements which is pledged (Verpfändung) or otherwise transferred to any Secured Parties and creates or evidences an accessory security right (akzessorische Sicherheit) as agent.
(ii)Each Secured Party (other than the Administrative Agent and the Collateral Agent) hereby authorizes the Administrative Agent and the Collateral Agent, as applicable (whether or not by or through employees or agents): (x) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Administrative Agent or the Collateral Agent, as applicable, under the German Security Agreements together with such powers and discretions as are reasonably incidental thereto; (y) to take such action on its behalf as may from time to time be authorized under or in accordance with the German Security Agreements; and (z) to accept and enter into as its attorney (Stellvertreter) any pledge or other creation of any accessory security right granted in favor of such Secured Party under German law and to agree to and execute on its behalf as its attorney (Stellvertreter) any amendments, confirmations and/or alterations to any German Security Agreement governed by German law which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such German Security Agreement.
(iii)Each of the Secured Parties (other than the Administrative Agent and the Collateral Agent) hereby relieves the Administrative Agent and the Collateral Agent from the restrictions pursuant to section 181 of the German Civil Code and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Secured Party. A Secured Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Administrative Agent accordingly.
(iv)Each Secured Party (other than the Administrative Agent and the Collateral Agent) hereby ratifies and approves all acts and declarations previously done by the Administrative Agent and the Collateral Agent, as applicable, on such Secured Party’s behalf (including for the avoidance of doubt any declarations made by the Administrative Agent or Collateral Agent, as applicable, as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Parties as future pledgee or otherwise).
(d)Anything contained in any of the Loan Documents to the contrary notwithstanding, each Loan Party, the Administrative Agent, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws)), the Administrative Agent (or any Lender, except with respect to a “credit bid” pursuant to section 363(k), section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws)) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
(e)The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, and the Administrative Agent shall not be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(f)No Secured Hedge Agreement will create (or be deemed to create) in favor of any Hedge Bank that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 7.02 and Section 9.02(b)(xi). By accepting the benefits of the Collateral, such Hedge Bank shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (f).
(g)No Bank Product Document will create (or be deemed to create) in favor of any Cash Management Bank that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 7.02 and Section 9.02(b)(xi). By accepting the benefits of the Collateral, each Cash Management Bank shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (g).
SECTION 8.13 Parallel Debt.
(a)For the purpose of ensuring the validity and enforceability of any right of pledge or other accessory nature governed by the laws of the Federal Republic of Germany, the Netherlands or any other applicable foreign jurisdiction, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent as collateral agent an amount equal to the aggregate amount due by it in respect of the Corresponding Obligations as they may exist from time to time. The payment undertaking of each Loan Party under this Section 8.13 is to be referred to as its “Parallel Debt”.
(b)Each Loan Party hereto hereby acknowledges that:
(i)each Parallel Debt constitutes an undertaking, obligation and liability to the Administrative Agent as collateral agent which is several, separate and independent from, and without prejudice to, the Corresponding Obligations and no amounts of Parallel Debt for which each Loan Party is liable shall be limited or affected in any way by its Corresponding Obligations; and
(ii)each Parallel Debt provides the Administrative Agent with its own independent right to demand payment of the relevant Parallel Debt by the Loan Party, provided that:
(A)    each Parallel Debt of each Loan Party shall be decreased to the extent that its Corresponding Obligations have been irrevocably paid or discharged (other than, in each case, contingent obligations);
(B)    the Corresponding Obligations of a Loan Party shall be decreased to the extent that its Parallel Debt has been irrevocably paid or discharged;
(C)    the amount of each Parallel Debt of a Loan Party shall at all times be equal to the amount of its Corresponding Obligations;
(D)    each Parallel Debt of a Loan Party will be payable in the currency or currencies of its Corresponding Obligations; and
(E)    the Parallel Debt of a Loan Party will become due and payable at the same time when its Corresponding Obligations become due and payable,

it being understood, in each case, that pursuant to this Section 8.13 the amount which may become payable by a Loan Party as its Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations and nothing in this Section 8.13 shall in any way increase the total amount payable by any Loan Party to the Administrative Agent, the Lenders and any other Secured Party under this Agreement and other Loan Documents.
(c)For the purpose of this Section 8.13, the Administrative Agent acts in its own name and not as a trustee, agent or representative, and its claims in respect of the Parallel Debt shall not be held on trust (treuhänderisch). The security granted under any German Security Agreements, Dutch Security Agreements or such other relevant jurisdiction with respect to the Parallel Debt is granted to the Administrative Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.
(d)Without limiting or affecting the Administrative Agent’s rights against any Loan Party, each of the Loan Parties acknowledges that:
(i)without prejudice to Section 2.23(a)(ii) and Section 7.02(viii) or unless otherwise indicated, nothing in the Loan Documents shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document except in its capacity as a Lender; and
(ii)for the purpose of any vote taken under any Loan Documents, the Administrative Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.
(e)The Parallel Debt shall remain effective in case a third person should assume or be entitled, partially or in whole, to any rights of any of the Lenders under any of the other Loan Documents, be it by virtue of assignment, assumption, novation (with respect to any Loan Documents governed by the laws of the Netherlands) or otherwise.
(f)All monies received or recovered by the Administrative Agent pursuant to this Agreement and all amounts received or recovered by the Administrative Agent from or by the enforcement of any security granted to secure the Parallel Debt shall be applied in accordance with the terms and provisions of this Agreement and the other Loan Documents.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01 Notices; Public Information.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:
(i)if to the Parent Borrower, the Administrative Agent, an Issuing Bank or the Swingline Lender, to the address, facsimile number, telephone number or email address specified for such Person on Schedule 9.01; and

(ii)if to any other Lender, to the address, facsimile number, telephone number or email address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Parent Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(d)Platform.
(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on the Platform.
(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
(e)Public Information. Each Loan Party hereby acknowledges that certain of the Lenders and Issuing Banks (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of any Loan Party hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Agents, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.
SECTION 9.02 Waivers; Amendments.
(a)No Waiver; Remedies Cumulative; Enforcement. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) each Issuing Bank or each Swingline Lender from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or a Swingline Lender, as applicable) hereunder and under the other Loan Documents, (iii) any Lender or Issuing Bank from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.15) or (iv) any Lender or Issuing Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 7.01 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.15, any Lender or Issuing Bank may, with the consent of the Required Lenders, enforce any rights or remedies available to it and as authorized by the Required Lenders.
(b)Amendments, Etc. Except as otherwise expressly set forth in this Agreement (including Section 2.11(e), Section 2.24 and Section 2.25), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing executed by the Loan Parties and the Required Lenders, and acknowledged by the Administrative Agent, or by the Loan Parties and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(i)extend, renew or increase any Commitment of any Lender without the written consent of such Lender (except any increases in accordance with Section 2.25, in which case only the consent of the Persons providing the Incremental Facilities shall be required), (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default or Event of Default shall not constitute an extension, renewal or increase of any Commitment of any Lender);
(ii)reduce the principal of, or rate of interest specified herein on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that any (w) reduction related to an interest rate benchmark replacement, (x) change in any definition or ratio or component thereof used in the calculation of such principal rate of interest or fee payable, (y) waiver or amendment in respect of the Default Rate, or (z) changes in the mandatory prepayment requirements, shall not, in each case, constitute a reduction in the principal of, or rate of interest on, any Loan or any fee or other amount payable hereunder);
(iii)postpone any date scheduled for any payment of principal of, or interest on, any Loan or any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv)change Section 2.14(c), Section 2.15 or any other pro rata payment provisions set forth herein in a manner that would alter the pro rata sharing of payments required thereby or change Section 7.02, in each case, without the written consent of each Lender directly and adversely affected thereby;
(v)(A) waive any condition set forth in Section 4.01 without the written consent of each Lender or (B) waive any condition set forth in Section 4.02 without the written consent of the Required Facility Lenders;
(vi)change Section 2.05(d) in a manner that would permit the expiration date of any Letter of Credit to occur after the Maturity Date without the consent of each Revolving Lender;
(vii)release the Lien on all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except to the extent such Liens may be released pursuant to Section 8.12(a)(i) (in which case such release may be made by the Administrative Agent acting alone);
(viii)contractually subordinate (A) any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Obligations or (B) any of the Liens securing the Obligations, in each case without the consent of each Lender, except to the extent such Liens may be subordinated pursuant to Section 8.12(a)(ii) (in which case such subordination may be made by the Administrative Agent acting alone);
(ix)release all or substantially all of the value of the Guaranties, without the written consent of each Lender, except to the extent the release of any Guarantor from its Guaranty is permitted pursuant to Section 8.12(a)(iii) (in which case such release may be made by the Administrative Agent acting alone);
(x)change any provision of this Section or the percentage in the definitions of “Required Lenders” or “Required Facility Lenders” (except any such changes that would affect the ratable sharing of payments solely within a Facility, which shall require the approval of only the Lenders of that Facility) or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided that:
(A)the definition “Required Revolving Lenders” may be changed, amended or modified with the written consent of each Revolving Lender;
(B)the definition “Required Delayed Draw Term Loan Lenders” may be changed, amended or modified with the written consent of each Delayed Draw Term Loan Lender; and
(C)    the definition “Required Term Lenders” may be changed, amended or modified with the written consent of each Term Lender; or
(xi)amend, modify or waive of any Loan Document so as to alter the ratable treatment of Obligations arising under Secured Hedge Agreements or Bank Products

Obligations, or the definition of “Bank Product Documents,” “Cash Management Bank,” “Bank Products Obligations,” “Bank Products,” “Hedge Bank,” “Obligations,” “Swap Contract,” “Secured Hedge Agreement,” or “Secured Obligations” (as defined in any applicable Collateral Document), in each case, in a manner materially adverse to (A) any Hedge Bank with Obligations then outstanding without the written consent of any such Hedge Bank or (B) any Cash Management Bank with Bank Products Obligations then outstanding without the written consent of any such Cash Management Bank;
provided, however, that (and, for the avoidance of doubt, subject in all cases to this Section 9.02(b)), an amendment, waiver or consent which provides for any of the following shall be effective if in writing and signed by the Required Facility Lenders (without the consent of any other Lender or Agent) under the applicable Facility or Facilities:
(A)[reserved]; or
(B)amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.25 with respect to any Incremental Commitment and the rate of interest applicable thereto) which directly and adversely affects Lenders holding one or more Incremental Commitments and does not directly and adversely affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Commitment (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that, to the extent permitted under Section 2.25, the waivers described in this clause (B) shall only require the consent of the Required Facility Lenders under such applicable Incremental Commitment;
provided, further, that (A) no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (1) the Administrative Agent, unless in writing executed by the Administrative Agent, (2) any Issuing Bank, unless in writing executed by such Issuing Bank, and (3) any Swingline Lender, unless in writing executed by such Swingline Lender, in each case in addition to the Borrowers and the Lenders required above; and (B) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
Notwithstanding anything herein to the contrary, (i) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms directly affects the rights or duties of the Lenders of a particular Class (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Loan Parties and the requisite number of percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.02(b) if such Class of Lenders were the only Class of Lenders hereunder at such time and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender; provided, however, that the Loan Parties, the Administrative Agent, and each Issuing Bank are hereby expressly permitted to enter into any Incremental Amendment to implement any Commitment Increases, and such Incremental Amendments shall become effective without any further action or consent of any other party to any Loan Document.
In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Parent Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Parent Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by any Issuing Bank (solely to the extent such provision affects or may affect it in its capacity as an Issuing Bank) or the Required Lenders to the Administrative Agent within 10 Business Days following receipt of notice thereof.
SECTION 9.03 Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of one firm of counsel for the Administrative Agent and one local counsel for the Administrative Agent in each relevant jurisdiction) in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the reasonable and documented out-of-pocket fees, charges and disbursements of one firm of counsel for the Administrative Agent, any Lender or any Issuing Bank, collectively, and the reasonable and documented out-of-pocket fees, charges and disbursements of one local counsel in each relevant jurisdiction for the Administrative Agent, any Lender or any Issuing Bank, collectively, and, solely in case of a conflict of interest, one additional local counsel for all conflicted parties similarly situated) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Parent Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Parent Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Parent Borrower or such other Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Parent Borrower or any of its Subsidiaries and that is brought by an Indemnitee against another Indemnitee (other than against the Agents in their capacities as such and other than claims with respect to a Letter of Credit brought by one Indemnitee against another Indemnitee acting in a different capacity or role with respect to such Letter of Credit such as an issuing bank as opposed to an advising bank, confirming bank, negotiating bank or transferring bank). This paragraph (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or expenses arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Parent Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank or Swingline Lender solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or such Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14(f).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Person party hereto shall assert, and each Person party hereto hereby waives, any claim against any other Person party hereto (in each of such Person’s capacities hereunder and under any other Loan Document) and any Related Party of any of the foregoing Persons (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this

Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section shall be payable not later than ten days after written demand therefor together with supporting documentation setting forth the calculation and evidence of any such amounts.
(f)Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 9.04 Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.04(b), (ii) by way of participation in accordance with the provisions of Section 9.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(e). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to or by related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 9.04(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in Section 9.04(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.04(b)(i)(B) and, in addition:
(A)    the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 7.01(a)(i) or an Insolvency Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that the Parent Borrower’s consent shall not be required during the primary syndication of any Facility;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of each Issuing Bank and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans, as applicable, in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.04(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.16, Section 2.17, Section 2.18, and Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(d).
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Parent Borrower and any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Parent Borrower, any Issuing Bank or the Administrative Agent, sell participations to any Person

(other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries, or any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Parent Borrower, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(b) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b) (other than clause (v) thereof) that directly and adversely affects such Participant. The Parent Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16, Section 2.17, and Section 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(g) (it being understood that the documentation required under Section 2.18(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under Section 9.04(b); and (B) shall not be entitled to receive any greater payment under Section 2.17 or Section 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 2.21(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5 of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or a Federal Home Loan Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)[Reserved].
SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by any Loan Party herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Credit Extensions hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and so long as the Commitments have not expired or been terminated. The provisions of Section 2.16, Section 2.17, Section 9.03, Section 9.15, and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06 Counterparts; Integration; Effectiveness.
(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. THE LOAN PARTIES ARE NOTIFIED THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE A FINAL EXPRESSION OF THE AGREEMENT BETWEEN AND AMONG THE ADMINISTRATIVE AGENT, THE ISSUING BANKS, THE LENDERS AND THE LOAN PARTIES, AND SUCH AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED ORAL AGREEMENT. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
The Administrative Agent shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, and items and records governing, arising from or relating to the Obligations, including, without limitation, this Agreement and the other Loan Documents, and the Administrative Agent may destroy or archive the paper originals. The Loan Parties hereto, the Issuing Banks, and the Lenders (i) waive any right to insist or require that the Administrative Agent produce paper originals, (ii) agree that such images shall be accorded the same force and effect as the paper originals, (iii) agree that the Administrative Agent is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment or other proceedings, and (iv) further agree that any executed facsimile (faxed), scanned, or other imaged copy of this Agreement or any other Loan Document shall be deemed to be of the same force and effect as the original manually executed document.
As an express condition to the Lenders making the Loans to the Borrowers based upon the Lenders’ receipt of fully-executed imaged copies of the Loan Documents, the Loan Parties shall deliver to the Administrative Agent, for distribution to the Lenders, fully-executed Loan Documents with original hand-written signatures (i.e., wet signatures) of all Loan Parties on or before 30 days from the date of this Agreement or any amendment thereto, as applicable, and the Loan Parties’ failure to do so on or before such date shall constitute an Event of Default under this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Loan Parties, the Administrative Agent, the Issuing Banks, and the Lenders agree that this Agreement and the other Loan Documents may be signed and transmitted by electronic mail of a .PDF document and thereafter maintained in imaged or electronic form, and that such imaged or electronic record shall be valid and effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The Loan Parties, the Administrative Agent, the Issuing Banks, and the Lenders further agree that the signatures appearing on this Agreement and the Loan Documents (whether in imaged or other electronic format) shall be treated, for purpose of validity, enforceability and admissibility, the same as hand-written signatures. This Agreement and the Loan Documents may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument.
(b)[Reserved].
SECTION 9.07 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or any Swingline Lender, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.
SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such branch or Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective branches or Affiliates, irrespective of whether or not such Lender, Issuing Bank, branch or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness (it being understood and agreed that, notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, accounts, deposits, sums, securities or other property of any Foreign

Subsidiary or of any Subsidiary of a Foreign Subsidiary (including any Foreign Subsidiary that is a Loan Party) will not serve at any time, directly or indirectly, to collateralize or otherwise offset the Obligations of the Parent Borrower or any Domestic Subsidiary, and, in addition, unless otherwise agreed to by the Parent Borrower, the accounts, deposits, sums, securities or other property of a Foreign Subsidiary or Subsidiary of a Foreign Subsidiary will only serve to collateralize or offset the Obligations of another Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is a Borrower and is not a United States Person for U.S. federal income tax purposes if such former Foreign Subsidiary or Subsidiary of a Foreign Subsidiary is owned by such latter Foreign Subsidiary or Subsidiary of a Foreign Subsidiary that is a Borrower); provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective branches and Affiliates may have. Each Lender and Issuing Bank agrees to notify the Parent Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09 Governing Law; Jurisdiction; Etc.
(a)Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York, except as expressly set forth in Section 10.14.
(b)Jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any party hereto or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article

3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(c)Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its branches and Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Parent Borrower or its Subsidiaries or the Revolving Credit Facility, (ii) a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement or (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit Facility; (h) with the consent of the Parent Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective branches or Affiliates on a nonconfidential basis from a source other than a Loan Party that is not known to be subject to a confidentiality obligation to such Loan Party or (z) is independently discovered or developed by a party hereto without utilizing any Information received from a Loan Party or violating the terms of this Section. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Issuing Bank or Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from the Parent Borrower or any of its Subsidiaries relating to the Parent Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Parent Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13 PATRIOT Act. Each Issuing Bank or Lender subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Parent Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Issuing Bank or Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or Issuing Bank or any Lender, provide all documentation and other information that the Administrative Agent or such Issuing Bank or Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
SECTION 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender or other

Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Parent Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.
SECTION 9.15 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
SECTION 9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Loan Parties acknowledge and agree, and acknowledge their Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Loan Parties and their Subsidiaries and any Arranger, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Arranger, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender has advised or is advising any Loan Party or any Subsidiary thereof on other matters, (ii) the arranging and other services regarding this Agreement provided by any Arranger, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and any Arranger, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders, on the other hand, (iii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate and (iv) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) each Arranger, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of its Affiliates, or any other Person; (ii) none of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each Arranger, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and none of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders has any obligation to disclose any of such interests to any Loan Party or its Affiliates. To the fullest extent permitted by Law each Loan Party hereby waives and releases any claims that it may have against any of the Arrangers, the Administrative Agent, the Issuing Banks, the Swingline Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
SECTION 9.18 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
(b)As used in this Section 9.18, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 9.19 Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Parent Borrower, the Administrative Agent and such Lender.
SECTION 9.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, the Parent Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Parent Borrower (or to any other Person who may be entitled thereto under applicable Law).
ARTICLE X
GUARANTY
SECTION 10.01     Guaranty of the Obligations. Each Guarantor hereby agrees, subject to the limitations set out in Section 10.14, that such Guarantor is jointly and severally liable for, and hereby irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of, all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a) (or any similar provision in any other Debtor Relief Laws), but excluding, with respect to any Guarantor at any time, Excluded Swap Obligations with respect to such Guarantor at such time (collectively, the “Guaranteed Obligations”).
SECTION 10.02     Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall, subject to Section 10.06 hereof, be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (x) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (y) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors times (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of federal or state Law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 10.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 10.02), minus (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.02.

SECTION 10.03     Payment by Guarantors. Subject to Section 10.02, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 USC. § 362(a) (or any similar provision in any other Debtor Relief Laws)), the Guarantors will pay, or cause to be paid, when and as the same shall become due, in cash, to the Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for a Borrower becoming the subject of a proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrowers for such interest in such proceeding) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.
SECTION 10.04     Liability of Guarantors Absolute. Without prejudice to the limitations set out in Section 10.14, each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations not yet due or owing). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)this Guaranty is a guaranty of payment when due and not of collectability;
(b)this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(c)the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrowers and any Beneficiary with respect to the existence of such Event of Default;
(d)the obligations of each Guarantor hereunder are independent of the obligations of the Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty whether or not any action is brought against the Borrowers or any of such other guarantors and whether or not the Borrowers are joined in any such action or actions;
(e)payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid when due. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(f)any Beneficiary, upon such terms as it deems appropriate, without notice or demand (except to the extent notice is required to be provided hereunder, in any other Loan Document or under Applicable Law) and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations in accordance with the terms of the Loan Documents; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guarantees of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guarantees of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its reasonable discretion may determine consistent herewith or with the applicable Secured Hedge Agreement, Bank Product Document or security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (but so long as such sale is in accordance with Applicable Law), and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrowers or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents, the Secured Hedge Agreements or Bank Product Documents; and
(g)this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than the limitations set out in Section 10.14 and other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations not yet due or owing) or unless the obligations of the Guarantors are reduced or terminated by the Administrative Agent and applicable Beneficiaries in accordance with the terms of this Agreement), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, the Secured Hedge Agreements or the Bank Product Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Secured Hedge Agreements, any of the Bank Product Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Secured Hedge Agreement, such Bank Product Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents, any of the Secured Hedge Agreements or any of the Bank Product Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any

Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Parent Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrowers may allege or assert against any Beneficiary in respect of the Guaranteed Obligations (other than a defense based on payment of the Guaranteed Obligations), including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
SECTION 10.05    Waivers by Guarantors. Each Guarantor hereby waives, to the extent permitted by Applicable Law, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrowers, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrowers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of the Borrowers or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrowers or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrowers or any other Guarantor from any cause other than payment in full in cash of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, bad faith or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction; (e) (i) any principles or provisions of Law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Hedge Agreements, the Bank Product Documents or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrowers and notices of any of the matters referred to in Section 10.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. Without limiting the generality of the foregoing, each Guarantor hereby waives and agrees not to assert or take advantage of any “one action” or “deficiency” or “anti-deficiency” law or any other law which may prevent the Administrative Agent or any Lender from bringing any action, including a claim for deficiency, against such Guarantor, before or after the Administrative Agent’s commencement or completion of any foreclosure action, either judicially or by exercise of a power of sale.
Further, each Guarantor waives and relinquishes every right and remedy afforded or available to such Guarantor under the provisions of Nevada Revised Statutes (“NRS”) Section 104.3605 (UCC

Revised Article 3, 3-605), such Guarantor specifically agreeing that the provisions of this paragraph shall constitute a waiver of discharge under NRS Section 104.3605(9), and any other provision of Nevada law pertaining to the rights of indemnitors, guarantors or sureties. In the event of the foreclosure of any deed of trust in Nevada and of a deficiency, each Guarantor hereby promises and agrees forthwith to pay the amount of such deficiency to the extent of the Guaranteed Obligations notwithstanding the fact that recovery of said deficiency against the Borrowers would not be allowed by applicable law; however, the foregoing shall not be deemed to require that the Administrative Agent or any Lender institute foreclosure proceedings or otherwise resort to or exhaust any other collateral or security prior to or concurrently with enforcing this Guaranty. Each Guarantor waives and agrees not to assert the benefits of any statutory provision limiting the right of the Administrative Agent or any Lender to recover a deficiency judgment, or to otherwise proceed against any Person obligated for payment of the Guaranteed Obligations, including, without limitation, any right provided by NRS Section 40.430, or any other statute or decision, to require the Administrative Agent or any Lender to proceed against the Borrower or any other Person or to proceed against or exhaust any security held by the Administrative Agent or any Lender at any time or to pursue any other remedy in Administrative Agent’s or any Lender’s power before proceeding against such Guarantor, and such Guarantor agrees that such waiver is intended to take advantage of the waiver permitted by NRS Section 40.495(2) to the maximum extent permitted. Until payment in full of the Guaranteed Obligations: (a) each Guarantor shall have no right of subrogation, (b) each Guarantor waives any right to enforce any remedy which the Administrative Agent or any Lender now has, or may hereafter have, against the Borrowers, and (c) each Guarantor waives any benefit of, and any right to participate in, any security now or hereafter held by the Administrative Agent or any Lender.
SECTION 10.06    Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations (other than contingent indemnification obligations not yet due or owing) shall have been paid in full in cash and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, replaced or Cash Collateralized, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrowers or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrowers with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrowers, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than contingent indemnification obligations not yet due or owing) shall have been paid in full in cash and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, replaced or Cash Collateralized, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 10.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrowers or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrowers, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed

Obligations shall not have been finally and paid in full, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof and of the other Loan Documents.
SECTION 10.07    Subordination of Other Obligations. Any Indebtedness of the Borrowers or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. Notwithstanding the subordination pursuant to the foregoing sentence, the Borrowers and Guarantors may continue to make payments to any Obligee Guarantor at the times and in the manner permitted by the Credit Agreement; provided that, upon the occurrence and during the continuance of an Event of Default, all payments of obligations that have been subordinated pursuant to this Section 10.07 shall automatically cease until such Event of Default has been cured or waived.
SECTION 10.08    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in full force and effect and shall not be terminated until all of the Guaranteed Obligations (other than contingent indemnity obligations for which no claim has been made) shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
SECTION 10.09    Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrowers or the officers, members of the Board of Directors or any agents acting or purporting to act on behalf of any of them.
SECTION 10.10    Financial Condition of Borrowers. Any Credit Extension may be made to the Borrowers or continued from time to time, and any Secured Hedge Agreements or Bank Product Documents may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrowers at the time of any such grant or continuation or at the time such Secured Hedge Agreement or such Bank Product Document is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrowers. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and their ability to perform their respective obligations under the Loan Documents, the Secured Hedge Agreements and the Bank Product Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers now known or hereafter known by any Beneficiary.
SECTION 10.11    Bankruptcy, Etc.

(a)So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any proceeding under any Debtor Relief Law of or against any Borrower or any other Guarantor or admit in writing or in any legal proceeding that it is unable to pay its debts as they become due. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any other Guarantor or by any defense which any Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and the Beneficiaries that the Guaranteed Obligations which are Guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrowers of any portion of such Guaranteed Obligations. The Guarantors will permit any trustee in bankruptcy, monitor, receiver, receiver and manager, interim receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)In the event that all or any portion of the Guaranteed Obligations are paid by the Borrowers, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
SECTION 10.12    Release of Borrowers and Guarantors. The Obligations of any Loan Party (other than the Parent Borrower) shall automatically terminate and be of no further force or effect and such Loan Party shall be automatically released from all obligations under this Agreement and all Loan Documents upon:
(a)the sale, disposition, exchange or other transfer (including through merger, consolidation amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Loan Party is no longer a Restricted Subsidiary), of the applicable Loan Party to a Person that is not an Affiliate of a Loan Party if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Agreement and for a bona fide business purpose other than causing the release of the Obligations;
(b)the designation of such Loan Party as an Unrestricted Subsidiary in accordance with the provisions of the definition of “Unrestricted Subsidiary”;
(c)such Subsidiary becomes an Excluded Subsidiary in accordance with the provisions of the definition of “Excluded Subsidiary” (as evidenced by a notice in writing from an Officer of the Parent Borrower); or

(d)repayment of all of the Obligations (other than contingent indemnity obligations for which no claim has been made) and termination of all of the Commitments hereunder and termination or cash collateralization on terms acceptable to the applicable Issuing Bank of all Letters of Credit.
SECTION 10.13     Addition of Guarantors. The parties hereto acknowledge and agree that the Parent Borrower shall be permitted to add other direct and indirect Subsidiaries of the Parent Borrower as Guarantors under this Agreement in its discretion pursuant and subject to the provisions of Section 5.16, and that any such addition shall be effectuated by such Subsidiary and other applicable parties executing a joinder agreement and other documents required by the Administrative Agent in form and substance satisfactory to the Administrative Agent (and shall not be deemed an amendment of this Agreement).
SECTION 10.14    Limitation.
(a)Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Article X shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the amount of all Obligations; and (ii) the amount that could be claimed by the Administrative Agent and the other Secured Parties from such Guarantor under this Article X without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar foreign or domestic statute or common law after taking into account, among other things, such Loan Party’s right of contribution and indemnification from each other Guarantor under Section 10.02.
(b)On the basis of the judgments LG Darmstadt, 25.4.2013 − 16 O 195/12, OLG Frankfurt a. M., 8.11.2013 − 24 U 80/13 A, BGH, 10.1.2017 – II ZR 94/15 and BGH, 21.3.2017 – II ZR 93/16, the respective directors (Geschäftsführer) of the German Borrower and/or each German Guarantor have assessed the financing concept provided for in connection with the Loan Documents and are satisfied by its robustness and that at the time of providing any guarantee, indemnity or collateral a full compensation and reimbursement claim (vollwertiger Gegenleistungs- und Rückgewähranspruch) in the sense of Section 57 of the German Stock Corporation Act (“AktG”) exists (“Management Assessment”). In the case, however, that during the lifetime of this Agreement, the directors of the German Borrower and/or a German Guarantor will suffer a personal liability in the case of a demand under the guarantee and indemnity, the Administrative Agent and the Lenders hereby agree to limit the guarantee and indemnity in order to avoid a personal liability of the directors of that German Guarantor.
(c)Guarantee Limitations Germany.
(i)The parties hereto agree that no director (Vorstand), manager, and other person holding a similar position shall incur any personal liability resulting from the granting or enforcement of any security granted under this Agreement or any guarantee and any other liability, indemnity or other payment obligation under or in connection with this Agreement or any other Loan Document. Therefore, the parties hereto agree to limit the enforcement of such security, guarantee, other liability, indemnity or other payment obligation under or in connection with this Agreement and/or any other Loan Document (but only if and to the extent required) in order to protect a director (Vorstand), managing director, and other person holding a similar position of the German Borrower and/ or a German Guarantor from such liability.

(ii)Therefore, to the extent the German Borrower secures, guarantees or indemnifies any obligations under this Agreement or any other provision of the Loan Documents of any of its holding companies or affiliates (other than a subsidiary of the German Borrower), the granting of such guarantees, security and/or indemnification and the enforcement of the respective obligations of that German Borrower and/ or of that German Guarantor under this Agreement (or any other (relevant provision of the) Loan Documents) shall be limited to the amount that would not (A) constitute a repayment of the contributions (Rückgewähr der Einlagen) of the shareholders of that German Guarantor or (B) otherwise be in violation of Section 57 AktG.
(iii)Nothing in this Section 10.14(c) shall prevent the Administrative Agent or the German Borrower from claiming in court that payments under and/or an enforcement of any of the security, guarantee, indemnity or other obligations do or do not fall within the scope of Section 57 AktG and/or any other provision that may be relevant from time to time. The German Borrower and each German Guarantor agrees that a later retraction or change of the Management Assessment by the respective German Borrower or each German Guarantor may not be the basis of any limitations set out in this Section 10.14(c) (unless in case of any changes in law or jurisprudence) and each German Borrower and each German Guarantor waives such defense.
(iv)Nothing in this Section 10.14(c) shall constitute a waiver (Verzicht) of any right granted under this Agreement or any other Loan Document to the Administrative Agent or any Lender or Issuing Bank or vice versa.
(v)The parties hereto agree already now that this Section 10.14(c) shall be amended as required or advisable in case of any changes in law or jurisprudence. In addition, in case of an accession by any additional party to this Agreement, the respective accession document will, if required, include limitation language.
(vi)Notwithstanding anything to the contrary in this Agreement, this Section 10.14(c) and any rights and/or obligations arising out of it shall be governed by, and construed in accordance with, German law.
SECTION 10.15    Keepwell Agreement. Each Qualified ECP Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder to honor all of its obligations under this Guaranty in respect of Swap Contracts (provided, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations and all other amounts payable under this Agreement shall have been paid in full and all Commitments have terminated or expired or been cancelled. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.
VAREX IMAGING CORPORATION, as the Parent Borrower
By: /s/ Shubham Maheshwari
Name: Shubham Maheshwari
Title: Chief Financial Officer
VAREX IMAGING WEST, LLC, as a U.S. Borrower
By: /s/ David Van Woerkom
Name: David Van Woerkom
Title: Treasurer
VAREX IMAGING DEUTSCHLAND AG, as the German Borrower
By: /s/ Dirk Shimmelschulze
Name: Dirk Shimmelschulze
Title: Member of the Management Board
SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

VAREX IMAGING INVESTMENTS B.V., as a Guarantor, represented by
By: /s/ Shubham Maheshwari
Name: Shubham Maheshwari
Title: Director
VAREX IMAGING HOLDINGS, INC., as a Guarantor
By: /s/ David Van Woerkom
Name: David Van Woerkom
Title: Treasurer
VAREX IMAGING WEST HOLDINGS, INC., as a Guarantor
By: /s/ David Van Woerkom
Name: David Van Woerkom
Title: Treasurer
VIRTUAL MEDIA INTEGRATION, LLC, as a Guarantor
By: VAREX IMAGING CORPORATION, its sole member
By: /s/ David Van Woerkom
Name: David Van Woerkom
Title: Treasurer

SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

ZIONS BANCORPORATION, N.A.
DBA ZIONS FIRST NATIONAL BANK, as a Lender, a Swingline Lender and an Issuing Bank, and as the Administrative Agent
By: /s/ Jason Shurtleff
Name: Jason Shurtleff
Title: Senior Vice President
SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By: /s/ Heidi V. Barta
Name: Heidi Barta
Title: Vice President
SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Joe Fahey
Name: Joe Fahey
Title: Duly Authorized Signatory
SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ John P. Levesque
Name: John P. Levesque
Title: Managing Director
SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

UMB BANK, N.A.,
as a Lender
By: /s/ Ben Johnson
Name: Ben Johnson
Title: Sr. Vice President
SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

BANK OF MONTREAL,
as a Lender
By: /s/ Helen Alvarez-Hernandez
Name: Helen Alvarez-Hernandez
Title: Managing Director
BANK OF MONTREAL CHICAGO BRANCH,
as a Lender
By: /s/ Joseph Nicolay
Name: Joseph Nicolay
Title: Vice President
SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

CITIZENS BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Mark Guyeski
Name: Mark Guyeski
Title: Senior Vice President
SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

KEYBANK NATIONAL ASSOCIATION,
as a Lender
By: /s/ Tenille Ingle
Name: Tenille Ingle
Title: Senior Vice President
SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

OLD NATIONAL BANK,
as a Lender
By: /s/ Elizabeth Vosnos
Name: Elizabeth Vosnos
Title: Senior Vice President
SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

HSBC BANK USA N.A.,
as a Lender
By: /s/ David Sanders
Name: David Sanders
Title: SVP
SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

FIRST HORIZON BANK,
as a Lender
By: /s/ Will Machmer
Name: Will Machmer
Title: SVP
SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

WELLS FARGO BANK, N.A.,
as a Lender
By: /s/ Ashley Griffith
Name: Ashley Griffith
Title: Vice President

SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT

SCHEDULE 1.10
AGREED SECURITY PRINCIPLES
1.Agreed Security Principles.

a.The guarantees and security to be provided by members of the Group (as defined below) incorporated, formed or organized in jurisdictions other than (i) the United States, any state or territory thereof or the District of Columbia, (ii) the Netherlands, (iii) Germany or (iv) England and Wales (collectively, the “Day One Jurisdictions”) will be given in accordance with the principles set out below (the “Agreed Security Principles”); provided that, notwithstanding the foregoing, the Group and the Administrative Agent shall give due regard to the Agreed Security Principles with respect to the provision of any guarantees or security after the Closing Date by any member of the Group incorporated, formed or organized in a Day One Jurisdiction.

b.The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and security from Parent Borrower and its Subsidiaries (collectively, the “Group”). In particular (without limitation):

i.general legal and statutory limitations, regulatory requirements or restrictions, financial assistance, corporate benefit, capital maintenance rules, liquidity protection rules, fraudulent preference, “earnings stripping”, “controlled foreign corporation” and “thin capitalization” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may prevent or limit a member of the Group from providing a guarantee or security or may require that the guarantee or security be limited in amount or otherwise (including, without limitation, by limitation language). If any such limit applies, the guarantees and security provided will be limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management (a guarantee or security interest will not be required if giving such guarantee or taking such security would expose the directors of the relevant company to a potential risk of personal liability);

ii.a key factor in determining whether or not a guarantee or security shall be taken is the applicable cost (including material adverse tax consequences or adverse effects on interest deductibility and stamp duty, notarization and registration fees) which shall not, at the determination of Parent Borrower (acting reasonably), be disproportionate to the benefit to the Secured Parties of obtaining such guarantee or security;

iii.the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit to the Secured Parties of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties;

iv.where there is material incremental cost involved in creating security over all assets owned by a Loan Party in a particular category, the principle stated at paragraph (b)(ii) above shall apply and, where it is agreed that such security is to be given at all, only the material assets in that category shall be subject to security;

v.it is acknowledged that in certain jurisdictions it may be either impossible or impractical or would, at the determination of Parent Borrower (acting reasonably), unduly disrupt the business of the Loan Party concerned to grant a guarantee or create security over certain categories of assets in which event a guarantee will not be granted and/or security will not be taken over such assets, as applicable;

vi.any assets subject to contracts, leases, licenses, or other third party arrangements which may prevent those assets from being charged (or assets which, if charged, would give a third party a right to terminate or otherwise amend or condition any rights, benefits and/or obligations with respect to a member of the Group and/or such assets or require any member of the Group to take any action materially adverse to any member of the Group) will be excluded from any relevant security document provided that commercially reasonable efforts to obtain consent to charging any such assets (if charging such assets is required by this Agreement) shall be used by the Group if the relevant asset is material to the Group;

vii.members of the Group will not be required to give guarantees or enter into security documents or have their shares pledged if it is not within the legal capacity of the relevant members of the Group or if the same would conflict with the fiduciary duties of a director (or other officer) of a member of the Group or contravene any legal prohibition, contractual restriction or regulatory condition or would result in (or in a risk of) personal or criminal liability on the part of any director or officer; provided that the relevant member of the Group shall use commercially reasonable efforts to overcome any such legal or regulatory obstacle;

viii.the giving of a guarantee, the granting of or perfection of security will not be required if it would, at the determination of Parent Borrower (acting reasonably), substantially restrict the ability of the relevant Loan Party to conduct its operations and business in the ordinary course as otherwise permitted by this Agreement (including by way of imposing any restriction or practical limitation on the ability of the Group to enter into leasing or a similar arrangement otherwise permitted by the terms of this Agreement);

ix.to the extent possible all security will be granted in favor of the Collateral Agent and not the secured creditors individually. “Parallel debt” provisions will be used where necessary and will included in this Agreement and not the individual security documents;

x.no action will be required to be taken in relation to any guarantee or security where any secured creditor transfers or assigns its Commitments or Loans at the time owing to it. Unless otherwise specified in this Agreement, the Loan Parties will not be liable for any fees, costs, taxes or expenses in relation to any re-registration, re-notarization or other requirement for perfection or protection of security or guarantees on transfers or assignments by Lenders;

xi.if security is granted over intellectual property rights, the Loan Party may deal with such rights in the ordinary course of its business including disposing of them or allowing them to lapse, in each case, to the extent immaterial and no registration or perfection action will be required in relation to such rights and no registration or other perfection steps shall be required in respect of such intellectual property rights until an Event of Default has occurred (and is continuing) under the relevant security document;

xii.additional guarantee limitations may be included in any joinder where required in connection with the accession of a member of the Group as an additional Guarantor;

xiii.no guarantees or security will be required in jurisdictions other than the United States (including any state or territory thereof and the District of Columbia), England and Wales, Germany and the Netherlands; provided that the Parent Borrower may notify the Administrative Agent that it intends to provide guarantees or security in a Whitelist Jurisdiction other than those listed in this paragraph (b)(xiii);

xiv.no guarantee or security given or granted by a member of the Group shall guarantee or secure any Excluded Swap Obligation of such member of the Group;
xv.guarantees and security will not be required from or over, or over the assets of, any joint venture or similar arrangement or any minority interest;
xvi.security over a member of the Group’s shares will, if determined by Parent Borrower (acting reasonably) to be necessary to avoid adverse tax consequences, be limited to security over 65% (or such lower number as Parent Borrower determines (acting reasonably) to be necessary to avoid adverse tax consequences) of such Person’s shares;

xvii.certain supervisory board, works council, regulator or regulatory board (or equivalent), or another external body's or Person's consent may be required to enable a member of the Group to provide a guarantee or security. Such guarantee and/or security shall not be required unless such consent has been received; provided that reasonable efforts have been used by the Parent Borrower and relevant member of the Group to obtain the relevant consent to the extent permissible by law and regulation and such consent has no material adverse impact on relationships with third parties; and

xviii.any security document will only be required to be notarized and/or registered under local law in order for the relevant security to be created, to become effective or to be admissible in evidence.

c.If necessary or advisable to comply with any local law rules (including, without limitation, French law rules) on financial assistance and corporate benefit, guarantees and security to be provided by any Loan Party shall not secure (i) all or part of the amounts made available under this Agreement to finance the acquisition of that Loan Party in whole or in part, and (ii) more than the part of the Loans proceeds made available (whether directly or through intercompany loans) to that Loan Party and/or its direct or indirect Subsidiaries.

2.Terms of Collateral Documents.

a.The following principles will be reflected in the terms of any security taken as part of this transaction:

i.security will not be enforceable or crystallize until an Event of Default has occurred and is continuing or (if required by local law) any Event of Default arising from a non-payment has occurred and is continuing or any secured obligations have become due and payable, and, where required or customary, prior written notice of enforcement will be provided;

ii.notification of security over bank accounts will be given to the bank holding the account where required to create a perfected security interest (provided that this is not inconsistent with the Group retaining control over and the ability to use freely the balance of any account) and there will be no “fixed” security over cash, cash equivalents, receivables, investments or bank accounts nor will there be any blocked bank accounts until an Event of Default has occurred. Any security over bank accounts shall be subject to any prior security, set-off or equivalent rights in favor of the account bank created either at law or under its standard terms and conditions; provided that the relevant Loan Party shall use commercially reasonable efforts to obtain a waiver of such prior rights. Notwithstanding the foregoing, other springing control agreements shall be required in accordance with the terms of this Agreement.

Unless an Event of Default has occurred and is continuing, the Group shall have complete discretion to move and deal with cash, Cash Equivalents, receivables, investments and bank accounts, provided that in doing so it does not otherwise breach the terms of this Agreement and any other Loan Documents;

iii.the security documents shall only operate as instruments creating a security interest rather than to impose new commercial obligations;

iv.in respect of any share security:

1.unless an Event of Default has occurred and is continuing, the security providers shall be permitted to retain and to exercise voting rights to any shares charged by them in a manner which does not adversely affect the validity or enforceability of the security interest and the security providers shall be permitted to receive payment of dividends and other payments and retain and use them for any purpose not prohibited under this Agreement and any other Loan Documents;

2.security over shares will, where possible, automatically charge any further shares issued;

3.where customary and applicable as a matter of law following the granting of any share security over certificated shares, as soon as reasonably practicable thereafter (taking into account any stamping or other transfer requirements), the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Collateral Agent; and

4.if required under local law, security over shares will be registered subject to these Agreed Security Principles;

v.other than in respect of customary filings and registrations, the Collateral Agent shall be able to exercise any power of attorney granted to it under the security documents only if an Event of Default has occurred and is continuing;

vi.the security documents shall not operate so as to prohibit or restrict any transaction, matter or step not prohibited or restricted by this Agreement and any other Loan Documents or any dealings in the shares or assets subject to the security document; the security documents will permit the disposal of and other dealings in shares and assets where it is not prohibited under this Agreement and any other Loan Documents and to the extent not already contained in an intercreditor or subordination agreement, or where required under local law included in the security document, will include assurances that the Collateral Agent will do all things reasonably requested to release security, give consent to dealings or similar steps in respect of assets or shares the subject of such disposal;

vii.unless otherwise agreed by Parent Borrower and the Administrative Agent, no security will be taken over any subsidiary incorporated in any Excluded Jurisdiction or any assets thereof;

viii.no security will be taken over bank accounts, stock, moveable plant, equipment, vehicles, intellectual property or receivables if it would require labelling, segregation, periodic listing, notification or acknowledgment prior to an Event of Default, mapping or specification of such bank accounts, stock, plant, equipment, vehicles or receivables;

ix.the security documents will not contain separate provisions for default or penalty interest, tax, gross-up or indemnity or any indemnification for loss, costs, damages or liabilities that are more onerous or extensive than the equivalent provisions in this Agreement;

x.in the security documents there will be no imposition of new commercial obligations and no repetition of clauses set out in this Agreement such as those relating to notices, costs and expenses (except in security documents requiring notarization), indemnities, tax gross up, distribution of proceeds and release of security if the relevant Loan Party is a party to this Agreement, and, in case the relevant Loan Party is not a party to this Agreement, such clauses shall be substantially consistent with those in this Agreement; representations and undertakings shall be included in the security documents only to the extent relevant under local law to the creation, perfection, priority or enforcement of the security interest expressed to be created thereby (and including, to the extent required, representations to the legal and beneficial ownership of the assets over which it purports to grant security) or to the extent prescribed to be included under such local law; provided that such representations and undertakings shall not be more onerous than those included in this Agreement, unless otherwise expressly required by local law to protect or preserve the relevant security interest;

xi.each security document should contain a clause which records that if there is a conflict between the security document and this Agreement or with any applicable intercreditor agreement then (to the extent permitted by law) the provisions of this Agreement or (as applicable) such intercreditor agreement will take priority over the provisions of the security document; and

xii.unless customary under local law, only one set of security documents will be taken for all secured creditors.

3.Release of Security and Guarantees.

With respect to Collateral or Guarantees granted by any Loan Party, unless required by local law, the circumstances in which the Collateral or Guarantee, as applicable, shall be released should not be dealt with in individual Collateral Documents but shall, except to the extent required by local law, be the same as those set out in this Agreement.